Exhibit 99.1

ITEM 6.	Selected Financial Data

You should read the following selected financial data in conjunction with our Consolidated Financial Statements and the notes thereto included in Item 8 of this Annual Report on Form 10-K. Certain revenue and expense amounts have been revised to reflect the disposition of real estate during 2007 and prior years which have been reclassified as discontinued operations, for the periods presented, in accordance with SFAS No. 144.

	As of and For the Years Ended December 31,
	2006	2005	2004	2003	2002
Operating Data
Rental income	$405,952	$310,915	$218,733	$177,090	$162,356
Interest expense	136,544	100,431	61,979	57,498	68,195
General, administrative and professional fees	26,136	25,075	18,124	16,432	14,766
Income from continuing operations	125,964	119,122	93,537	89,935	31,218
Discontinued operations	5,466	11,461	27,363	72,818	34,488
Net income	131,430	130,583	120,900	162,753	65,706
Per Share Data
Income per common share from continuing operations, basic	$1.21	$1.25	$1.12	$1.13	$0.45
Net income per common share, basic	$1.26	$1.37	$1.45	$2.05	$0.95
Income per common share from continuing operations, diluted	$1.20	$1.24	$1.11	$1.12	$0.44
Net income per common share, diluted	$1.25	$1.36	$1.43	$2.03	$0.93
Dividends declared per common share	$1.58	$1.44	$1.30	$1.07	$0.95
Other Data
Net cash provided by operating activities	$238,867	$223,764	$149,958	$137,366	$116,385
Net cash (used in) provided by investing activities	(481,974)	(615,041)	(298,695)	159,701	(34,140)
Net cash provided by (used in) financing activities	242,712	389,553	69,998	(217,418)	(98,386)
FFO (1)	249,668	213,203	150,322	152,631	84,083
Balance Sheet Data
Real estate investments, at cost	$3,707,837	$3,027,896	$1,512,211	$1,090,181	$1,221,406
Cash and cash equivalents	1,246	1,641	3,365	82,104	2,455
Total assets	3,253,800	2,639,118	1,126,935	812,850	895,780
Senior notes payable and other debt	2,329,053	1,802,564	843,178	640,562	707,709

(1)	We consider funds from operations (“FFO”) an appropriate measure of performance of an equity REIT, and we use the National Association of Real Estate Investment Trusts (“NAREIT”) definition of FFO. NAREIT defines FFO as net income (computed in accordance with GAAP, excluding gains or losses from sales of real estate property, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. FFO presented herein is not necessarily comparable to FFO presented by other real estate companies due to the fact that not all real estate companies use the same definition. FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of our financial performance or as an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is FFO indicative of sufficient cash flow to fund all of our needs. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Funds from Operations” included in Item 7 of this Annual Report on Form 10-K.

ITEM 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of the consolidated results of operations and financial condition of Ventas, Inc. (together with its subsidiaries, unless otherwise indicated or except where the context otherwise requires, “we,” “us” or “our”). You should read this discussion in conjunction with our Consolidated Financial Statements and the notes thereto included in Item 8 of this Annual Report on Form 10-K. This Management’s Discussion and Analysis will help you understand:

•	Key transactions that we completed in 2006;

•	Our critical accounting policies and estimates;

•	Our results of operations for the last three years;

•	Our liquidity and capital resources; and

•	Our funds from operations.

Key Transactions in 2006

During 2006, we completed the following key transactions:

•	We acquired 64 senior care properties located in 15 states in a transaction valued at $602.4 million, and entered into a master lease agreement with a new tenant, Senior Care, Inc. (“Senior Care”).

•	We acquired eight seniors housing communities from two existing tenants in five separate transactions valued at $74.3 million.

•

We exercised our election to increase aggregate base rental under the four master lease agreements (the “Kindred Master Leases”) between us and Kindred Healthcare, Inc. (together with its subsidiaries, “Kindred”) by $33.1 million per year pursuant to the Rent Reset contained in the Kindred Master Leases, resulting in new aggregate annual base rental on the 225 properties we lease to Kindred of $239.0 million.

•

We entered into a $500.0 million unsecured revolving credit facility initially priced at 75 basis points over LIBOR, replacing our previous $300.0 million secured revolving credit facility that was priced at 145 basis points over LIBOR.

•	We issued $225.0 million of 6 3/4% unsecured senior notes, maturing on April 1, 2017, and $230.0 million of 3 7/8% convertible unsecured senior notes, maturing on November 15, 2011.

Critical Accounting Policies and Estimates

Our Consolidated Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), which requires us to make estimates and judgments about future events that affect the reported amounts in the financial statements and the related disclosures. We believe that the following critical accounting policies, among others, affect our more significant estimates and judgments used in the preparation of our financial statements. For more information regarding our critical accounting policies, please see “Note 2—Summary of Significant Accounting Policies” of the Notes to Consolidated Financial Statements included in Item 8 of this Annual Report on Form 10-K.

Long-Lived Assets

Investments in real estate properties are recorded at cost. We account for acquisitions using the purchase method. The cost of the properties acquired is allocated among tangible land, buildings and equipment and recognized intangibles based upon estimated fair values in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations.” We estimate fair values of the components of assets acquired as of the acquisition date or engage a third party appraiser as necessary. Recognized intangibles, if any, include the value of acquired lease contracts and related customer relationships.

Our method for determining fair value varies with the categorization of the asset acquired. We estimate the fair value of buildings on an as-if-vacant basis, and depreciate the building value over the estimated remaining life of the building. We determine the allocated value of other fixed assets based upon the replacement cost and depreciate such value over their estimated remaining useful lives. We determine the value of land either based on real estate tax assessed values in relation to the total value of the asset, internal analyses of recently acquired and existing comparable properties within our portfolio or third party appraisals. The fair value of in-place leases, if any, reflects (i) above and below market leases, if any, determined by discounting the difference between the estimated current market rent and the in-place rentals, the resulting intangible asset of which is amortized to rental revenue over the remaining life of the associated lease plus any fixed rate renewal periods, if applicable, (ii) the estimated value of the cost to obtain tenants, including tenant allowances, tenant improvements and leasing commissions, which is amortized over the remaining life of the associated lease, and (iii) an estimated value of the absorption period to reflect the value of the rents and recovery costs foregone during a reasonable lease-up period, as if the acquired space was vacant, which is amortized over the remaining life of the associated lease. We also estimate the value of tenant or other customer relationships acquired by considering the nature and extent of existing business relationships with the tenant, growth prospects for developing new business with such tenant, such tenant’s credit quality, expectations of lease renewals with such tenant, and the potential for significant, additional future leasing arrangements with such tenant. We amortize such value, if any, over the expected term of the associated arrangements or leases, which would include the remaining lives of the related leases and any expected renewal periods.

Impairment of Long-Lived Assets

We periodically evaluate our long-lived assets, primarily consisting of our investments in real estate, for impairment indicators in accordance with SFAS No. 144, “Accounting for the Impairment and Disposal of Long-Lived Assets.” If indicators of impairment are present, we evaluate the carrying value of the related real estate investments in relation to the future undiscounted cash flows of the underlying operations and adjust the net book value of leased properties and other long-lived assets to fair value if the sum of the expected future cash flows and sales proceeds is less than book value. An impairment loss is recognized at the time we make any such determination. Future events could occur which would cause us to conclude that impairment indicators exist and an impairment loss is warranted. We did not record any impairment charges for the years ended December 31, 2006, 2005 and 2004.

Loans and Other Amounts Receivable from Third Parties

We evaluate the collectibility of loans and other amounts receivable from third parties based on a number of factors, including (i) corporate and facility-level financial and operations reports, (ii) compliance with the financial covenants set forth in the borrowing or lease agreement, (iii) the financial stability of the applicable borrow or tenant and any guarantor and (iv) the payment history of the borrower or tenant. Our level of reserves, if any, for loans and other amounts receivable from third parties fluctuates depending upon all of the factors previously mentioned.

Revenue Recognition

Certain of our leases, excluding the Kindred Master Leases, but including the majority of our leases with subsidiaries of Brookdale Senior Living Inc. (together with its subsidiaries, which include Brookdale Living Communities, Inc. and Alterra Healthcare Corporation, “Brookdale Senior Living”), provide for periodic and determinable increases in base rent. Base rental revenues under these leases are recognized on a straight-line basis over the term of the applicable lease. Income on our straight-line revenue is recognized when collectibility is reasonably assured. In the event we determine that collectibility of straight-line revenue is not reasonably assured, we establish an allowance for estimated losses. Recognizing rental income on a straight-line basis results in recognized revenue exceeding cash amounts contractually due from our tenants during the first half of the term for leases that have straight-line treatment.

Certain of our other leases, including the Kindred Master Leases, provide for an annual increase in rental payments only if certain revenue parameters or other contingencies are met. We recognize the increased rental revenue under these leases only if the revenue parameters or other contingencies are met rather than on a straight-line basis over the term of the applicable lease. We recognize income from rent, lease termination fees and other income once all of the following criteria are met in accordance with Securities and Exchange Commission (the “Commission”) Staff Accounting Bulletin 104: (i) the agreement has been fully executed and delivered; (ii) services have been rendered; (iii) the amount is fixed or determinable; and (iv) the collectibility is reasonably assured.

Stock-Based Compensation

In December 2004, the Financial Accounting Standards Board issued SFAS No. 123(R), “Share-Based Payment” (“SFAS No. 123(R)”), which is a revision to SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”). SFAS No. 123(R) supersedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB Opinion No. 25”). Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123, except that SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative under SFAS No. 123(R).

As required, we adopted the provisions of this accounting standard on January 1, 2006. We applied the modified-prospective transition method of adoption in which compensation cost is recognized beginning on the date we adopted the accounting standard for all share-based payments granted after the adoption date and for all awards granted to employees prior to the adoption date that remain unvested on the adoption date. See “Note 10—Stock-Based Compensation” of the Notes to Condensed Consolidated Financial Statements regarding the effect the adoption of SFAS No. 123(R) had on our consolidated financial statements.

Gain on Sale of Facilities

We recognize sales of facilities only upon the closing of the transaction with the purchaser. Payments received from purchasers prior to closing are recorded as deposits and classified as other assets in the consolidated balance sheet. Gains on facilities sold are recognized using the full accrual method upon closing when the collectibility of the sales price is reasonably assured, we are not obligated to perform significant activities after the sale to earn the profit, we have received adequate initial investment from the buyer, and other profit recognition criteria have been satisfied. Gains may be deferred in whole or in part until the sales satisfy the requirements of gain recognition on sales of real estate under SFAS No. 66, “Accounting for Sales of Real Estate.”

Fair Value of Derivative Instruments

The valuation of derivative instruments requires us to make estimates and judgments that affect the fair value of the instruments. Fair values for our derivatives are verified with a third party consultant. Such amounts and the recognition of such amounts in the financial statements are subject to significant estimates which may change in the future.

Results of Operations

The tables below show our results of operations for each year and the absolute and percentage change in those results from year to year.

Years Ended December 31, 2006 and 2005

	Year Ended December 31,		Change
	2006	2005	$	%
	(Dollars in thousands)
Revenues:
Rental income	$405,952	$310,915	$95,037	30.6%
Interest income from loans receivable	7,014	5,001	2,013	40.3
Interest and other income	2,886	3,268	(382)	(11.7)

Total revenues	415,852	319,184	96,668	30.3
Expenses:
Interest	136,544	100,431	36,113	36.0
Depreciation and amortization	117,172	85,319	31,853	37.3
Property-level operating expenses	3,171	2,576	595	23.1
General, administrative and professional fees (including non-cash stock-based compensation expense of $3,046 and $1,971 for the years ended 2006 and 2005, respectively)	26,136	25,075	1,061	4.2
Loss on extinguishment of debt	1,273	1,376	(103)	(7.5)
Rent reset costs	7,361	—	7,361	nm
Reversal of contingent liability	(1,769)	—	(1,769)	nm
Net gain on swap breakage	—	(981)	981	nm
Net proceeds from litigation settlement	—	(15,909)	15,909	nm
Contribution to charitable foundation	—	2,000	(2,000)	nm

Total expenses	289,888	199,887	90,001	45.0

Operating income	125,964	119,297	6,667	5.6
Net loss on real estate disposals	—	(175)	175	nm

Income from continuing operations	125,964	119,122	6,842	5.7
Discontinued operations	5,466	11,461	(5,995)	nm

Net income	$131,430	$130,583	$847	0.6%

nm - not meaningful

Revenues

Rental income included in discontinued operations was $12.5 million and $14.6 million for the years ended December 31, 2006 and 2005, respectively. The increase in our 2006 rental income, including rental income allocated to discontinued operations, reflects the recognition of (i) $11.3 million in additional rent relating to the properties acquired during 2006 ($7.0 million relates to the Senior Care acquisition), (ii) $58.9 million in additional rent relating to the full year effect in 2006 of properties acquired during 2005 ($46.4 million relates to the Provident acquisition), (see “Note 5—Acquisitions” of the Notes to Consolidated Financial Statements), (iii) $15 million of rental income resulting from the Rent Reset under the Kindred Master Leases, (iv) a $6.8 million increase in rent from Kindred resulting from the 3.5% annual escalator under the Kindred Master Leases effective May 1, 2006 (prior to the Rent Reset) and (v) $1.7 million of additional rental income resulting from rent escalations on various other properties.

Interest income from loans receivable, which includes amortization of deferred fees, increased $2.0 million in 2006 primarily as a result of a bridge loan issued to affiliates of the seller of the Senior Care properties, which bore interest at a rate of approximately 10.4% during the time the loan remained outstanding. We recognized approximately $3.4 million of interest income from this loan, which was repaid upon consummation of the Senior Care transaction in November 2006. This was partially offset by a net decrease of $1.7 million from interest income in connection with a $17.0 million mezzanine loan made to Trans Healthcare, Inc. (“THI”) in 2002, as this loan was repaid in full in March 2006. See “Note 7—Loans Receivable” of the Notes to Consolidated Financial Statements.

Expenses

Interest expense includes $3.3 million and $3.9 million of amortized deferred financing costs for the years ended December 31, 2006 and 2005, respectively. Interest expense included in discontinued operations was $4.5 million and $5.8 million for the years ended December 31, 2006 and 2005, respectively. Total interest expense, including interest allocated to discontinued operations, increased $34.9 million in 2006 over 2005, primarily due to $40.7 million of additional interest expense due to increased debt to fund acquisitions made during 2006, partially offset by a $5.8 million decrease from lower effective interest rates. Our effective interest rate decreased to 7.3% for the year ended December 31, 2006, from 7.6% for the year ended December 31, 2005.

Depreciation and amortization expense increased primarily due to the properties acquired during 2006 and 2005. See “Note 5—Acquisitions” of the Notes to Consolidated Financial Statements.

The increase in general, administrative and professional fees is attributable primarily to the expensing of stock options as a result of our adoption of SFAS No. 123(R) at the beginning of 2006.

In April 2006, we refinanced our previous $300.0 million secured revolving credit facility and entered into a $500.0 million unsecured revolving credit facility, resulting in a loss from extinguishment of debt of $1.3 million primarily related to the write-off of unamortized deferred financing costs. In December 2005, we paid off our commercial mortgage backed securitires (“CMBS”) loan and incurred a loss on extinguishment of debt of $1.4 million primarily related to the write-off of unamortized deferred financing costs.

In connection with the Kindred Rent Reset process, we incurred approximately $7.4 million of one-time costs which we expensed during 2006. These costs included fees of the final appraisers and third party experts, consulting fees and legal fees and expenses.

During 2006, we were notified by the Internal Revenue Service that it had completed its audit of our 2001 federal tax return with no additional tax being due. Accordingly, we reversed into income a previously recorded $1.8 million tax liability related to uncertainties surrounding the outcome of this audit. See “Note 12—Commitments and Contingencies” of the Notes to Condensed Consolidated Financial Statements.

As a result of anticipated lower variable rate debt balances due to the payoff of our CMBS loan in December 2005, we entered into an agreement with the counterparty to our interest rate swap to reduce the notional amount of the swap to $100.0 million, from $330.0 million, for its remaining term in exchange for a payment to the counterparty of approximately $2.3 million. In addition, we recognized $3.3 million of a previously deferred gain recorded in connection with our 1999 transaction to shorten the maturity of a separate interest rate swap.

During 2005, we settled our previously disclosed litigation against Sullivan & Cromwell LLP and received net proceeds of $15.9 million, after payment of expenses in connection with the settlement. See “Note 14—Litigation” of the Notes to Consolidated Financial Statements.

With $2.0 million of the net proceeds received from the litigation settlement, we established and funded the Ventas Charitable Foundation, Inc. (the “Foundation”) in 2005. The Foundation is used to support charitable and philanthropic causes important to the communities in which we operate and to our employees.

Discontinued Operations

The decrease in discontinued operations is a result of the sale of one facility in 2005 for $9.9 million in net cash proceeds and a recognized net gain on the sale of $5.1 million. In addition, the tenant paid us lease termination fees of approximately $0.2 million. Discontinued operations in 2005 includes the net income of 23 properties sold, whereas the discontinued operations in 2006 includes the net income from 22 properties sold. See “Note 6—Dispositions” of the Notes to Consolidated Financial Statements.

Years Ended December 31, 2005 and 2004

	Year Ended December 31,		Change
	2005	2004	$	%
	(Dollars in thousands)
Revenues:
Rental income	$310,915	$218,733	$92,182	42.1%
Interest income from loans receivable	5,001	2,958	2,043	69.1
Interest and other income	3,268	987	2,281	231.1

Total revenues	319,184	222,678	96,506	43.3
Expenses:
Interest	100,431	61,979	38,452	62.0
Depreciation and amortization	85,319	46,331	38,988	84.2
Property-level operating expenses	2,576	1,337	1,239	92.7
General, administrative and professional fees (including non-cash stock-based compensation expense of $1,971 and $1,664 for the years ended 2005 and 2004, respectively)	25,075	18,124	6,951	38.4
Loss on extinguishment of debt	1,376	1,370	6	0.4
Net gain on swap breakage	(981)	—	(981)	nm
Net proceeds from litigation settlement	(15,909)	—	(15,909)	nm
Contribution to charitable foundation	2,000	—	2,000	nm

Total expenses	199,887	129,141	70,746	54.8

Operating income	119,297	93,537	25,760	27.5
Net loss on real estate disposals	(175)	—	(175)	nm

Income from continuing operations	119,122	93,537	25,585	27.4
Discontinued operations	11,461	27,363	(15,902)	(58.1)

Net income	$130,583	$120,900	$9,683	8.0%

nm - not meaningful

Revenues

Rental income included in discontinued operations was $14.6 million and $15.6 million for the years ended December 31, 2005 and 2004, respectively. The increase in our 2005 rental income, including rental income allocated to discontinued operations, reflects the recognition of (i) $59.5 million in additional rent relating to the Provident acquisition in 2005 and $26.4 million in additional rent relating to the full year effect in 2005 of properties acquired during 2004 and the annual escalators in 2005 (see “Note 5—Acquisitions” of the Notes to Consolidated Financial Statements) and (ii) a $6.7 million increase in rent from Kindred resulting from the 3.5% annual escalator under the Kindred Master Leases effective May 1, 2005.

Interest income from loans receivable, which includes amortization of deferred fees, increased $2.0 million in 2005 primarily as a result of interest income in connection with a $17.0 million mezzanine loan made to THI in 2002, of which $4.0 million principal amount remained outstanding at December 31, 2005, and interest income on the six first mortgage loans made in 2005. During 2005, we invested $21.4 million in a portfolio of eight distressed mortgage loans, on which we earned interest of $1.0 million. As of December 31, 2005, the balance on the distressed mortgage loans portfolio had been repaid in its entirety.

The increase in interest and other income primarily relates to $1.3 million of fees associated with our investment in the portfolio of eight distressed mortgage loans described above and $0.8 million related to the recovery in 2005 of a previously written-off receivable.

Expenses

Interest expense includes $3.9 million of amortized deferred financing costs for each of the years ended December 31, 2005 and 2004. Interest expense included in discontinued operations was $5.8 million and $5.2 million for the years ended December 31, 2005 and 2004, respectively. Total interest expense, including interest allocated to discontinued operations, increased $39.0 million in 2005 over 2004, primarily due to $49.9 million of additional interest expense due to increased debt to fund acquisitions made during 2005, partially offset by a $10.9 million decrease from lower effective interest rates. Our effective interest rate decreased to 7.6% for the year ended December 31, 2005 from 8.4% for the year ended December 31, 2004.

Depreciation and amortization expense increased primarily due to the properties acquired during 2005. See “Note 5—Acquisitions” of the Notes to Consolidated Financial Statements.

The increase in property-level operating expenses relates solely to a full year of activity for the seven medical office buildings acquired during 2004 and the acquisition of two medical office buildings in the first quarter of 2005.

The increase in general, administrative and professional fees is attributable to costs associated with growth in our asset base, our initiative to develop and market our strategic diversification program, engage in comprehensive asset management, comply with regulatory requirements such as the Sarbanes-Oxley Act of 2002, and to attract and retain appropriate personnel to achieve our business objectives.

In December 2005, we paid off our CMBS loan and incurred a loss from extinguishment of debt of $1.4 million primarily related to the write-off of unamortized deferred financing costs. In September 2004, we refinanced indebtedness under our prior credit agreement at lower interest rates and incurred a loss from extinguishment of debt of $1.4 million related to the write-off of unamortized deferred financing costs.

As a result of anticipated lower variable rate debt balances due to the payoff of our CMBS loan in December 2005, we entered into an agreement with the counterparty to our interest rate swap to reduce the notional amount of the swap to $100.0 million, from $330.0 million, for its remaining term in exchange for a payment to the counterparty of approximately $2.3 million. In addition, we recognized $3.3 million of a previously deferred gain recorded in connection with our 1999 transaction to shorten the maturity of a separate interest rate swap.

During the fourth quarter of 2005, we settled our previously disclosed litigation against Sullivan & Cromwell LLP and received net proceeds of $15.9 million, after payment of expenses in connection with the settlement. See “Note 14—Litigation” of the Notes to Consolidated Financial Statements.

With $2.0 million of the net proceeds received from the litigation settlement, we established and funded the Foundation in 2005.

Discontinued Operations

The decrease in discontinued operations is a result of a lower net gain on the sale of properties in 2005. Discontinued operations in 2004 includes the net income of 25 properties sold, whereas the discontinued operations in 2005 includes only the net income from 23 properties sold.

In 2005, we completed the sale of one facility for $9.9 million in net cash proceeds and recognized a net gain on the sale of $5.1 million. In addition, the tenant paid us lease termination fees of approximately $0.2 million. In 2004, we completed the sale of two facilities for $21.1 million in net cash proceeds and recognized a net gain on the sale of $19.4 million. In addition, the tenant paid us lease termination fees approximating $0.5 million. The net gains and lease termination fees are included in discontinued operations for the respective years in which the dispositions occurred. See “Note 6—Dispositions” of the Notes to Consolidated Financial Statements.

Funds from Operations

Our funds from operations (“FFO”) for the five years ended December 31, 2006 are summarized in the following table:

	For the Year Ended December 31,
	2006	2005	2004	2003	2002
	(In thousands)
Net income	$131,430	$130,583	$120,900	$162,753	$65,706
Adjustments:
Depreciation on real estate assets	115,788	84,877	45,943	36,681	35,466
Loss (gain) on real estate disposals	—	175	—	—	(64)
Other items:
Discontinued operations:
Gain on sale of real estate	—	(5,114)	(19,428)	(51,781)	(23,450)
Depreciation on real estate assets	2,450	2,682	2,907	4,978	6,425

FFO	$249,668	$213,203	$150,322	$152,631	$84,083

Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. To overcome this problem, we consider FFO an appropriate measure of performance of an equity real estate investment trust (“REIT”) and we use the National Association of Real Estate Investment Trusts (“NAREIT”) definition of FFO. NAREIT defines FFO as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of real estate property, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

FFO presented herein is not necessarily comparable to FFO presented by other real estate companies due to the fact that not all real estate companies use the same definition. FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of our financial performance or as an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is FFO necessarily indicative of sufficient cash flow to fund all of our needs. We believe that in order to facilitate a clear understanding of our consolidated historical operating results, FFO should be examined in conjunction with net income as presented in the Consolidated Financial Statements and data included elsewhere in this Annual Report on Form 10-K.

Asset/Liability Management

Asset/liability management is a key element of our overall risk management program. The objective of asset/liability management is to support the achievement of business strategies while maintaining appropriate risk levels. The asset/liability management process focuses on a variety of risks, including market risk (primarily interest rate risk) and credit risk. Effective management of these risks is an important determinant of the absolute levels and variability of FFO and net worth. The following discussion addresses our integrated management of assets and liabilities, including the use of derivative financial instruments. We do not use derivative financial instruments for speculative purposes.

Market Risk

We receive revenue primarily by leasing our assets under long-term triple-net leases in which the rental rate is generally fixed with annual escalators, subject to certain limitations. We also earn revenue from our mortgage loans. Our obligations under our revolving credit facility are floating rate obligations whose interest rate and related monthly interest payments vary with the movement in LIBOR. The general fixed nature of our assets and the variable nature of our obligations create interest rate risk. If interest rates were to rise significantly, our lease and other revenue might not be sufficient to meet our debt obligations. In order to mitigate this risk, in September 2001, we entered into an interest rate swap agreement in the original notional amount of $450.0 million to hedge floating rate debt for the period between July 1, 2003 and June 30, 2008 (the “Swap”). The Swap is treated as a cash flow hedge for accounting purposes and is with a highly rated counterparty on which we pay a fixed rate of 5.385% and receive LIBOR from the counterparty. In 2003 and 2005, due to our lower expected future variable rate debt balances, we reduced the notional amount of the Swap to $330.0 million and then to $100.0 million for the remaining term of the Swap. See “Note 8—Borrowing Arrangements” of the Notes to Consolidated Financial Statements. There are no collateral requirements under the Swap. As of December 31, 2006, the notional amount of the Swap was $100.0 million, which is scheduled to expire on June 30, 2008.

To highlight the sensitivity of the Swap and our fixed rate debt to changes in interest rates, the following summary shows the effects of a hypothetical instantaneous change of 100 basis points (BPS) in interest rates:

	As of December 31,
	2006		2005
	Swap	Fixed Rate Debt	Swap	Fixed Rate Debt
	(In thousands)
Notional amount	$100,000	N/A	$100,000	N/A
Gross book value	N/A	$2,052,293	N/A	$1,594,322
Fair value (1)	(429)	2,190,949	(1,580)	1,765,805
Fair value reflecting change in interest rates: (1)
-100 BPS	(1,725)	2,301,226	(3,847)	1,860,688
+100 BPS	830	2,088,514	634	1,677,903

(1)	The change in fair value of fixed rate debt was due to the issuance of approximately $455.0 million of fixed rate senior notes and the assumption of approximately $10.8 million of fixed rate debt as a result of our acquisitions during the year ended December 31, 2006, partially offset by a general increase in interest rates.

N/A Not applicable.

We paid $0.3 million under the Swap during the year ended December 31, 2006. Assuming that interest rates do not change, we estimate that we will pay less than $0.1 million on the Swap during the year ending December 31, 2007.

We had approximately $284.7 million and $208.2 million of variable rate debt outstanding as of December 31, 2006 and 2005, respectively. The increase in our outstanding variable rate debt from December 31, 2005 is primarily attributable to the assumption of $114.8 million of mortgage debt in conjunction with the Senior Care transaction that was repaid on January 2, 2007, offset by a reduction in our outstanding balance on the unsecured revolving credit facility. The Swap currently effectively hedges $100.0 million of our outstanding variable rate debt. Any amounts of variable rate debt in excess of $100.0 million are subject to interest rate changes. However, pursuant to the terms of certain leases with one of our tenants, if interest rates increase on certain debt that we have totaling $218.4 million as of December 31, 2006, our tenant is required to pay us additional rent (on a dollar-for-dollar basis) in an amount equal to the increase in interest expense resulting from the increased interest rates. Therefore, the increase in interest expense related to this debt is equally offset by an increase in additional rent due to us from the tenant. As of December 31, 2006, there was minimal cash flow impact from the fluctuation of interest rates on variable rate debt since we effectively hedged nearly all of our variable rate debt. The fair value of our fixed and variable rate debt is based on current interest rates at which similar borrowings could be made by us.

We may engage in additional hedging strategies in the future, depending on management’s analysis of the interest rate environment and the costs and risks of such strategies. Our market risk sensitive instruments are not entered into for trading purposes.

Credit Risk

As a result of our spin off of Kindred in May 1998 and the Provident acquisition in June 2005, we have a significant concentration of credit risk with Kindred and Brookdale Senior Living. For the years ended December 31, 2006 and 2005, Kindred accounted for $220.9 million, or 51.6% of our total revenues, and $199.1 million, or 59.8% of our total revenues, respectively, and Brookdale Senior Living accounted for $122.7 million, or 28.6% of our total revenues, and $76.2 million, or 22.9% of our total revenues, respectively. Accordingly, the financial condition of Kindred and Brookdale Senior Living and their ability to meet our rent obligations will largely determine our rental revenues and our ability to make distributions to our stockholders. In addition, any failure by Kindred or Brookdale Senior Living to effectively conduct its operations could have a material adverse effect on its business reputation or on its ability to enlist and maintain patients in its facilities. See “Risk Factors—Risks Arising from Our Business—We are dependent on Kindred and Brookdale Senior Living; Kindred’s or Brookdale Senior Living’s inability or unwillingness to satisfy its obligations under its agreements with us could significantly harm us and our ability to service our indebtedness and other obligations and to make distributions to our stockholders as required to continue to qualify as a REIT” included in Part I, Item 1A of this Annual Report on Form 10-K and “Note 4—Concentration of Credit Risk” of the Notes to Consolidated Financial Statements. We monitor our credit risk under our lease agreements with our tenants by, among other things, (i) reviewing and analyzing information regarding the healthcare industry generally, publicly available information regarding tenants, and information provided by the tenants and borrowers under our lease and other agreements, and (ii) having periodic discussions with tenants, borrowers and their representatives.

Liquidity and Capital Resources

During 2006, our principal sources of liquidity were proceeds from debt issuances, cash flow from operations, borrowings under our unsecured and previous secured revolving credit facilities, proceeds from stock option exercises, and proceeds from the Distribution Reinvestment and Stock Purchase Plan. We anticipate that cash flow from operations over the next 12 months will be adequate to fund our business operations, dividends to stockholders and debt amortization. Capital requirements for acquisitions may require funding from borrowings, assumption of debt from the seller, issuance of secured or unsecured long-term debt or other securities or equity offerings.

We intend to continue to fund future investments through cash flow from operations, borrowings under our unsecured revolving credit facility, disposition of assets (in whole or in part through joint venture arrangements with third parties) and issuance of secured or unsecured long-term debt or other securities. As of December 31, 2006, we had cash and cash equivalents of $1.2 million, escrow deposits and restricted cash of $80.0 million, and unused availability of $442.8 million under our revolving credit facility.

We expect to fund the Sunrise REIT acquisition through a fully committed bridge facility, composed of a $1.0 billion senior interim loan and a $600.0 million senior perpetual preferred stock issuance, and/or some combination of proceeds from asset sales (in whole or in part through joint venture arrangements with third parties), borrowings on our unsecured revolving credit facility, mortgage loans assumptions and other sources.

Revolving Credit Facilities

In April 2006, we entered into a $500.0 million unsecured revolving credit facility (the “Unsecured Revolving Credit Facility”). The Unsecured Revolving Credit Facility replaced our previous $300.0 million secured revolving credit facility. The Unsecured Revolving Credit Facility matures in 2009, with a one-year extension option subject to the satisfaction of certain conditions, and contains a $100.0 million “accordion feature” that permits us to increase our total borrowing capacity to $600.0 million. In February 2007, we gave notice of our intention to exercise the full amount of this accordion feature. We anticipate completing this transaction by the end of the first quarter, although there can be no assurance that it will close or, if it does, when the closing will occur.

Generally, borrowings outstanding under the Unsecured Revolving Credit Facility bear interest at a fluctuating LIBOR-based rate per annum plus an applicable percentage based on our consolidated leverage, initially 0.75%. At December 31, 2006, the applicable percentage was 0.75%. Our previous secured revolving credit facility also bore interest at a fluctuating LIBOR-based rate per annum plus an applicable percentage. The applicable percentage for the previous secured revolving credit facility was 1.45% from January 1, 2006 until its replacement in April 2006.

Convertible Senior Notes

In December 2006, we completed the offering of $230.0 million aggregate principal amount of our 3 7/8% Convertible Senior Notes due 2011 (the “Convertible Notes”). The Convertible Notes are convertible at the option of the holder (i) prior to September 15, 2011, upon the occurrence of specified events and (ii) on or after September 15, 2011, at any time prior to the close of business on the second business day prior to the stated maturity, in each case into cash up to the principal amount of the Convertible Notes and cash or shares of our common stock, at our election, in respect of any conversion value in excess of the principal amount at an initial conversion rate of 22.1867 shares per $1,000 principal amount of notes (which equates to an initial conversion price of approximately $45.07 per share). The initial conversion rate is subject to adjustment in certain circumstances, including the payment of a quarterly dividend in excess of $0.395 per share. To the extent the market price of our common stock exceeds $45.07 per share, adjusted downward in the case of quarterly dividends in excess of $0.395 per share, our earnings per share will be diluted.

Pursuant to the registration rights agreement entered into in connection with the Convertible Notes offering, we agreed to file a registration statement covering resales by the holders of shares of our common stock, if any, issued upon conversion of the Convertible Notes. We will not receive any proceeds in connection with any such resales.

Senior Notes Offerings

In September 2006, we completed the offering of $225.0 million aggregate principal amount of 6 3/4% Senior Notes due 2017 (the “2017 Senior Notes”) of Ventas Realty and Ventas Capital Corporation (collectively, the “Issuers”) at a  5/8% discount to par value.

In December 2005, we completed the offerings of $200.0 million aggregate principal amount of 6 1/2% Senior Notes due 2016 (the “2016 Senior Notes”) of the Issuers at a  1/2% discount to par value.

In June 2005, we completed the offering of $175.0 million aggregate principal amount of 6 3/4% Senior Notes due 2010 (the “2010 Senior Notes”) of the Issuers, and $175.0 million aggregate principal amount of 7 1/8% Senior Notes due 2015 (the “2015 Senior Notes”) of the Issuers. In June 2005, we also completed the offering of $50.0 million aggregate principal amount of 6 5/8% Senior Notes due 2014 (the “2014 Senior Notes”) of the Issuers, which was in addition to the $125.0 million aggregate principal amount of 2014 Senior Notes originally issued in October 2004. The additional $50.0 million aggregate principal amount of the 2014 Senior Notes was issued at a 1% discount to par value. The additional $50.0 million aggregate principal amount and the original $125.0 million aggregate principal amount of the 2014 Senior Notes are governed by the same indenture.

In April 2002, we completed the offering of $175.0 million aggregate principal amount of 8 3/4% Senior Notes due 2009 (the “2009 Senior Notes”) of the Issuers, and $225.0 million aggregate principal amount of 9% Senior Notes due 2012 (the “2012 Senior Notes”) of the Issuers. In December 2002, we purchased $0.8 million principal amount of 2009 Senior Notes and $33.2 million principal amount of 2012 Senior Notes in open market transactions.

As of December 31, 2006, $174.2 million principal amount of 2009 Senior Notes, $175.0 million principal amount of 2010 Senior Notes, $191.8 million principal amount of 2012 Senior Notes, $175.0 million principal amount of 2014 Senior Notes, $175.0 million principal amount of 2015 Senior Notes, $200.0 million principal amount of 2016 Senior Notes and $225.0 million principal amount of the 2017 Senior Notes (collectively, the “Senior Notes”) were outstanding. We and certain of our subsidiaries have fully and unconditionally guaranteed the Senior Notes.

The Unsecured Revolving Credit Facility, the Senior Notes and the Convertible Notes are subject to a number of restrictive covenants. See “Note 8—Borrowing Arrangements” of the Notes to Consolidated Financial Statements.

Pursuant to registration rights agreements entered into in connection with the 2010 Senior Notes, 2015 Senior Notes and additional 2014 Senior Notes offerings, on October 28, 2005, we completed offers to exchange the 2010 Senior Notes, 2015 Senior Notes and additional 2014 Senior Notes with new series of notes that are registered under the Securities Act of 1933, as amended (the “Securities Act”), and are otherwise substantially identical to the original 2010 Senior Notes, 2015 Senior Notes and 2014 Senior Notes, except that certain transfer restrictions, registration rights and liquidated damages do not apply to the new notes. We did not receive any additional proceeds in connection with the exchange offers.

Pursuant to the registration rights agreements entered into in connection with the 2016 Senior Notes offerings, on April 7, 2006, we completed an offer to exchange the 2016 Senior Notes with a new series of notes that are registered under the Securities Act and are otherwise substantially identical to the original 2016 Senior Notes, except that certain transfer restrictions, registration rights and liquidated damages do not apply to the new notes. We did not receive any additional proceeds in connection with the exchange offer.

Dividends

In order to continue to qualify as a REIT, we must make annual distributions to our stockholders of at least 90% of REIT taxable income (excluding net capital gain). We declared dividends greater than 100% of estimated taxable income for 2005 and intend to pay a dividend greater than 100% of taxable income for 2006.

We expect that REIT taxable income will be less than cash flow due to the allowance of depreciation and other non-cash deductions in computing REIT taxable income. Although we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the 90% distribution requirement, it is possible that from time to time we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement or we may decide to retain cash or distribute such greater amount as may be necessary to avoid income and excise taxation. If we do not have sufficient cash or liquid assets to enable us to satisfy the 90% distribution requirement, or if we desire to retain cash, we may borrow funds, issue additional equity securities, pay taxable stock dividends, if possible, distribute other property or securities or engage in a transaction intended to enable us to meet the REIT distribution requirements.

Capital Expenditures and Property Acquisitions

Except with respect to our medical office buildings and the properties we expect to acquire in connection with our proposed acquisition of Sunrise REIT, assuming the transaction closes (see “Note 18—Subsequent Events” of the Notes to Consolidated Financial Statements), capital expenditures to maintain and improve our leased properties generally will be incurred by our tenants. Accordingly, we do not believe that we will incur any major expenditures in connection with these leased properties. After the terms of the leases expire, or in the event that the tenants are unable or unwilling to meet their obligations under the leases, we anticipate that any expenditures relating to the maintenance of leased properties for which we may become responsible will be funded by cash flows from operations or through additional borrowings. To the extent that unanticipated expenditures or significant borrowings are required, our liquidity may be affected adversely. Our ability to borrow funds may be restricted in certain circumstances by the terms of the Unsecured Revolving Credit Facility and the indentures governing the Convertible Notes and the Senior Notes.

Equity Offerings

In April 2006, we filed an automatic shelf registration statement on Form S-3 with the Commission relating to the sale, from time to time, of an indeterminate amount of debt securities and related guarantees, common stock, preferred stock, depositary shares and warrants. The registration statement replaced our previous universal shelf registration statement, under which approximately $500.0 million of securities remained available for offering.

In July 2005, we completed the sale of 3,247,000 shares of our common stock in an underwritten public offering pursuant to our previous universal shelf registration statement. We received $97.0 million in net proceeds from the sale, which we used to repay indebtedness under our previous secured revolving credit facility and for general corporate purposes, including the funding of acquisitions.

In March 2004, we completed the sale of 2,000,000 shares of our common stock in an underwritten public offering pursuant to our previous universal shelf registration statement. We received $51.1 million in net proceeds from the sale, which we used to repay indebtedness under our previous secured revolving credit facility and for general corporate purposes, including the funding of acquisitions.

Other

During 2006 and 2005, we assumed facility-level mortgage debt in connection with certain property acquisitions, including the Senior Care and Provident acquisitions. See “Note 5—Acquisitions” of the Notes to Consolidated Financial Statements. Outstanding facility-level mortgage debt was approximately $734.0 million (of that amount, $114.4 million was repaid in January 2007) and $622.3 million as of December 31, 2006 and 2005, respectively.

We received proceeds on the exercises of stock options in the amounts of $6.6 million and $6.8 million for the years ended December 31, 2006 and 2005, respectively. Future proceeds on the exercises of stock options will be primarily affected by the future performance of our stock price and the number of options outstanding. Options outstanding have decreased to 1.1 million as of December 31, 2006, from 1.3 million and 1.6 million as of December 31, 2005 and 2004, respectively.

We generated net proceeds from our Distribution Reinvestment and Stock Purchase Plan of $0.8 million and $5.0 million for the years ended December 31, 2006 and 2005, respectively. In March 2005, we began offering a 1% discount on the purchase price of our stock to shareholders who reinvest their dividends and/or make optional cash purchases of common stock through the plan. Each month or quarter, as applicable, we may lower or eliminate the discount without prior notice, thereby affecting the future proceeds that we receive from this plan.

We have outstanding loans to certain current and former executive officers in the aggregate principal amount of approximately $2.5 million as of December 31, 2006, down from $2.8 million at December 31, 2005. The loans are payable over ten years beginning, in each case, on the date such loan was made. See “Note 16—Related Party Transactions” of the Notes to Consolidated Financial Statements.

Cash Flows

Cash Flows from Operating Activities

Net cash provided by operating activities totaled $238.9 million and $223.8 million for the years ended December 31, 2006 and 2005, respectively. The increase in 2006 cash flows is primarily a result of increases due to rent escalators and additional rent, net of interest expense, relating to the properties acquired during 2006 and the Rent Reset from the Kindred Master Leases.

Cash Flows from Investing Activities

Net cash used in investing activities for the year ended December 31, 2006 was $482.0 million. We invested $490.7 million in real property, which was financed through borrowings under the Unsecured Revolving Credit Facility and our previous secured revolving credit facility, the issuance of the Convertible Notes and $225.0 million of Senior Notes and cash on hand, and proceeds of $9.9 million released from escrow for use in an Internal Revenue Code Section 1031 exchange. Additionally, we invested $191.1 million in real estate loans and received proceeds from our real estate loans of $195.4 million.

Net cash used in investing activities for the year ended December 31, 2005 was $615.0 million. We invested $589.6 million in real property, which was financed through borrowings under our previous secured revolving credit facility, the issuance of $400.0 million of Senior Notes, proceeds of $97.0 million from our equity offering and cash on hand, and proceeds of $11.3 million from the sale of facilities, of which $9.9 million was held in escrow for use in an Internal Revenue Code Section 1031 exchange and subsequently released. Additionally, we invested $47.3 million in real estate loans and received proceeds from our real estate loans of $20.3 million.

Cash Flows from Financing Activities

Net cash provided by financing activities totaled $242.7 million for the year ended December 31, 2006, down from $389.6 million for the year ended December 31, 2005. The proceeds included $449.0 million from the issuance of Senior Notes and other debt and $7.5 million from the issuance of common stock upon the exercise of stock options and from our Distribution Reinvestment and Stock Purchase Plan. The uses primarily included (i) aggregate principal payments on mortgage obligations of $16.1 million, (ii) $160.6 million of cash dividend payments, (iii) payments of deferred financing costs of $4.9 million associated with the issuance of Senior Notes and (iv) net change in borrowings on the Unsecured Revolving Credit Facility and our previous secured revolving credit facility of $32.2 million.

Net cash provided by financing activities totaled $389.6 million for the year ended December 31, 2005. The proceeds included (i) $600.0 million from the issuance of Senior Notes, (ii) $102.0 million from the issuance of common stock, (iii) $50.2 million from net borrowings under our previous secured revolving credit facility and (iv) $6.8 million from the issuance of common stock upon the exercise of stock options. The uses primarily included (i) an aggregate principal payment of $212.6 million on the CMBS loan to fulfill this debt obligation, (ii) aggregate principal payments on other mortgage obligations of $19.4 million, (iii) $125.8 million of cash dividend payments and (iv) a cash payment for the Swap break of $2.3 million.

Contractual Obligations

The following table summarizes the effect that minimum debt (which includes principal and interest payments) and other material noncancelable commitments are expected to have on our cash flow in the future periods.

	Total	Less than 1 year	1-3 years (4)	3-5 years (5)	More than 5 years (6)
	(In thousands)
Long-term debt obligations (1)(2)	$3,387,525	$281,950	$700,230	$749,937	$1,655,408
Obligations under interest rate swap (2)	429	224	205	—	—
Acquisition commitments (3)	27,724	27,724	—	—	—
Operating lease obligations	1,934	692	891	351	—

Total	$3,417,612	$310,590	$701,326	$750,288	$1,655,408

(1)	Amounts represent contractual amounts due, including interest.

(2)	Interest on variable rate debt and obligations under the Swap were based on forward rates obtained as of December 31, 2006.

(3)	Includes commitments for the purchase of three seniors housing and other properties. One of these properties was acquired in an all cash transaction in January 2007 and the remaining two properties, which are part of the Senior Care acquisition, are tentatively scheduled to close in the first half of 2007.

(4)	Includes outstanding principal amounts of $174.2 million of the 2009 Senior Notes and $57.0 million of the Unsecured Revolving Credit Facility.

(5)	Includes outstanding principal amounts of $175.0 million of the 2010 Senior Notes and $230.0 million of the Convertible Notes.

(6)	Includes outstanding principal amounts of $191.8 million of the 2012 Senior Notes, $175.0 million of the 2014 Senior Notes, $175.0 million of the 2015 Senior Notes, $200.0 million of the 2016 Senior Notes and $225.0 million of the 2017 Senior Notes.

In connection with the Kindred spin off, we assigned our former third-party lease obligations and third-party guarantee agreements to Kindred. As of December 31, 2006, we believe that the aggregate exposure under our third-party lease obligations was approximately $18.6 million and that we have no material exposure under the third-party guarantee agreements. Kindred has agreed to indemnify and hold us harmless from and against all claims against us arising out of the third-party leases, and we do not expect to incur any liability under those leases. However, we cannot assure you that Kindred will have sufficient assets, income and access to financing to enable it to satisfy, or that it will continue to honor its obligations under the indemnity agreement relating to the third-party leases. See “Note 12—Commitments and Contingencies” of the Notes to Consolidated Financial Statements.

ITEM 8.	Financial Statements and Supplementary Data

Ventas, Inc.

Index to Consolidated Financial Statements and Financial Statement Schedule

MANAGEMENT REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management of Ventas, Inc. (the “Company”) is responsible for establishing and maintaining adequate internal control over financial reporting, as defined in Rule 13a-15(f) under the Securities Exchange Act of 1934, as amended. The Company’s internal control system was designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation and fair presentation of financial statements for external reporting purposes in accordance with generally accepted accounting principles in the United States.

Management, under the supervision of the Company’s Chief Executive Officer and Chief Financial Officer, assessed the effectiveness of the Company’s internal control over financial reporting based on the framework established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on this assessment, management has determined that the Company’s internal control over financial reporting as of December 31, 2006 was effective. All internal control systems, no matter how well designed, have inherent limitations. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected. Therefore, the Company’s internal control over financial reporting can provide only reasonable assurance with respect to financial statement preparation and presentation and may not prevent or detect misstatements.

Management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006, has been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report included herein, which expresses an unqualified opinion on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stockholders and Board of Directors

Ventas, Inc.

We have audited the accompanying consolidated balance sheets of Ventas, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2006. Our audits also included the financial statement schedule listed in the Index. These financial statements and schedule are the responsibility of management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ventas, Inc. at December 31, 2006 and 2005, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 2 to the consolidated financial statements, in 2006 Ventas, Inc. changed its method of accounting for stock-based compensation.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Ventas, Inc.’s internal control over financial reporting as of December 31, 2006, based on criteria established in “Internal Control-Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 16, 2007, expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Chicago, Illinois

February 16, 2007, except for Notes 6, 13

and 19 as to which the date is October 10, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Stockholders and Board of Directors

Ventas, Inc.

We have audited management’s assessment, included in the accompanying Management Report on Internal Control Over Financial Reporting, that Ventas, Inc. maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in “Internal Control—Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Ventas, Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that Ventas, Inc. maintained effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on the COSO criteria. Also, in our opinion, Ventas, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2006, and our report dated February 16, 2007 (except for Notes 6, 13 and 19 as to which the date is October 10, 2007), expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Chicago, Illinois

February 16, 2007

VENTAS, INC.

CONSOLIDATED BALANCE SHEETS

As of December 31, 2006 and 2005

(In thousands, except per share amounts)

	2006	2005
Assets
Real estate investments:
Land	$357,804	$295,363
Buildings and improvements	3,350,033	2,732,533

	3,707,837	3,027,896
Accumulated depreciation	(659,584)	(541,346)

Net real estate property	3,048,253	2,486,550
Loans receivable, net	35,647	39,924

Net real estate investments	3,083,900	2,526,474
Cash and cash equivalents	1,246	1,641
Escrow deposits and restricted cash	80,039	59,667
Deferred financing costs, net	18,415	17,581
Notes receivable-related parties	2,466	2,841
Other	67,734	30,914

Total assets	$3,253,800	$2,639,118

Liabilities and stockholders’ equity
Liabilities:
Senior notes payable and other debt	$2,329,053	$1,802,564
Deferred revenue	8,194	10,540
Accrued dividend	41,949	37,343
Accrued interest	19,929	14,418
Accounts payable and other accrued liabilities	114,405	76,540
Deferred income taxes	30,394	30,394

Total liabilities	2,543,924	1,971,799
Commitments and contingencies
Stockholders’ equity:
Preferred stock, 10,000 shares authorized, unissued	—	—
Common stock, $0.25 par value; authorized 180,000 shares; 106,137 and 103,523 shares issued at December 31, 2006 and 2005, respectively	26,545	25,927
Capital in excess of par value	766,470	692,650
Unearned compensation on restricted stock	—	(713)
Accumulated other comprehensive income (loss)	1,037	(143)
Retained earnings (deficit)	(84,176)	(50,402)

Total stockholders’ equity	709,876	667,319

Total liabilities and stockholders’ equity	$3,253,800	$2,639,118

See accompanying notes.

VENTAS, INC.

CONSOLIDATED STATEMENTS OF INCOME

For the Years Ended December 31, 2006, 2005 and 2004

(In thousands, except per share amounts)

	2006	2005	2004
Revenues:
Rental income	$405,952	$310,915	$218,733
Interest income from loans receivable	7,014	5,001	2,958
Interest and other income	2,886	3,268	987

Total revenues	415,852	319,184	222,678
Expenses:
Interest	136,544	100,431	61,979
Depreciation and amortization	117,172	85,319	46,331
Property-level operating expenses	3,171	2,576	1,337
General, administrative and professional fees (including non-cash stock-based compensation expense of $3,046, $1,971 and $1,664 for the years ended December 31, 2006, 2005 and 2004, respectively)	26,136	25,075	18,124
Rent reset costs	7,361	—	—
Reversal of contingent liability	(1,769)	—	—
Loss on extinguishment of debt	1,273	1,376	1,370
Net gain on swap breakage	—	(981)	—
Net proceeds from litigation settlement	—	(15,909)	—
Contribution to charitable foundation	—	2,000	—

Total expenses	289,888	199,887	129,141

Operating income	125,964	119,297	93,537
Net loss on real estate disposals	—	(175)	—

Income from continuing operations	125,964	119,122	93,537
Discontinued operations	5,466	11,461	27,363

Net income	$131,430	$130,583	$120,900

Earnings per common share:
Basic:
Income from continuing operations	$1.21	$1.25	$1.12
Discontinued operations	0.05	0.12	0.33

Net income	$1.26	$1.37	$1.45

Diluted:
Income from continuing operations	$1.20	$1.24	$1.11
Discontinued operations	0.05	0.12	0.32

Net income	$1.25	$1.36	$1.43

Weighted average shares used in computing earnings per common share:
Basic	104,206	95,037	83,491
Diluted	104,731	95,775	84,352

See accompanying notes.

VENTAS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

For the Years Ended December 31, 2006, 2005, and 2004

(In thousands, except per share amounts)

	Common Stock Par Value	Capital in Excess of Par Value	Unearned Compensation on Restricted Stock	Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Deficit)	Treasury Stock	Total
Balance at January 1, 2004	$20,652	$162,466	$(748)	$(18,294)	$(56,790)	$(50,971)	$56,315
Comprehensive Income:
Net income	—	—	—	—	120,900	—	120,900
Unrealized loss on interest rate swap	—	—	—	(1,965)	—	—	(1,965)
Reclassification adjustment for realized loss on interest rate swap included in net income during the year	—	—	—	11,145	—	—	11,145

Comprehensive income	—	—	—	—	—	—	130,080
Dividends to common stockholders - $1.30 per share	—	—	—	—	(109,407)	—	(109,407)
Issuance of common stock	631	63,575	—	—	—	—	64,206
Issuance of common stock for stock plans	—	(16,854)	—	—	—	34,653	17,799
Grant of restricted stock, net of forfeitures	—	(284)	(1,092)	—	—	1,400	24
Amortization of restricted stock grants	—	—	1,207	—	—	—	1,207

Balance at December 31, 2004	21,283	208,903	(633)	(9,114)	(45,297)	(14,918)	160,224
Comprehensive Income:
Net income	—	—	—	—	130,583	—	130,583
Unrealized gain on interest rate swap	—	—	—	5,754	—	—	5,754
Reclassification adjustment for realized loss on interest rate swap included in net income during the year	—	—	—	3,217	—	—	3,217

Comprehensive income	—	—	—	—	—	—	139,554
Dividends to common stockholders - $1.44 per share	—	—	—	—	(135,688)	—	(135,688)
Issuance of common stock	4,561	485,285	—	—	—	—	489,846
Issuance of common stock for stock plans	83	(1,368)	—	—	—	13,048	11,763
Grant of restricted stock, net of forfeitures	—	(170)	(1,330)	—	—	1,870	370
Amortization of restricted stock grants	—	—	1,250	—	—	—	1,250

Balance at December 31, 2005	25,927	692,650	(713)	(143)	(50,402)	—	667,319
Comprehensive Income:
Net income	—	—	—	—	131,430	—	131,430
Unrealized gain on interest rate swap	—	—	—	810	—	—	810
Reclassification adjustment for realized gain on interest rate swap included in net income during the year	—	—	—	(359)	—	—	(359)
Unrealized gain on marketable securities	—	—	—	729	—	—	729

Comprehensive income	—	—	—	—	—	—	132,610
Dividends to common stockholders - $1.58 per share	—	—	—	—	(165,204)	—	(165,204)
Issuance of common stock	427	64,573	—	—	—	—	65,000
Issuance of common stock for stock plans	191	9,545	—	—	—	170	9,906
Grant of restricted stock, net of forfeitures	—	415	—	—	—	(170)	245
Reclassification of unearned compensation on restricted stock to capital in excess of par value	—	(713)	713	—	—	—	—

Balance at December 31, 2006	$26,545	$766,470	$—	$1,037	$(84,176)	$—	$709,876

See accompanying notes.

VENTAS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2006, 2005 and 2004

(In thousands)

	2006	2005	2004
Cash flows from operating activities:
Net income	$131,430	$130,583	$120,900
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation (including amounts in discontinued operations) and amortization	119,653	88,002	49,238
Amortization of deferred financing costs	3,253	3,891	3,895
Stock-based compensation	3,046	1,971	1,664
Straight-lining of rental income	(19,963)	(14,287)	(2,462)
Amortization of deferred revenue	(2,412)	(3,497)	(2,577)
Reversal of contingent liability	(1,769)	—	—
Loss on extinguishment of debt	1,273	1,358	1,370
Gain on sale of assets (including amounts in discontinued operations)	—	(4,939)	(19,428)
Net gain on sale of marketable equity securities	(1,379)	—	—
Net gain on swap breakage	—	(981)	—
Other	488	(2,698)	(2,016)
Changes in operating assets and liabilities:
Increase (decrease) in escrow deposits and restricted cash	(29,789)	10,120	(8,965)
Increase in other assets	(11,895)	(5,396)	(102)
Increase in accrued interest	5,511	5,675	2,922
Increase in accounts payable and other liabilities	41,420	13,962	5,519

Net cash provided by operating activities	238,867	223,764	149,958
Cash flows from investing activities:
Net investment in real estate property	(490,679)	(589,552)	(323,931)
Proceeds from real estate disposals	—	1,416	21,100
Investment in loans receivable	(191,068)	(47,333)	—
Proceeds from loans receivable	195,411	20,274	3,580
Escrow funds returned from an Internal Revenue Code Section 1031 exchange	9,902	—	—
Purchase of marketable equity securities	(5,530)	—	—
Other	(10)	154	556

Net cash used in investing activities	(481,974)	(615,041)	(298,695)
Cash flows from financing activities:
Net change in borrowings under unsecured revolving credit facility	57,000	—	—
Net change in borrowings under secured revolving credit facility	(89,200)	50,200	39,000
Proceeds from debt	449,005	600,000	125,000
Repayment of debt	(16,084)	(231,988)	(67,011)
Payment of deferred financing costs	(4,876)	(9,279)	(5,350)
Issuance of common stock	831	101,964	64,206
Proceeds from stock option exercises	6,634	6,819	17,676
Payment of swap breakage fee	—	(2,320)	—
Cash distributions to stockholders	(160,598)	(125,843)	(103,523)

Net cash provided by financing activities	242,712	389,553	69,998

Net decrease in cash and cash equivalents	(395)	(1,724)	(78,739)
Cash and cash equivalents at beginning of year	1,641	3,365	82,104

Cash and cash equivalents at end of year	$1,246	$1,641	$3,365

Supplemental disclosure of cash flow information:
Interest paid including swap payments and receipts	$133,653	$100,362	$62,530
Supplemental schedule of non-cash activities:
Assets and liabilities assumed from acquisitions:
Real estate investments	$189,262	$931,571	$103,603
Escrow deposits and restricted cash	485	34,144	9,170
Other assets acquired	350	1,560	206
Debt assumed	125,633	541,174	105,627
Other liabilities	(536)	33,275	7,352
Issuance of common stock	65,000	392,826	—

See accompanying notes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Description of Business

Ventas, Inc. (together with its subsidiaries, unless otherwise indicated or except where the context otherwise requires, “we,” “us” or “our”) is a healthcare real estate investment trust (“REIT”) with a geographically diverse portfolio of seniors housing and healthcare-related properties in the United States. As of December 31, 2006, this portfolio consisted of 172 seniors housing communities, 218 skilled nursing facilities, 43 hospitals and 19 other properties in 43 states. Except with respect to our medical office buildings, we lease these properties to healthcare operating companies under “triple-net” or “absolute net” leases. Kindred Healthcare, Inc. (together with its subsidiaries, “Kindred”) leased 225 of our properties and Brookdale Senior Living Inc. (together with its subsidiaries, which include Brookdale Living Communities, Inc. (“Brookdale”) and Alterra Healthcare Corporation (“Alterra”), “Brookdale Senior Living”) leased 83 of our properties as of December 31, 2006. We also have real estate loan investments relating to seniors housing and healthcare-related third parties as of December 31, 2006.

We conduct substantially all of our business through our wholly owned subsidiaries, Ventas Realty, Limited Partnership (“Ventas Realty”) and PSLT OP, L.P. (“PSLT OP”), and ElderTrust Operating Partnership (“ETOP”), in which we own substantially all of the partnership units. Our primary business consists of financing, owning and leasing seniors housing and healthcare-related properties and leasing or subleasing those properties to third parties.

Note 2—Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include the accounts of Ventas, Inc. and all of its direct and indirect wholly and majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Accounting Estimates

The preparation of financial statements in accordance with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of rental revenues and expenses during the reporting period. Actual results could differ from those estimates.

Long-Lived Assets

Investments in real estate properties are recorded at cost. We account for acquisitions using the purchase method. The cost of the properties acquired is allocated among tangible land, buildings and equipment and recognized intangibles based upon estimated fair values in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations.” We estimate fair values of the components of assets acquired as of the acquisition date or engage a third-party appraiser as necessary. Recognized intangibles, if any, include the value of acquired lease contracts and related customer relationships.

Our method for determining fair value varies with the categorization of the asset acquired. We estimate the fair value of our buildings on an as-if-vacant basis, and depreciate the building value over the estimated remaining life of the building. We determine the allocated value of other fixed assets based upon the replacement cost and depreciate such value over their estimated remaining useful lives. We determine the value of land either based on real estate tax assessed values in relation to the total value of the asset, internal analyses of recently acquired and existing comparable properties within our portfolio or third-party appraisals. The fair value of in-place leases, if any, reflects (i) above and below market leases, if any, determined by discounting the difference between the estimated current market rent and the in-place rentals, the resulting intangible asset of which is amortized to rental revenue over the remaining life of the associated lease plus any fixed rate renewal periods, if applicable, (ii) the estimated value of the cost to obtain tenants, including tenant allowances, tenant improvements and leasing commissions, which is amortized over the remaining life of the associated lease, and (iii) an estimated value of the absorption period to reflect the value of the rents and recovery costs foregone during a reasonable lease-up period, as if the acquired space was vacant, which is amortized over the remaining life of the associated lease. We also estimate the value of tenant or other customer relationships acquired by considering the nature and extent of existing business relationships with the tenant, growth prospects for developing new business with such tenant, such tenant’s credit quality, expectations of lease renewals with such tenant, and the potential for significant, additional future leasing arrangements with such tenant. We amortize such value, if any, over the expected term of the associated arrangements or leases, which would include the remaining lives of the related leases and any expected renewal periods.

Fixtures and equipment, with a net book value of $108.8 million and $131.4 million at December 31, 2006 and 2005, respectively, is included in net real estate property on the Consolidated Balance Sheets. Depreciation is recorded on the straight-line basis, using estimated useful lives ranging from 20 to 50 years for buildings and improvements and three to ten years for fixtures and equipment.

Impairment of Long-Lived Assets

We periodically evaluate our long-lived assets, primarily consisting of our investments in real estate, for impairment indicators in accordance with SFAS No. 144 “Accounting for the Impairment and Disposal of Long-Lived Assets.” If indicators of impairment are present, we evaluate the carrying value of the related real estate investments in relation to the future undiscounted cash flows of the underlying operations. We adjust the net book value of leased properties and other long-lived assets to fair value, if the sum of the expected future cash flows and sales proceeds is less than book value. An impairment loss is recognized at the time we make any such determination. Future events could occur which would cause us to conclude that impairment indicators exist and an impairment loss is warranted. We did not record any impairment charges for the years ended December 31, 2006, 2005 and 2004.

Loans and Other Amounts Receivable from Third Parties

Loans receivable are stated at the unpaid principal balance net of any deferred origination fees. Net deferred origination fees are comprised of loan fees collected from the borrower net of certain direct costs. Net deferred origination fees are amortized over the contractual life of the loan using the level yield method. Interest income on the loans receivable is recorded as earned. We evaluate the collectibility of loans and other amounts receivable from third parties based on, a number of factors, including (i) corporate and facility-level financial and operational reports, (ii) compliance with the financial covenants set forth in the borrowing or lease agreement (iii) the financial stability of the applicable borrower or tenant and any guarantor and (iv) the payment history of the borrower or tenant. Our level of reserves, if any, for loans and other amounts receivable from third parties fluctuates depending upon all of the factors previously mentioned. No reserves were recorded against our loans receivable balance at December 31, 2006 and 2005.

Cash Equivalents

Cash equivalents consist of highly liquid investments with a maturity date of three months or less when purchased. These investments are stated at cost which approximates fair value.

Escrow Deposits and Restricted Cash

Escrow deposits consist of amounts held by lenders or us to provide for future real estate tax and insurance expenditures and tenant improvements. Restricted cash represents amounts committed for security deposits paid to us by third parties and cash restricted due to mortgages insured by the U.S. Department of Housing and Urban Development (“HUD”) financing requirements on certain properties.

Deferred Financing Costs

Deferred financing costs are amortized as a component of interest expense over the terms of the related borrowings using a method that approximates a level yield, and are net of accumulated amortization of approximately $7.5 million and $5.9 million at December 31, 2006 and 2005, respectively. Approximately $3.3 million of amortized costs were included in interest expense for the year ended December 31, 2006, and $3.9 million for each of the years ended December 31, 2005 and 2004.

Marketable Equity Securities

We record marketable equity securities as available-for-sale in accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” These securities are recorded at fair market value, with unrealized gains and losses recorded in stockholder’s equity as a component of accumulated other comprehensive income on the Consolidated Balance Sheets. Gains or losses on securities sold are based on the specific identification method and reported in interest and other income on the Consolidated Statements of Income. During the year ended December 31, 2006, we realized gains of $1.4 million related to the sale of various securities. Proceeds from the sale of the securities were received in January 2007 in the amount of $5.0 million, which was recorded as a receivable in other assets on the Consolidated Balance Sheet as of December 31, 2006. There were no gains or losses realized for the years ended December 31, 2005 and 2004.

Derivative Instruments

As discussed in “Note 8—Borrowing Arrangements,” we use derivative instruments to protect against the risk of interest rate movements on future cash flows under our variable rate debt agreements. Derivative instruments are reported at fair value on the Consolidated Balance Sheets. Changes in the fair value of derivatives deemed to be eligible for hedge accounting are reported in accumulated other comprehensive income exclusive of ineffectiveness amounts which are reported in interest expense. As of December 31, 2006, a $0.8 million net unrealized gain on the derivatives is included in accumulated other comprehensive loss. Changes in fair value of derivative instruments that are not eligible for hedge accounting are reported in the Consolidated Statements of Income. See “Note 9—Fair Values of Financial Instruments.” Fair values of derivative instruments are verified with a third-party consultant.

Fair Values of Financial Instruments

The following methods and assumptions were used in estimating fair value disclosures for financial instruments.

•	Cash and cash equivalents: The carrying amount of cash and cash equivalents reported in the Consolidated Balance Sheets approximates fair value because of the short maturity of these instruments.

•

Loans receivable: The fair value of loans receivable is estimated by discounting the future cash flows using the current interest rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

•

Notes receivable-related parties: The fair value of the notes receivable-related parties is estimated using a discounted cash flow analysis, using interest rates being offered for similar loans to borrowers with similar credit ratings.

•	Interest rate swap agreement: The fair value of the interest rate swap agreement is based on rates being offered for similar arrangements which consider forward yield curves and discount rates.

•

Senior notes payable and other debt: The fair values of borrowings under fixed rate agreements are estimated by discounting the future cash flows using current interest rates at which similar borrowings could be made by us.

Revenue Recognition

Certain of our leases, excluding the Kindred Master Leases (as defined below) but including the majority of our leases with Brookdale Senior Living, provide for periodic and determinable increases in base rent. Base rental revenues under these leases are recognized on a straight-line basis over the terms of the applicable lease. Income on our straight-line revenue is recognized when collectibility is reasonably assumed. In the event we determine that collectibility of straight-line revenue is not reasonably assured, we establish an allowance for estimated losses. Recognizing rental income on a straight-line basis results in recognized revenue exceeding cash amounts contractually due from our tenants during the first half of the term for leases that have straight-line treatment. The cumulative excess is included in other assets, net of allowances on our Consolidated Balance Sheets and totaled $37.1 million and $17.2 million at December 31, 2006 and 2005, respectively.

Certain of our other leases, including the Kindred Master Leases, provide for an annual increase in rental payments only if certain revenue parameters or other contingencies are met. We recognize the increased rental revenue under these leases only if the revenue parameters or other contingencies are met rather than on a straight-line basis over the term of the applicable lease. We recognize income from rent, lease termination fees and other income once all of the following criteria are met in accordance with the Securities and Exchange Commission (the “Commission”) Staff Accounting Bulletin 104: (i) the agreement has been fully executed and delivered; (ii) services have been rendered; (iii) the amount is fixed or determinable; and (iv) the collectibility is reasonably assured.

Stock-Based Compensation

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123(R), “Share-Based Payment” (“SFAS No. 123(R)”), which is a revision to SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”). SFAS No. 123(R) supersedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB Opinion No. 25”). Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123, except that SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative under SFAS No. 123(R). We adopted SFAS No. 123(R) on January 1, 2006. See “Note 10—Stock-Based Compensation.”

Gain on Sale of Facilities

We recognize sales of facilities only upon the closing of the transaction with the purchaser. Payments received from purchasers prior to closing are recorded as deposits and classified as other assets in the Consolidated Balance Sheets. Gains on facilities sold are recognized using the full accrual method upon closing when the collectibility of the sales price is reasonably assured, we are not obligated to perform significant activities after the sale to earn the profit, we have received adequate initial investment from the buyer, and other profit recognition criteria have been satisfied. Gains may be deferred in whole or in part until the sales satisfy the requirements of gain recognition on sales of real estate under SFAS No. 66, “Accounting for Sales of Real Estate.”

Federal Income Tax

As we have elected to be treated as a REIT under the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), no provision has been made from federal income tax purposes. See “Note 11—Income Taxes.”

Discontinued Operations

The results of operations and gain/(loss) on real estate properties sold or held for sale are reflected in the Consolidated Statements of Income as “discontinued operations” for all periods presented. Interest expense allocated to discontinued operations has been estimated based on a proportional allocation of rental income among all of our properties.

Segment Reporting

We operate through one reportable segment: investment in real estate. Our primary business consists of financing, owning and leasing seniors housing and healthcare-related properties and leasing or subleasing those properties to third parties. Substantially all of our leases are triple-net leases, which require the tenants to pay all property-related expenses. With the exception of our medical office buildings, we do not operate our properties nor do we allocate capital to maintain the properties. Substantially all depreciation and interest expense reflected in the Consolidated Statements of Income relate to the ownership of our investment in real estate.

Recently Issued Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This statement defines fair value and provides guidance for measuring fair value and the necessary disclosures. This statement does not require any new fair value measurements, but rather applies to all other accounting pronouncements that require or permit fair value measurements. SFAS No. 157 will be effective for us beginning January 1, 2008. We have not yet determined the impact, if any, the adoption of this new accounting pronouncement is expected to have on our Consolidated Financial Statements.

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). FIN 48 clarifies the accounting for income taxes when it is uncertain how an income or expense item should be treated on an income tax return. FIN 48 describes when an uncertain tax item should be recorded in the financial statements and for how much and provides guidance on recording interest and penalties and accounting and reporting for income taxes in interim periods. FIN 48 was effective beginning January 1, 2007. We are evaluating FIN 48 and have not yet determined the impact the adoption will have on our Consolidated Financial Statements.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation.

Note 3—Revenues from Properties

Approximately 51.6%, 59.8% and 81.5% of our total revenues for the years ended December 31, 2006, 2005 and 2004, respectively, were derived from our four master lease agreements with Kindred (the “Kindred Master Leases”).

On June 7, 2005, we completed the acquisition of Provident Senior Living Trust (“Provident”) (see “Note 5—Acquisitions”), which leased all of its properties to affiliates of Brookdale and Alterra. In September 2005, Brookdale was combined, through a series of mergers, with Alterra under a new holding company, Brookdale Senior Living. As a result of this acquisition, Brookdale Senior Living became a significant source of our total revenues. Approximately 28.6% and 22.9% of our total revenues for the years ended December 31, 2006 and 2005, respectively, were derived from our lease agreements with Brookdale Senior Living.

Each of Kindred and Brookdale Senior Living is subject to the reporting requirements of the Commission and is required to file with the Commission annual reports containing audited financial information and quarterly reports containing unaudited financial information. The information related to Kindred and Brookdale Senior Living contained or referred to in this Annual Report on Form 10-K is derived from filings made by Kindred or Brookdale Senior Living, as the case may be, with the Commission or other publicly available information, or has been provided to us by Kindred or Brookdale Senior Living. We have not verified this information either through an independent investigation or by reviewing Kindred’s or Brookdale Senior Living’s public filings. We have no reason to believe that this information is inaccurate in any material respect, but we cannot assure you that all of this information is accurate. Kindred’s and Brookdale Senior Living’s filings with the Commission can be found at the Commission’s website at www.sec.gov. We are providing this data for informational purposes only, and you are encouraged to obtain Kindred’s and Brookdale Senior Living’s publicly available filings from the Commission.

Kindred Master Leases and Rent Reset Process

Each of the Kindred Master Leases is a triple-net lease pursuant to which Kindred is required to pay all insurance, taxes, utilities, maintenance and repairs related to the properties. The properties leased to Kindred pursuant to the Kindred Master Leases are grouped into renewal bundles, with each bundle containing a varying number of diversified properties. All properties within a bundle have primary terms ranging from ten to 15 years, commencing May 1, 1998, and, provided certain conditions are satisfied, are subject to three five-year renewal terms. Seven bundles containing 64 facilities are scheduled to expire on April 30, 2008 if not renewed by Kindred on or before April 30, 2007. Kindred has stated that “disciplined M&A analysis [is] being applied by Kindred to evaluate each bundle.”

Under each Kindred Master Lease, the aggregate annual rent is referred to as Base Rent (as defined in the applicable Kindred Master Lease). Base Rent escalates on May 1 of each year at a specified rate over the Prior Period Base Rent (as defined in the applicable Kindred Master Lease) contingent upon the satisfaction of the specified facility revenue parameters.

On May 9, 2006, we initiated our one-time right under each of the Kindred Master Leases to increase the annual rent on the 225 properties we lease to Kindred to “Fair Market Rental” levels effective July 19, 2006, using a predetermined process described in the Kindred Master Leases.

On October 6, 2006, the final appraisers designated by us and Kindred determined that the aggregate Fair Market Rental for our properties is approximately $239.0 million, representing an annualized increase of $33.1 million over the existing Base Rent under the Kindred Master Leases. The final appraisers also specified that the market annual rent escalator is 2.7% under Kindred Master Leases 1, 3 and 4. Under Kindred Master Lease 2, the annual rent escalation will be based on year-over-year changes in the Consumer Price Index, with a floor of 2.25% and a ceiling of 4%. Annual rental escalations under all of the Kindred Master Leases are contingent upon certain facility revenue parameters being satisfied.

On October 12, 2006, we exercised our election to increase aggregate Base Rent under all four Kindred Master Leases by $33.1 million per year, as determined by the final appraisers, and paid to Kindred a $4.6 million reset fee, as required by the Kindred Master Leases. The $4.6 million reset fee is being amortized on a pro-rata facility-by-facility basis through the end of the facility’s initial lease term. Amortization for the period from July 19, 2006 through December 31, 2006 was approximately $0.7 million. Under the terms of the Kindred Master Leases, the new, increased Base Rent was effective as of July 19, 2006, and the revised rent escalators will apply commencing May 1, 2007. During 2006, we recognized $15.0 million in rental income for the additional rent resulting from the Rent Reset under the Kindred Master Leases for the period from July 19, 2006 through December 31, 2006.

In connection with the Rent Reset process, we incurred approximately $7.4 million of one-time costs which we expensed during 2006. These costs included fees of the final appraisers and third party experts, consulting fees and legal fees and expenses. This expense is reflected as rent reset costs on our Condensed Consolidated Statements of Income for the year ended December 31, 2006.

Brookdale Senior Living Leases

Each of our leases with subsidiaries of Brookdale Senior Living is a triple-net lease pursuant to which the tenant is required to pay all insurance, taxes, utilities, maintenance and repairs related to the properties. In addition, the tenants are required to comply with the terms of the mortgage financing documents affecting the properties. Our leases with Brookdale have primary terms of 15 years, commencing either January 28, 2004 (in the case of 15 “Grand Court” properties we acquired in early 2004) or October 19, 2004 (in the case of the properties we acquired in connection with the Provident acquisition), and, provided certain conditions are satisfied, are subject to two ten-year renewal terms. Our leases with Alterra also have primary terms of 15 years, commencing either October 20, 2004 or December 16, 2004 (both in the case of properties we acquired in connection with the Provident acquisition), and, provided certain conditions are satisfied, are subject to two five-year renewal terms.

Under the terms of the Brookdale leases assumed in connection with the Provident acquisition, Brookdale is obligated to pay base rent, which escalates on January 1 of each year, by an amount equal to the lesser of (i) four times the percentage increase in the Consumer Price Index during the immediately preceding year or (ii) 3%. Under the terms of the Brookdale leases with respect to the “Grand Court” properties, Brookdale is obligated to pay base rent, which escalates on February 1 of each year, by an amount equal to the greater of (i) 2% or (ii) 75% of the increase in the Consumer Price Index during the immediately preceding year. Under the terms of the Alterra leases, Alterra is obligated to pay base rent, which escalates either on January 1 or November 1 of each year by an amount equal to the lesser of (i) four times the percentage increase in the Consumer Price Index during the immediately preceding year or (ii) 2.5%. We recognize rent revenue under the Brookdale and Alterra leases on a straight-line basis. See “Note 12—Commitments and Contingencies.”

The future contracted minimum rentals, excluding contingent rent escalations, but with straight-line rents where applicable, for all of our leases are as follows (table has not been updated to reflect discontinued operations treatment for properties sold during the first six months of 2007):

	Kindred	Brookdale Senior Living	Other	Total
	(In thousands)
2007	$238,971	$103,676	$115,687	$458,334
2008	195,750	106,509	116,316	418,575
2009	174,139	109,421	113,894	397,454
2010	93,144	112,415	112,898	318,457
2011	52,646	115,491	112,238	280,375
Thereafter	70,195	1,021,913	789,440	1,881,548

Total	$824,845	$1,569,425	$1,360,473	$3,754,743

Note 4—Concentration of Credit Risk

As of December 31, 2006, approximately 27.4% and 37.4% of our properties, based on their original cost, were operated by Kindred and Brookdale Senior Living, respectively, and approximately 62.8% and 25.7% of our properties, based on their original cost, were seniors housing properties and skilled nursing facilities, respectively. Our remaining properties consist of hospitals, medical office buildings and other properties. Our properties are located in 43 states, with properties in two states accounting for more than 10% of total revenues for the years ended December 31, 2006 and 2005. For the year ended December 31, 2004, properties in only one state accounted for more than 10% of total revenues.

Because we lease a substantial portion of our properties to Kindred and Brookdale Senior Living and Kindred and Brookdale Senior Living are the primary source of our total revenues, their financial condition and ability and willingness to satisfy their obligations under their respective leases and certain other agreements with us will significantly impact our revenues and our ability to service our indebtedness and to make distributions to our stockholders. We cannot assure you that Kindred or Brookdale Senior Living will have sufficient assets, income and access to financing to enable it to satisfy its obligations under its respective leases and other agreements with us, and any inability or unwillingness or its part to do so would have a material adverse effect on our business, financial condition, results of operations and liquidity, on our ability to service our indebtedness and on our ability to make distributions to our stockholders as required to maintain our status as a REIT.

Note 5—Acquisitions

The following is a summary of our more significant acquisitions in 2006, 2005 and 2004. The primary reason for these acquisitions was to invest in seniors housing and healthcare properties with an expected yield on investment, as well as to diversify our properties and revenue base and reduce our dependence on Kindred for rental revenue.

Senior Care

On November 7, 2006, we completed the acquisition of all of the outstanding equity interests of VSCRE Holdings, LLC (“VSCRE”) and all of the issued and outstanding beneficial interests of IPC AL Real Estate Investment Trust (“IPC”) in a transaction with SCRE Investments, Inc. (“SCRE”) and IPC Equity Holdings Limited. The aggregate consideration for the transaction was $602.4 million, consisting of approximately $422.6 million in cash, the assumption of $114.8 million of mortgage debt that was repaid in January 2007 and 1,708,279 shares of our common stock.

IPC and VSCRE, an entity recently formed for the purpose of acquiring real estate assets prior to its acquisition by us, consist of a portfolio of 64 senior care properties, comprised of four separate asset groups previously owned by 14 different predecessor entities. As a result of the consummation of the transaction, we, through IPC and VSCRE, acquired 40 assisted living communities, four multi-level retirement communities, 18 skilled nursing facilities and two rehabilitation hospitals in 15 states.

Following the acquisition of IPC and VSCRE, the 64 properties are being leased to affiliates of Senior Care, Inc. (“Senior Care”), an affiliate of SCRE, pursuant to the terms of a triple-net master lease having an initial term of 15 years and two five-year extensions. The tenants’ obligations under the master lease are guaranteed, directly or indirectly, by the tenants’ parent, Senior Care Operations Holdings, LLC, and its parent, Senior Care. At December 31, 2006, the aggregate annualized contractual cash rent expected from the Senior Care properties was $46.8 million.

In connection with this acquisition, we have committed to purchase two additional assisted living communities for approximately $18.5 million subject to approval of HUD of the loan assumptions by us relating to $9.0 million of mortgage debt encumbering those assets and satisfaction of certain other conditions. We expect to acquire these two assets in the first half of 2007.

Other 2006 Acquisitions

During 2006, we acquired eight seniors housing communities in five separate transactions for an aggregate purchase price of $74.3 million, including assumed debt of $10.8 million at the time of the acquisitions. The seniors housing communities are leased under triple-net leases, each having initial terms ranging from ten to 15 years and initially providing aggregate, annual cash base rent of approximately $6.2 million, subject to escalation as provided in the leases.

Provident

On June 7, 2005, we completed the acquisition of Provident in a transaction valued at approximately $1.2 billion. Provident was formed as a Maryland real estate investment trust in March 2004 and owned seniors living properties located in the United States. Pursuant to the Provident acquisition, we acquired 68 independent and assisted living facilities in 19 states comprised of approximately 6,819 residential living units, all of which are leased to affiliates of Brookdale and Alterra pursuant to triple-net leases with renewal options. As of December 31, 2006, the aggregate annualized contractual cash rent expected from the Provident properties was approximately $89.2 million.

We funded the cash portion of the purchase price for the Provident acquisition, which was approximately $231.0 million, and repaid all outstanding borrowings under Provident’s credit facility at closing from a combination of net proceeds from the sale of $350.0 million aggregate principal amount of senior notes issued by Ventas Realty and a wholly owned subsidiary, Ventas Capital Corporation (collectively, the “Issuers”), and borrowings under our revolving credit facility. Additionally, we issued approximately 15.0 million shares of our common stock and share equivalents to Provident equity holders as part of the purchase price for the Provident acquisition. We also assumed approximately $459.4 million of property-level mortgage debt.

Other 2005 Acquisitions

During 2005, we acquired 23 seniors housing communities, an adjacent parcel of land and one hospital for an aggregate purchase price of $278.2 million, including assumed debt of $74.4 million at the time of the acquisitions. The seniors housing communities and the hospital are leased under triple-net leases, each having initial terms ranging from ten to 15 years and initially providing aggregate, annual cash base rent of approximately $23.9 million, subject to escalation as provided in the leases.

Also during 2005, we acquired three medical office buildings for an aggregate purchase price of $13.0 million, including assumed debt of $7.3 million at the time of the acquisitions. These buildings are leased to various tenants under leases having various remaining terms and initially providing aggregate, annual cash base rent of approximately $1.7 million, subject to escalation as provided in the leases. We have engaged third parties to manage the operations of the medical office buildings.

2004 Acquisitions

In February 2004, we acquired all of the outstanding common shares of ElderTrust in an all-cash transaction valued at $184.0 million. At the close of the ElderTrust transaction, ElderTrust had approximately $33.5 million in unrestricted and restricted cash. After transaction costs, the net investment of the ElderTrust transaction was approximately $160.0 million. The ElderTrust transaction added 18 properties to our portfolio. The ElderTrust properties are leased to various operators under leases having remaining terms at the time of the acquisition primarily ranging from four to 11 years and initially providing aggregate, annual cash base rent of approximately $16.4 million, subject to escalation as provided in the leases. Concurrent with the consummation of the ElderTrust transaction, we also purchased all of the limited partnership units in ETOP then held by third parties at $12.50 per unit, other than 31,455 Class C Units in ETOP (which remain outstanding). ETOP owns directly or indirectly all of the ElderTrust properties.

During 2004, we acquired 15 independent and assisted living properties for an aggregate purchase price of $157.4 million. We lease these properties to affiliates of Brookdale pursuant to a master lease containing ten properties and five separate single property leases, all of which are triple-net leases guaranteed by Brookdale having an initial term of 15 years and initially providing aggregate, annual cash base rent of approximately $14.5 million, subject to escalation as provided in the leases.

Additionally, during 2004 we acquired four seniors housing communities and two skilled nursing facilities for an aggregate purchase price of $93.3 million. The properties are leased under triple-net leases, having initial terms of ten to 15 years and providing aggregate, annual cash base rent of approximately $8.9 million, subject to escalation as provided in the leases.

We also acquired five medical office buildings, for an aggregate purchase price of $15.9 million. These buildings are leased to various tenants under leases having remaining terms ranging from four to six years and initially providing for aggregate, annual cash base rent of approximately $1.9 million, subject to escalation as provided in the leases. We have engaged third parties to manage the operations of the medical office buildings.

Estimated Fair Value

The transactions completed during the year ended December 31, 2006 were accounted for under the purchase method. The following table summarizes the preliminary estimated fair values of the assets acquired and liabilities assumed at the date of acquisition. Such estimates are subject to refinement as additional valuation information is received.

	Senior Care	Other	Total
	(In thousands)
Land	$57,420	$5,016	$62,436
Buildings and improvements	548,643	69,339	617,982
Escrow deposits and restricted cash	—	485	485

Total assets acquired	606,063	74,840	680,903
Notes payable and other debt	114,785	10,848	125,633
Other liabilities	—	13	13

Total liabilities assumed	114,785	10,861	125,646

Net assets acquired	491,278	63,979	555,257
Total equity issued	65,000	—	65,000

Total cash used	$426,278	$63,979	$490,257

Unaudited Pro Forma

The following table illustrates the effect on net income and earnings per share as if we had consummated our 2006, 2005 and 2004 acquisitions and our issuances of common stock as of the beginning of each of the three years ended December 31, 2006:

	For the Year Ended December 31,
	2006	2005	2004
	(In thousands, except per share amounts)
Revenues	$453,911	$429,804	$418,655
Expenses	320,457	291,698	304,567
Income from continuing operations	133,454	137,931	114,088
Net income	138,920	149,392	141,451
Earnings per common share:
Basic:
Income from continuing operations	$1.26	$1.32	$1.10
Net income	$1.31	$1.42	$1.36
Diluted:
Income from continuing operations	$1.25	$1.31	$1.09
Net income	$1.31	$1.41	$1.35
Weighted average shares used in computing earnings per common share:
Basic	105,914	104,861	103,862
Diluted	106,439	105,599	104,723

Note 6—Dispositions

Pursuant to SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, we present separately, as discontinued operations, in all periods the results of operations for all assets disposed of on or after January 1, 2002. Results are reflective of dispositions through June 30, 2007.

On June 30, 2007, we completed the sale of 22 facilities to Kindred. We did not make any dispositions during the year ended December 31, 2006. In 2005, we completed the sale of one seniors housing property for approximately $9.9 million in net cash proceeds and recognized a net gain on sale of approximately $5.1 million. In addition, the tenant paid us a lease termination fee of approximately $0.2 million. These net proceeds were held in escrow for use in an Internal Revenue Code Section 1031 exchange at December 31, 2005 and released back to us during 2006, as no like-kind exchange was consummated. In 2004, we completed the sale of two facilities for $21.1 million in net cash proceeds and recognized a net gain on the sale of $19.4 million. In addition, the tenant paid us lease termination fees approximating $0.5 million.

The components of discontinued operations are outlined below and include the results of operations for the respective periods that we owned such assets during each of the years ended December 31, 2006, 2005 and 2004.

	2006	2005	2004
	(In thousands)
Revenues:
Rental income	$12,497	$14,641	$15,570
Interest and other income	—	165	500

	12,497	14,806	16,070
Expenses:
Interest	4,550	5,777	5,228
Depreciation and amortization	2,481	2,682	2,907

	7,031	8,459	8,135

Income before gain on sale of real estate assets	5,466	6,347	7,935
Gain on sale of real estate assets	—	5,114	19,428

Discontinued operations	$5,466	$11,461	$27,363

For the properties sold during the first six months of 2007, the investment in real estate, net of accumulated depreciation, at December 31, 2006 was $42.9 million.

Note 7—Loans Receivable

During 2005, we extended three first mortgage loans in the aggregate principal amount of $25.9 million. The loans accrue interest at a rate of 9% per annum and provide for monthly amortization of principal with balloon payment maturity dates ranging from February to April 2010. Each loan is guaranteed by an affiliate of the borrower and its two principals.

Also during 2005, we invested in a portfolio of eight distressed mortgage loans with eight separate borrowers for an aggregate purchase price of $21.4 million. As of December 31, 2005, our investment in the portfolio was satisfied by the buy-out of the applicable distressed mortgage loans in an amount equal to our investment in these loans. In conjunction with these buy-outs, we extended three first mortgage loans in an aggregate principal amount of $10.5 million. The new first mortgage loans accrue interest at a rate of 9% per annum and provide for monthly amortization of principal with balloon payment maturity dates ranging from July to December 2010. These three first mortgage loans are also guaranteed by a third party and its two principals.

Our six first mortgage loans have a 1% exit fee that was received at the date of issuance and is being deferred and amortized over the term of the loan. The aggregate unamortized balance of these deferred fees as of December 31, 2006 was $0.3 million.

Note 8—Borrowing Arrangements

The following is a summary of our long-term debt and certain interest rate and maturity information as of December 31, 2006 and 2005:

	2006	2005
	(In thousands)
Unsecured revolving credit facility	$57,000	$—
Secured revolving credit facility	—	89,200
3 7/8% Convertible Senior Notes due 2011	230,000	—
6 3/4% Senior Notes due 2017	225,000	—
6 1/2% Senior Notes due 2016	200,000	200,000
6 3/4% Senior Notes due 2010	175,000	175,000
7 1/8% Senior Notes due 2015	175,000	175,000
6 5/8% Senior Notes due 2014	175,000	175,000
8 3/4% Senior Notes due 2009	174,217	174,217
9% Senior Notes due 2012	191,821	191,821
Other mortgage loans	733,951	622,326

Total maturities	2,336,989	1,802,564
Unamortized commission fees and discounts	(7,936)	—

Senior notes payable and other debt	$2,329,053	$1,802,564

Revolving Credit Facilities

In April 2006, we entered into a $500.0 million unsecured revolving credit facility (the “Unsecured Revolving Credit Facility”). The Unsecured Revolving Credit Facility replaced our previous $300.0 million secured revolving credit facility. The Unsecured Revolving Credit Facility matures in 2009, with a one-year extension option subject to the satisfaction of certain conditions, and contains a $100.0 million “accordion feature” that permits us to increase our total borrowing capacity to $600.0 million. In February 2007, we gave notice of our intention to exercise the full amount of this accordion feature.

Generally, borrowings outstanding under the Unsecured Revolving Credit Facility bear interest at a fluctuating LIBOR-based rate per annum plus an applicable percentage based on our consolidated leverage, initially 0.75%. The applicable percentage at December 31, 2006 was 0.75%. Our previous secured revolving credit facility also bore interest at a fluctuating LIBOR-based rate per annum plus an applicable percentage. The applicable percentage for the previous secured revolving credit facility was 1.45% from January 1, 2006 until its replacement in April 2006.

We incurred losses on extinguishment of debt in the amount of $1.3 million for the year ended December 31, 2006 and $1.4 million for each of the years ended December 31, 2005 and 2004, respectively, representing the write-off of unamortized deferred financing costs related to the previous secured revolving credit facility, our commercial mortgage backed securities (“CMBS”) loan and another revolving credit facility replaced by our previous $300.0 million secured revolving credit facility in September 2004.

Convertible Senior Notes

In December 2006, we completed the offering of $230.0 million aggregate principal amount of our 3  7/8% Convertible Senior Notes due 2011 (the “Convertible Notes”). The Convertible Notes are convertible at the option of the holder (i) prior to September 15, 2011, upon the occurrence of specified events and (ii) on or after September 11, 2011, at any time prior to the close of business on the second business day prior to the stated maturity, in each case into cash up to the principal amount of the Convertible Notes and cash or shares of our common stock, at our election, in respect of any conversion value in excess of the principal amount at an initial conversion rate of 22.1867 shares per $1,000 principal amount of notes (which equates to an initial conversion price of approximately $45.07 per share). The initial conversion rate is subject to adjustment in certain circumstances, including the payment of a quarterly dividend in excess of $0.395 per share. To the extent the market price of our common stock exceeds $45.07 per share, adjusted downward in the case of quarterly dividends in excess of $0.395 per share, our earnings per share will be diluted. There was no dilutive impact for the year ended December 31, 2006.

The Convertible Notes are unconditionally guaranteed, jointly and severally, on a senior unsecured basis by Ventas Realty and by certain of our other direct and indirect subsidiaries as described in the indenture. The Convertible Notes are part of our and the guarantors’ general unsecured obligations, ranking equal in right of payment with all of our and the guarantors’ existing and future senior obligations and ranking senior to all of our and the guarantors’ existing and future subordinated indebtedness. However, the Convertible Notes are effectively subordinated to our and the guarantors’ secured indebtedness, if any, to the extent of the value of the assets securing that indebtedness. The Convertible Notes are also structurally subordinated to the preferred equity and indebtedness, whether secured or unsecured, of our subsidiaries that do not guarantee the Convertible Notes.

We may not redeem the Convertible Notes prior to maturity except to the extent necessary to preserve our status as a REIT.

If we experience certain kinds of changes of control, holders may require us to repurchase all or a portion of their Convertible Notes for cash at a purchase price equal to 100% of the principal amount of the Convertible Notes to be repurchased, plus any accrued and unpaid interest to the date of purchase.

Senior Notes

In September 2006, we completed the offering of $225.0 million aggregate principal amount of 6 3/4% Senior Notes due 2017 (the “2017 Senior Notes”) of Ventas Realty and Ventas Capital Corporation (collectively, the “Issuers”) at a  5/8 % discount to par value.

In December 2005, we completed the offerings of $200.0 million aggregate principal amount of 6 1/2% Senior Notes due 2016 (the “2016 Senior Notes”) of the Issuers at a  1/2% discount to par value.

In June 2005, we completed the offering of $175.0 million aggregate principal amount of 6 3/4% Senior Notes due 2010 (the “2010 Senior Notes”) of the Issuers, and $175.0 million aggregate principal amount of 7 1/8% Senior Notes due 2015 (the “2015 Senior Notes”) of the Issuers. In June 2005, we also completed the offering of $50.0 million aggregate principal amount of 6 5/8% Senior Notes due 2014 (the “2014 Senior Notes”) of the Issuers, which was in addition to the $125.0 million aggregate principal amount of 2014 Senior Notes originally issued in October 2004. The additional $50.0 million aggregate principal amount of the 2014 Senior Notes was issued at a 1% discount to par value. The additional $50.0 million aggregate principal amount and the original $125.0 million aggregate principal amount of the 2014 Senior Notes are governed by the same indenture.

In April 2002, we completed the offering of $175.0 million aggregate principal amount of 8 3/4% Senior Notes due 2009 (the “2009 Senior Notes”) of the Issuers, and $225.0 million aggregate principal amount of 9% Senior Notes due 2012 (the “2012 Senior Notes”) of the Issuers. In December 2002, we purchased $0.8 million principal amount of 2009 Senior Notes and $33.2 million principal amount of 2012 Senior Notes in open market transactions.

The 2017 Senior Notes, 2016 Senior Notes, 2010 Senior Notes, 2015 Senior Notes, 2014 Senior Notes, 2009 Senior Notes, and 2012 Senior Notes (collectively, the “Senior Notes”) are unconditionally guaranteed, jointly and severally, on a senior unsecured basis by us and by certain of our current and future subsidiaries as described in their respective indentures (collectively, the “Guarantors”). The Senior Notes are part of our and the Guarantors’ general unsecured obligations, ranking equal in right of payment with all of our and the Guarantors’ existing and future senior obligations and ranking senior to all of our and the Guarantors’ existing and future subordinated indebtedness. However, the Senior Notes are effectively subordinated to our and the Guarantors’ secured indebtedness, if any, to the extent of the value of the assets securing that indebtedness. The Senior Notes are also structurally subordinated to the preferred equity and indebtedness, whether secured or unsecured, of our subsidiaries that do not guarantee the Senior Notes.

The Issuers may redeem the 2017 Senior Notes, in whole at any time or in part from time to time, (i) prior to April 1, 2012 at a redemption price equal to 100% of the principal amount thereof, plus a make-whole premium as described in the applicable indenture and (ii) on or after April 1, 2012 at varying redemption prices set forth in the applicable indenture, plus, in each case, accrued and unpaid interest thereon to the redemption date. In addition, at any time prior to April 1, 2010, the Issuers may redeem up to 35% of the aggregate principal amount of the 2017 Senior Notes with the net cash proceeds from certain equity offerings at a redemption price equal to 106.750% of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date.

The Issuers may redeem the 2016 Senior Notes, in whole at any time or in part from time to time, (i) prior to June 1, 2011 at a redemption price equal to 100% of the principal amount thereof, plus a make-whole premium as described in the applicable indenture and (ii) on or after June 1, 2011 at varying redemption prices set forth in the applicable indenture, plus, in each case, accrued and unpaid interest thereon to the redemption date. In addition, at any time prior to June 1, 2009, the Issuers may redeem up to 35% of the aggregate principal amount of the 2016 Senior Notes with the net cash proceeds from certain equity offerings at a redemption price equal to 106.500% of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date.

The Issuers may redeem the 2010 Senior Notes and the 2015 Senior Notes, in whole at any time or in part from time to time, prior to June 1, 2010 at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date and a make-whole premium as described in the applicable indenture. The Issuers may also redeem the 2015 Senior Notes, in whole at any time or in part from time to time, on or after June 1, 2010 at varying redemption prices set forth in the applicable indenture, plus accrued and unpaid interest thereon to the redemption date. In addition, at any time prior to June 1, 2008, the Issuers may redeem up to 35% of the aggregate principal amount of either or both of the 2010 Senior Notes and 2015 Senior Notes with the net cash proceeds from certain equity offerings at redemption prices equal to 106.750% and 107.125%, respectively, of the principal amount thereof, plus, in each case, accrued and unpaid interest thereon to the redemption date.

The Issuers may redeem the 2014 Senior Notes, in whole at any time or in part from time to time, (i) prior to October 15, 2009 at a redemption price equal to 100% of the principal amount thereof, plus a make-whole premium as described in the applicable indenture and (ii) on or after October 15, 2009 at varying redemption prices set forth in the applicable indenture, plus, in each case, accrued and unpaid interest thereon to the redemption date. In addition, at any time prior to October 15, 2007, the Issuers may redeem up to 35% of the aggregate principal amount of the 2014 Senior Notes with the net cash proceeds from certain equity offerings at a redemption price equal to 106.625% of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date.

The Issuers may redeem the 2009 Senior Notes and the 2012 Senior Notes, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date and a make-whole premium as described in the applicable indenture.

If we experience certain kinds of changes of control, the Issuers must make an offer to repurchase the Senior Notes, in whole or in part, at a purchase price in cash equal to 101% of the principal amount of the Senior Notes, plus any accrued and unpaid interest to the date of purchase; provided, however, that in the event Moody’s and S&P have confirmed their ratings at Ba3 or higher and BB- or higher on the Senior Notes and certain other conditions are met, this repurchase obligation will not apply.

Mortgages

At December 31, 2006, we had outstanding 53 mortgage loans that we assumed in connection with various acquisitions. Outstanding principal balances on these loans ranged from $0.4 million to $114.4 million as of December 31, 2006. The loans bear interest at fixed rates ranging from 5.6% to 8.5% per annum, except with respect to eight loans with outstanding principal balances ranging from $0.4 million to $114.4 million, which bear interest at the lender’s variable rates, ranging from 3.6% to 8.5% per annum at of December 31, 2006. The fixed rate debt bears interest at a weighted average annual rate of 7.06% and the variable rate debt bears interest at a weighted average annual rate of 5.61% as of December 31, 2006. The loans had a weighted average maturity of eight years as of December 31, 2006. The $114.4 variable mortgage debt was repaid in January 2007.

Scheduled Maturities of Borrowing Arrangements and Other Provisions

As of December 31, 2006, our indebtedness has the following maturities (in thousands):

2007	$130,206
2008	33,117
2009	372,725
2010	265,915
2011	273,761
Thereafter	1,261,265

Total maturities	2,336,989
Unamortized commission fees and discounts	(7,936)

Senior notes payable and other debt	$2,329,053

Certain provisions of our long-term debt contain covenants that limit our ability and the ability of certain of our subsidiaries to, among other things: (i) incur debt; (ii) make certain dividends, distributions and investments; (iii) enter into certain transactions; (iv) merge, consolidate or transfer certain assets; and (v) sell assets. We and certain of our subsidiaries are also required to maintain total unencumbered assets of at least 150% of this group’s unsecured debt.

Derivatives and Hedging

In the normal course of business, we are exposed to the effect of interest rate changes. We limit these risks by following established risk management policies and procedures including the use of derivatives. For interest rate exposures, derivatives are used primarily to fix the rate on debt based on floating-rate indices and to manage the cost of borrowing obligations. We currently have an interest rate swap to manage interest rate risk (the “Swap”). We prohibit the use of derivative instruments for trading or speculative purposes. Further, we have a policy of only entering into contracts with major financial institutions based upon their credit ratings and other factors. When viewed in conjunction with the underlying and offsetting exposure that the derivative is designed to hedge, we do not anticipate any material adverse effect on our net income or financial position in the future from the use of derivatives.

In 2001, we entered into the Swap in the original notional amount of $450.0 million to hedge floating-rate debt for the period between July 1, 2003 and June 30 2008, under which we pay a fixed rate at 5.385% and receive LIBOR from the counterparty to the agreement. The Swap is treated as a cash flow hedge. In 2003 and 2005, due to our lower expected future variable rate debt balances, we reduced the notional amount of the Swap to $330.0 million and then to $100.0 million for its remaining term in exchange for payments from us of approximately $8.6 million and $2.3 million, respectively. The $2.3 million partial swap breakage cost and $3.3 million of the deferred gain were recognized as a net gain of $1.0 million in the Consolidated Statement of Income for the year ended December 31, 2005.

Amortization of the deferred gain from the termination of a swap arrangement before the Swap is included in accumulated other comprehensive income in the amounts of $0.7 million and $2.2 million for the years ended December 31, 2006 and 2005, respectively. As of December 31, 2006, the remaining deferred gain in accumulated other comprehensive income was $0.7 million, which will continue to be amortized through December 2007.

Unrealized gains and losses on the Swap are recorded as other comprehensive income. The amounts reclassified into interest expense due to the swaps for the years ended December 31, 2006, 2005 and 2004 were $0.3 million, $6.9 million and $13.3 million, respectively. Assuming no changes in interest rates, we estimate that approximately $0.7 million of the current balance recorded in accumulated other comprehensive income will be recognized as interest income within the next 12 months consistent with historical reporting. For the year ended December 31, 2004, $0.5 million of the unrealized loss on the swaps previously reported in accumulated other comprehensive income was reclassified to interest expense to reflect the excess of the notional amount of the swaps over the anticipated variable rate debt balances in the future. No amount was reflected as interest expense for the year ended December 31, 2006 and 2005, as we anticipated our variable rate debt balances to approximate the $100.0 million notional amount of the Swap.

There are no collateral requirements under the Swap. Although we are exposed to credit loss in the event of the non-performance by the counterparty to the Swap, we do not anticipate any such non-performance. The notional amount of the Swap at December 31, 2006 was $100.0 million, which is scheduled to expire on June 30, 2008.

At December 31, 2006, the Swap was reported at its fair value of $0.4 million and is included in other accrued liabilities in the Consolidated Balance Sheet. The offsetting entry is reported as a deferred loss in accumulated other comprehensive loss.

Note 9—Fair Values of Financial Instruments

As of December 31, 2006 and 2005, the carrying amounts and fair values of our financial instruments were as follows:

	2006		2005
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(In thousands)
Cash and cash equivalents	$1,246	$1,246	$1,641	$1,641
Loans receivable	35,647	40,218	39,924	46,008
Notes receivable - related parties	2,466	2,470	2,841	2,851
Interest rate swap agreement	(419)	(429)	(1,580)	(1,580)
Senior notes payable and other debt, gross	(2,336,989)	(2,470,749)	(1,802,564)	(1,970,711)

Fair value estimates are subjective in nature and depend on a number of important assumptions, including estimates of future cash flows, risks, discount rates and relevant comparable market information associated with each financial instrument. The use of different market assumptions and estimation methodologies may have a material effect on the reported estimated fair value amounts. Accordingly, the estimates presented above are not necessarily indicative of the amounts we would realize in a current market exchange.

Note 10—Stock-Based Compensation

Compensation Plans

We have six plans under which options to purchase common stock and/or shares of restricted stock have been, or may be, granted to officers, employees and non-employee directors, one plan under which executive officers may receive common stock in lieu of compensation and two plans under which certain directors may receive common stock in lieu of director fees (the following are collectively referred to as the “Plans”): (1) the 1987 Incentive Compensation Program (Employee Plan); (2) the 2000 Incentive Compensation Plan (Employee Plan); (3) the 2004 Stock Plan for Directors; (4) the TheraTx, Incorporated 1996 Stock Option/Stock Issuance Plan; (5) the Executive Deferred Stock Compensation Plan; (6) the Common Stock Purchase Plan for Directors (the “Directors Stock Purchase Plan”); (7) the Nonemployee Director Deferred Stock Compensation Plan; (8) the 2006 Incentive Plan; and (9) the 2006 Stock Plan for Directors.

During the year ended December 31, 2006, option and restricted stock grants and stock issuances could only be made under the 2000 Incentive Compensation Plan (Employee Plan), the Executive Deferred Stock Compensation Plan, the 2004 Stock Plan for Directors, the Directors Stock Purchase Plan, the Nonemployee Director Deferred Stock Compensation Plan, the 2006 Incentive Plan and the 2006 Stock Plan for Directors. The 2000 Incentive Compensation Plan (Employee Plan) and the 2004 Stock Plan for Directors expired on December 31, 2006, and no additional grants are permitted under those plans after that date. Additional grants are also not permitted under the 1987 Incentive Compensation Program (Employee Plan) or the TheraTx, Incorporated 1996 Stock Option/Stock Issuance Plan.

The number of shares reserved and the number of shares available for future grants or issuance under these plans as of December 31, 2006 are as follows:

•

2006 Incentive Plan—5,000,000 shares are reserved for grants or issuance to employees and all were available for future grants or issuance as of December 31, 2006. This plan replaced the 2000 Incentive Compensation Plan (Employee Plan).

•

Executive Deferred Stock Compensation Plan—500,000 shares are reserved for issuance to our executive officers in lieu of the payment of all or a portion of their salary, at their option, and, as of December 31, 2006, 500,000 shares were available for future issuance.

•

2006 Stock Plan for Directors—400,000 shares are reserved for grants or issuance to the chairman of the board and non-employee directors and all were available for future grants or issuance as of December 31, 2006. This plan replaced the 2004 Stock Plan for Directors.

•

Directors Stock Purchase Plan—200,000 shares are reserved for issuance to the chairman of the board and non-employee directors in lieu of the payment of all or a portion of their retainer and meeting fees, at their option, and, as of December 31, 2006, 164,278 shares were available for future issuance.

•

Nonemployee Director Deferred Stock Compensation Plan—500,000 shares are reserved for issuance to nonemployee directors in lieu of the payment of all or a portion of their retainer and meeting fees, at their option, and, as of December 31, 2006, 481,076 shares were available for future issuance.

Under the Plans (other than the Executive Deferred Stock Compensation Plan, the Directors Stock Purchase Plan and the Nonemployee Director Deferred Stock Compensation Plan), options are exercisable at the market price on the date of grant, expire ten years from the date of grant, and vest over varying periods ranging from one to four years. As of December 31, 2006, options for 1,118,051 shares had been granted to eligible participants and remained outstanding under the Plans.

We have also granted options and restricted stock to certain officers, employees and non-employee directors outside of the Plans. These options and shares of restricted stock vest over varying periods, and the options are exercisable at the market price on the date of grant and expire ten years from the date of grant. As of December 31, 2006, options for 38,000 shares had been granted outside of the Plans to certain employees and non-employee directors and remained outstanding.

No additional grants are permitted under the 1987 Incentive Compensation Program (Employee Plan), the TheraTx, Incorporated 1996 Stock Option/Stock Issuance Plan, the 2000 Incentive Compensation Plan (Employee Plan) or the 2004 Stock Plan for Directors. As a result, the shares reserved under these Plans equal the options outstanding under such Plans.

Prior to January 1, 2006, we accounted for the Plans under the recognition and measurement provisions of APB Opinion No. 25, as permitted by SFAS No. 123. Consequently, no stock-based compensation cost relating to stock options was recognized in our consolidated statement of income for any period prior to 2006, as all options granted under the Plans had an exercise price equal to the market value of the underlying common stock on the date of grant. Effective January 1, 2006, we adopted the fair value provisions for share-based awards pursuant to SFAS No. 123(R), using the modified-prospective transition method. Under that transition method, compensation cost recognized in 2006 includes:

(i) compensation cost for all share-based awards granted prior to, but not yet vested as of January 1, 2006, based on the attribution method and grant date fair value estimated in accordance with the original provisions of SFAS No. 123, and (ii) compensation cost for all share-based awards granted subsequent to January 1, 2006, based on the grant date fair value as estimated in accordance with the provisions of SFAS No. 123(R), all recognized on a straight-line basis as the requisite service periods are rendered. Results for prior periods have not been restated.

The adoption of SFAS No. 123(R) on January 1, 2006 caused our net income for the year ended December 31, 2006 to be approximately $931,000 lower than if we had continued to account for stock-based compensation under APB Opinion No. 25. The adoption caused basic and diluted earnings per share to be $0.01 lower for the year ended December 31, 2006.

The following table illustrates the effect on net income and earnings per share for the years ended December 31, 2005 and 2004, as if we had applied the fair value recognition provisions of SFAS No. 123(R) to all stock-based compensation granted under equity award plans for awards granted prior to January 1, 2006 (in thousands, except per share amounts):

	For the Years Ended December 31,
	2005	2004
Net income, as reported	$130,583	$120,900
Add: Stock-based employee compensation expense included in reported net income	1,971	1,664
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(2,872)	(2,567)

Pro forma net income	$129,682	$119,997

Earnings per share:
Basic - as reported	$1.37	$1.45
Basic - pro forma	$1.36	$1.44
Diluted - as reported	$1.36	$1.43
Diluted - pro forma	$1.36	$1.42

We granted 262,375, 70,127 and 68,271 shares of restricted stock and restricted stock units during the years ended December 31, 2006, 2005 and 2004, respectively. The market value of shares of restricted stock and restricted stock units on the date of the award is recognized as stock-based compensation expense over the service period, with charges to operations of approximately $1.5 million in 2006 and $1.2 million in each of 2005 and 2004. As required upon the adoption of SFAS No. 123(R), the contra equity balance in unearned compensation on restricted stock of approximately $713,000 as of January 1, 2006 was reclassified (i.e. netted against capital in excess of par value) in our Consolidated Balance Sheet as of December 31, 2006.

Stock Options

In determining the estimated fair value of our stock options as of the date of grant, we used the Black-Scholes option pricing model with the following assumptions:

	2006	2005	2004
Risk-free interest rate	4.57%	4.5%	4.5%
Dividend yield	4.95%	6.61%	7.4%
Volatility factors of the expected market price for our common stock	15.00%	20.29%	17.5%
Weighted average expected life of options	6.5 years	10 years	10 years

The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because our employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in our opinion, the existing models do not necessarily provide a reliable single measure of the fair value of our employee stock options.

The following is a summary of stock option activity in 2006, 2005 and 2004:

A. 2006 Activity

Activity	Shares	Range of Exercise Prices	Weighted Average Exercise Price
Outstanding at beginning of year	1,341,420	$3.31 - $27.09	$18.26
Options granted	331,533	30.83 - 41.76	31.30
Options exercised	(484,941)	11.20 - 30.83	13.55
Options canceled	(31,961)	13.74 - 25.44	21.68

Outstanding at end of year	1,156,051	3.31 - 41.76	23.88

Exercisable at end of year	826,925	$3.31 - $32.02	$21.73

B. 2005 Activity

Activity	Shares	Range of Exercise Prices	Weighted Average Exercise Price
Outstanding at beginning of year	1,617,769	$3.31 - $25.17	$14.18
Options granted	338,128	24.93 - 27.09	25.27
Options exercised	(606,444)	6.75 - 25.17	11.24
Options canceled	(8,033)	13.74 - 25.44	22.46

Outstanding at end of year	1,341,420	3.31 - 27.09	18.26

Exercisable at end of year	992,778	$3.31 - $27.09	$16.11

C. 2004 Activity

Activity	Shares	Range of Exercise Prices	Weighted Average Exercise Price
Outstanding at beginning of year	2,565,618	$3.31 - $24.47	$13.06
Options granted	336,423	21.60 - 25.17	23.32
Options exercised	(1,229,705)	3.63 - 24.47	14.32
Options canceled	(54,567)	3.63 - 23.00	14.44

Outstanding at end of year	1,617,769	3.31 - 25.17	14.18

Exercisable at end of year	1,282,761	$3.31 - $23.90	$12.76

A summary of stock options outstanding at December 31, 2006 follows:

Range of Exercise Prices	Outstanding as of December 31, 2006	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price	Exercisable as of December 31, 2006	Weighted Average Exercise Price
$3.31 to $8.00	34,757	3.6	$5.26	34,757	$5.26
$8.00 to 13.74	148,556	3.9	12.31	148,556	12.31
$13.74 to $18.62	28,374	3.5	15.84	28,374	15.84
$18.62 to $25.17	446,575	7.0	23.62	390,230	23.46
$25.17 to $33.13	486,289	8.7	29.05	225,008	28.24
$33.13 to $41.76	11,500	9.9	40.54	—	—

	1,156,051	7.2	$23.88	826,925	$21.73

A summary of the status of our nonvested stock options as of December 31, 2006, and changes during the year ended December 31, 2006 follows:

Activity	Shares	Weighted Average Grant Date Fair Value
Nonvested at beginning of year	348,642	$2.47
Granted	331,533	3.13
Vested	(333,893)	2.65
Forfeited	(17,156)	1.30

Nonvested at end of year	329,126	$2.92

As of December 31, 2006, there was $367,000 of total unrecognized compensation cost related to nonvested stock options granted under the Plans. That cost is expected to be recognized over a weighted average period of 1.6 years. The total fair value of shares vested during the year ended December 31, 2006 was $886,000.

Employee and Director Stock Purchase Plan

During 2005, we implemented the Ventas Employee and Director Stock Purchase Plan (“ESPP”) under which our employees and directors may purchase shares of our common stock at a discount. Pursuant to the terms of the ESPP, on each purchase date, participants may purchase shares of common stock at a price not less than 90% of the market price on that date, with respect to the employee tax-favored portion of the plan, and not less than 95% of the market price on that date, with respect to the additional employee and director portion of the plan. We have reserved 2,500,000 shares for issuance under the ESPP. As of December 31, 2006, 12,009 shares had been purchased under the ESPP and 2,487,991 shares were available for future issuance.

Employee Benefit Plan

We maintain a 401(K) plan that allows for eligible employees to defer compensation subject to certain limitations imposed by the Code. We make a contribution for each qualifying employee of up to 3% of his or her salary, subject to limitations, regardless of the employee’s individual contribution. During 2006, 2005 and 2004, our contributions were approximately $85,600, $78,000 and $62,300, respectively.

Note 11—Income Taxes

We have elected to be taxed as a REIT under the Code commencing with the year ended December 31, 1999. We intend to continue to operate in such a manner as to enable us to qualify as a REIT. Our actual qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, distribution levels, stock ownership, and the various qualification tests. During the years ended December 31, 2006, 2005 and 2004, our tax treatment of distributions was as follows:

	2006	2005	2004
Tax treatment of distributions:
Ordinary income	$1.5450	$1.4050	$1.1164
Long-term capital gain	—	—	0.1241
Unrecaptured Section 1250 gain	—	—	0.0020

Distribution reported for 1099-DIV purposes	1.5450	1.4050	1.2425
Add: Dividend declared in current year and taxable in following year	0.3950	0.3600	0.3250
Less: Dividend declared in prior year and taxable in current year	(0.3600)	(0.3250)	(0.2675)

Distributions declared per common share outstanding	$1.5800	$1.4400	$1.3000

No net provision for income taxes has been recorded in the Consolidated Financial Statements for the years ended December 31, 2006, 2005 and 2004 due to our belief that we qualified as a REIT and the distribution of more than 100% of our 2006, 2005 and 2004 taxable income as a dividend.

We believe we have met the annual distribution requirement by payment of at least 90% of our estimated taxable income for 2006, 2005 and 2004.

Net taxable income for federal income tax purposes results from net income for financial reporting purposes adjusted for the differences between the financial reporting and tax bases of assets and liabilities, including depreciation, prepaid rent, impairment losses on real estate and the interest rate swap agreement. The net difference between tax bases and the reported amount of our assets and liabilities for federal income tax purposes was approximately $446.4 million and $489.5 million less than the book bases of those assets and liabilities for financial reporting purposes for the years ended December 31, 2006 and 2005, respectively.

We made no income tax payments for the years ended December 31, 2006, 2005 and 2004.

We potentially remain subject to corporate level taxes for any asset dispositions during the ten-year period immediately after the assets were owned by a C corporation (either prior to our REIT election, through stock acquisition or merger) (“built-in gains tax”). The amount of income potentially subject to this special corporate level tax is generally equal to the lesser of (i) the excess of the fair value of the asset over its adjusted tax basis as of the date it became a REIT asset or (ii) the actual amount of gain. Some but not all future gains could be offset by available net operating losses (“NOLs”). The deferred income tax liability of $30.4 million at December 31, 2006 and 2005 reflects a previously established liability to be utilized for any built-in gains tax incurred.

In 2003, we reported an increase of approximately $20.2 million to our operating results, reflecting the reversal of a previously recorded contingent liability. This contingent liability was previously recorded on the Consolidated Balance Sheet to take into account the uncertainties surrounding the outcome of the Internal Revenue Service (“IRS”) audit for our 1997 and 1998 tax periods as well as other federal, state, local, franchise and miscellaneous tax items.

During 2006, we were notified by the IRS that it had completed its audit of our 2001 federal tax return with no additional tax being due. Accordingly, we reversed into income a previously recorded $1.8 million tax liability related to uncertainties surrounding the outcome of this audit.

We have an NOL carryforward of $88.6 million at December 31, 2006. This amount can be used to offset future taxable income (and/or taxable income for prior years if audits of any prior year’s return determine that amounts are owed), if any, remaining after the dividends paid deduction. We will be entitled to utilize NOLs and tax credit carryforwards only to the extent that REIT taxable income exceeds our deduction for dividends paid. The NOL carryforwards begin to expire in 2018.

As a result of the uncertainties relating to the ultimate utilization of existing NOLs, no net deferred tax benefit has been ascribed to NOL carryforwards as of December 31, 2006 and 2005. The IRS may challenge our entitlement to these tax attributes during its review of the tax returns for the previous tax years. We believe we are entitled to these tax attributes, but we cannot assure you as to the outcome of these matters.

Note 12—Commitments and Contingencies

Assumption of Certain Operating Liabilities and Litigation

In connection with our spin off of Kindred in 1998, Kindred agreed, among other things, to assume all liabilities and to indemnify, defend and hold us harmless from and against certain losses, claims and litigation arising out of the ownership or operation of the healthcare operations or any of the assets transferred to Kindred in the spin off, including without limitation all claims arising out of the third-party leases and third-party guarantees assigned to and assumed by Kindred at the time of the spin off. Under Kindred’s plan of reorganization, Kindred assumed and agreed to fulfill these obligations. The total aggregate remaining minimum rental payments under the third-party leases was approximately $18.6 million as of December 31, 2006 and we believe that we had no material exposure under the third-party guarantees.

Similarly, in connection with Provident’s acquisition of certain Brookdale-related and Alterra-related entities in 2005 and our subsequent acquisition of Provident, Brookdale and Alterra agreed, among other things, to indemnify and hold Provident (and, as a result of the Provident acquisition, us) harmless from and against certain liabilities arising out of the ownership or operation of such entities prior to their acquisition by Provident.

There can be no assurance that Kindred, Brookdale and Alterra will have sufficient assets, income and access to financing to enable them to satisfy, or that they will be willing to satisfy, their respective obligations under these arrangements. If Kindred, Brookdale or Alterra does not satisfy or otherwise honor its obligations to indemnify, defend and hold us harmless under its respective contractual arrangements with us, then we may be liable for the payment and performance of such obligations and may have to assume the defense of such claims or litigation, which could have a material adverse effect on our business, financial condition, results of operation and liquidity, on our ability to service our indebtedness and on our ability to make distributions to our stockholders as required to maintain our status as a REIT.

Brookdale Leases

Subject to certain limitations and restrictions, if during the first six years of the initial term of our Brookdale leases assumed in connection with the Provident acquisition we, either voluntarily or at Brookdale’s request, obtain new mortgage debt or refinance existing mortgage debt on property covered by a Brookdale lease, then we may be required to pay Brookdale the net proceeds from any such mortgage debt financing or refinancing. Also, subject to certain limitations and conditions, Brookdale may request that we obtain new mortgage debt or refinance existing mortgage debt on the property covered by the Brookdale leases, and we have agreed to use commercially reasonable efforts to pursue any such financing or refinancing from the holder of the then existing mortgage debt on the applicable Brookdale property. In connection with any such financing or refinancing, the rent for the applicable Brookdale property will be increased using a recomputed lease basis increased by an amount equal to the net financed proceeds paid to Brookdale plus any fees, penalties, premiums or other costs related to such financing or refinancing. In addition, if the monthly debt service on any financed or refinanced proceeds paid to Brookdale exceeds the rent increase attributable to those financed or refinanced proceeds, then Brookdale is required to pay the excess. In addition, under certain circumstances, Brookdale will also be required to pay additional amounts relating to increases in debt service and other costs relating to any such financing or refinancing.

Note 13—Earnings Per Share

The following table shows the amounts used in computing basic and diluted earnings per share:

	For the Year Ended December 31,
	2006	2005	2004
	(In thousands, except per share amounts)
Numerator for basic and diluted earnings per share:
Income from continuing operations	$125,964	$119,122	$93,537
Discontinued operations	5,466	11,461	27,363

Net income	$131,430	$130,583	$120,900

Denominator:
Denominator for basic earnings per share - weighted average shares	104,206	95,037	83,491
Effect of dilutive securities:
Stock options	511	724	825
Time vesting restricted stock awards	14	14	36

Dilutive potential common stock	525	738	861

Denominator for diluted earnings per share - adjusted weighted average shares	104,731	95,775	84,352

Basic earnings per share:
Income from continuing operations	$1.21	$1.25	$1.12
Discontinued operations	0.05	0.12	0.33

Net income	$1.26	$1.37	$1.45

Diluted earnings per share:
Income from continuing operations	$1.20	$1.24	$1.11
Discontinued operations	0.05	0.12	0.32

Net income	$1.25	$1.36	$1.43

There were no anti-dilutive options outstanding for the years ended December 31, 2006, 2005 and 2004.

Note 14—Litigation

Legal Proceedings Defended and Indemnified by Third Parties

On September 29, 2006, the Kentucky Court of Appeals affirmed the Circuit Court’s dismissal with prejudice of the stockholder derivative suit entitled Thomas G. White on behalf of Ventas, Inc. v. W. Bruce Lunsford, et al., Case No. 98 C103669, originally filed in June 1998 in the Circuit Court of Jefferson County, Kentucky. The plaintiff in the suit sought unspecified damages, interest, punitive damages, reasonable attorneys’ fees, other costs and any extraordinary equitable and/or injunctive relief permitted by law or equity, alleging, among other things, that certain former officers and directors damaged our company by engaging in breaches of fiduciary duty, insider trading, fraud and securities fraud and damaging our reputation. Pursuant to agreements we entered into with Kindred at the time of our spin off of Kindred, Kindred assumed the defense, on our behalf, of and has indemnified us for any fees, costs, expenses and liabilities related to this matter. No provision for liability resulting from this litigation has been made in our Consolidated Financial Statements as of December 31, 2006.

Kindred, Brookdale, Alterra and our other tenants and operators are also parties to certain legal actions and regulatory investigations arising in the normal course of their business. In certain cases, the tenant or operator has agreed to indemnity, defend and hold us harmless against these actions and investigations. There can be no assurance that the resolution of any litigation or investigations, either individually or in the aggregate, would not have a material adverse effect on Kindred’s, Brookdale’s, Alterra’s or such other tenants’ and operators’ liquidity, financial position or results of operations, which in turn could have a material adverse effect on us.

Kindred Litigation

On June 19, 2006, Kindred filed a lawsuit against us in the Supreme Court of the State of New York, County of New York, entitled Kindred Healthcare, Inc. and Kindred Operating, Inc. v. Ventas Realty, Limited Partnership, Index No. 602137-06, seeking immediate declaratory and injunctive relief to prevent us from terminating the Kindred Master Leases based on Kindred’s refusal to deliver all appraisal reports in Kindred’s control or possession relating to the 225 facilities we lease to Kindred. The suit alleges, among other things, that the terms of the Kindred Master Leases do not entitle us to receive the appraisal reports and, therefore, Kindred’s failure to disclose those reports does not enable us to exercise our rights and remedies under the Kindred Master Leases, including termination as to one or more facilities thereunder. On July 20, 2006, the Court issued an order denying Kindred’s motions for a preliminary injunction or other injunctive relief. The Court order directed Kindred to supply to us all documents that Kindred produced to its appraisers, directed Kindred to produce other information, including its inter-company pharmacy and therapy contracts, and directed Kindred’s appraisers to create an inventory of all documents used in the appraisal reports and deliver the documents and inventories to us. The Court did not order Kindred to turn over any of the appraiser reports, noting that we would receive them as part of the rent reset process. We filed a protective appeal of the July 20, 2006 order to the extent that the order is construed incorrectly as determining on the merits that Kindred was not required to provide the appraisal reports under the Kindred Master Leases. On August 4, 2006, the Court granted our motion to dismiss the lawsuit, but retained jurisdiction to enforce the Court’s order requiring Kindred to produce certain information. We filed a protective appeal of the August 4, 2006 order on the same grounds as our appeal of the July 20, 2006 order. Kindred has also appealed the August 4, 2006 order. On September 5, 2006, we filed a motion contending that Kindred had failed to provide the information required in the Court’s previous orders and seeking appropriate relief. On September 27, 2006, the Court ruled from the bench that Kindred had not produced the required information, including information about its pharmaceutical sales profits, and ordered that Kindred turn over the information. No briefs or substantive pleadings have been filed in connection with the appeal. No provision for liability, if any, resulting from this litigation has been made in our Consolidated Financial Statements as of December 31, 2006.

Other Litigation

We are a plaintiff in an action seeking a declaratory judgment and damages entitled Ventas Realty, Limited Partnership et al. v. Black Diamond CLO 1998-1 Ltd., et al., Case No. 99 C107076, filed November 22, 1999 in the Circuit Court of Jefferson County, Kentucky. Two of the three defendants in that action, Black Diamond International Funding, Ltd. and BDC Finance, LLC (collectively “Black Diamond”), have asserted counterclaims against us under theories of breach of contract, tortious interference with contract and abuse of process. We dispute the material allegations contained in Black Diamond’s counterclaims and we intend to continue to pursue its claims and defend the counterclaims vigorously. We are unable at this time to estimate the possible loss or range of loss for the counterclaims in this action, and therefore, no provision for liability, if any, resulting from this litigation has been made in our Consolidated Financial Statements as of December 31, 2006.

During 2005, we settled the action entitled Ventas, Inc. v. Sullivan & Cromwell, Case No. 02-5232, filed by us in June 2002 in the Superior Court of the District of Columbia. The complaint asserted claims of legal malpractice and breach of fiduciary duty by Sullivan & Cromwell in connection with its legal representation of us in our spin off of Kindred. Under the terms of the settlement, a $25.5 million payment was made to us on behalf of Sullivan & Cromwell in 2005. After payment of expenses for this action, including the contingent fee for our outside legal counsel, we received approximately $15.9 million in net proceeds from the settlement, which we used to establish a charitable foundation, to repay debt and for other corporate purposes.

We are party to various other lawsuits arising in the normal course of our business. It is the opinion of management that, except as set forth in this Note 14, the disposition of these lawsuits will not, individually or in the aggregate, have a material adverse effect on us. If management’s assessment of our liability with respect to these actions is incorrect, such lawsuits could have a material adverse effect on us.

Note 15—Capital Stock

The authorized capital stock at December 31, 2006 and 2005 consisted of 180,000,000 shares of common stock, par value of $0.25 per share, and 10,000,000 shares of preferred stock, par value $1.00 per share, of which 65,000 shares have been designated as Series A Preferred Stock and 300,000 shares have been designated Series A Participating Preferred Stock.

In April 2006, we filed an automatic shelf registration statement on Form S-3 with the Commission relating to the sale, from time to time, of an indeterminate amount of debt securities and related guarantees, common stock, preferred stock, depositary shares and warrants. The registration statement replaced our previous universal shelf registration statement, under which approximately $500.0 million of securities remained available for offering.

In July 2005, we completed the sale of 3,247,000 shares of our common stock in an underwritten public offering pursuant to our previous universal shelf registration statement. We received $97.0 million in net proceeds from the sale, which we used to repay indebtedness under our previous secured revolving credit facility and for general corporate purposes, including the funding of acquisitions.

In March 2004, we completed the sale of 2,000,000 shares of our common stock in an underwritten public offering pursuant to our previous universal shelf registration statement. We received $51.1 million in net proceeds from the sale, which we used to repay indebtedness under our previous secured revolving credit facility and for general corporate purposes, including the funding of acquisitions.

Excess Share Provision

In order to preserve our ability to maintain REIT status, our Certificate of Incorporation provides that if a person acquires beneficial ownership of greater than 9% of our outstanding common stock or 9.9% of our outstanding preferred stock, the shares that are beneficially owned in excess of such limit are deemed to be excess shares. These shares are automatically deemed transferred to a trust for the benefit of a charitable institution or other qualifying organization selected by our Board of Directors. The trust is entitled to all dividends with respect to the shares and the trustee may exercise all voting power over the shares.

We have the right to buy the excess shares for a purchase price equal to the lesser of (i) the price per share in the transaction that created the excess shares, or (ii) the market price on the date we buy the shares, and we may defer payment of the purchase price for the excess shares for up to five years. If we do not purchase the excess shares, the trustee of the trust is required to transfer the excess shares at the direction of the Board of Directors. The owner of the excess shares is entitled to receive the lesser of the proceeds from the sale of the excess shares or the original purchase price for such excess shares; any additional amounts are payable to the beneficiary of the trust.

The Board of Directors is empowered to grant waivers from the excess share provisions of our Certificate of Incorporation. In June 2003, we granted a waiver (the “C&S Waiver”) from the 9% ownership limitation provisions of our Certificate of Incorporation to Cohen & Steers Capital Management, Inc. (“C&S”). Under the C&S Waiver, C&S may beneficially own, in the aggregate, up to 14% in number of shares or value of our common stock.

Distribution Reinvestment and Stock Purchase Plan

We have a Distribution Reinvestment and Stock Purchase Plan. Under the plan’s terms, existing stockholders may purchase shares of common stock by reinvesting all or a portion of the cash distribution on their shares of our common stock. In addition, existing stockholders, as well as new investors, may purchase shares of common stock by making optional cash payments. In March 2005, we began offering a 1% discount on the purchase price of our stock to shareholders who reinvest their dividends and/or make optional cash purchases of common stock through the plan. In 2004, we offered a 2% discount on the purchase price of our stock to shareholders that participated in the plan. The availability of a market discount is at our discretion. The granting of a discount for one month or quarter, as applicable, will not insure the availability of a discount or the same discount in future months or quarters, respectively. Each month or quarter, as applicable, we may lower or eliminate the discount without prior notice. We may also, without prior notice, change our determination as to whether common shares will be purchased by the plan administrator directly from us or in the open market.

Note 16—Related Party Transactions

At December 31, 2006 and 2005, we had receivables of approximately $2.5 million and $2.8 million, respectively, due from certain current and former executive officers. The loans include interest provisions (with a 4.9% average annual interest rate) and were made at various times from 1999 through 2002 and in 1998 to finance the income taxes payable by the executive officers resulting from: (i) our 1998 spin off of Kindred and (ii) vesting of restricted shares. The loans are payable over a period of ten years. Interest on a note relating to the spin off in the principal amount of $0.8 million at December 31, 2006 (the “Spin Off Note”) is paid on a quarterly basis and principal on this note is paid annually. The payee of the Spin Off Note resigned as an employee and director of Ventas in January 2003. In the event of a change in control, as defined in our previous 1997 Incentive Compensation Plan, accrued interest on and the principal balance of the Spin Off Note is forgiven. Interest on the note relating to taxes paid for the vested portion of restricted shares (the “Restricted Share Note”) is payable annually out of and only to the extent of dividends from the vested restricted shares. In the event of a change in control or upon termination of the officer without cause, as such terms are defined in the relevant employment agreement, the principal balance of the Restricted Share Note is forgiven. The Restricted Share Note is secured by a pledge of all of the restricted shares to which the Restricted Share Note relates and the Restricted Share Note is otherwise non-recourse. The Spin Off Note is not secured.

During 1998, we acquired eight personal care facilities and related facilities for approximately $7.1 million from Tangram Rehabilitation Network, Inc. (“Tangram”). Tangram is a wholly owned subsidiary of Res-Care, Inc. (“Res-Care”) of which a member of our Board of Directors is the Chairman of the Board. We lease the Tangram facilities to Tangram pursuant to a master lease agreement which is guaranteed by Res-Care. For the years ended December 31, 2006, 2005 and 2005, Tangram has paid us approximately $897,000, $863,000 and $834,000, respectively, in base rent payments.

Note 17—Quarterly Financial Information (Unaudited)

Summarized unaudited consolidated quarterly information for the years ended December 31, 2006 and 2005 is provided below. All amounts have been revised for the reclassification of discontinued operations in accordance with SFAS No. 144 and reflect dispositions through June 30, 2007.

	For the Year Ended December 31, 2006
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenues (1)	$94,324	$96,736	$106,855	$117,937

Income from continuing operations (1)	$27,687	$27,607	$30,954	$39,716
Discontinued operations (1)	1,447	1,651	1,287	1,081

Net income	$29,134	$29,258	$32,241	$40,797

Earnings per share:
Basic:
Income from continuing operations	$0.27	$0.26	$0.30	$0.38
Discontinued operations	0.01	0.02	0.01	0.01

Net income	$0.28	$0.28	$0.31	$0.39

Diluted:
Income from continuing operations	$0.27	$0.26	$0.30	$0.38
Discontinued operations	0.01	0.02	0.01	0.01

Net income	$0.28	$0.28	$0.31	$0.39

Dividends declared per share	$0.395	$0.395	$0.395	$0.395

(1) The amounts presented for 2006 are not equal to the same amounts previously reported in the Form 10-K filed with the SEC on February 21, 2007 as a result of discontinued operations consisting of properties sold in the second quarter of 2007. The following is a reconciliation to the amounts previously reported in the Form 10-K:

	For the Three Months Ended
	March 31, 2006	June 30, 2006	September 30, 2006	December 31, 2006
	(in thousands, except per share amounts)
Revenues, previously reported in 2006 Form 10-K	$97,814	$100,306	$109,667	$120,562
Revenues, previously reported in 2006 Form 10-K, subsequently reclassified to discontinued operations	(3,490)	(3,570)	(2,812)	(2,625)

Total revenues disclosed in Form 8-K	$94,324	$96,736	$106,855	$117,937

Income from continuing operations, previously reported in 2006 Form 10-K	$29,134	$29,258	$32,241	$40,797
Income from continuing operations, previously reported in 2006 Form 10-K, subsequently reclassified to discontinued operations	(1,447)	(1,651)	(1,287)	(1,081)

Income from continuing operations disclosed in Form 8-K	$27,687	$27,607	$30,954	$39,716

Discontinued operations, previously reported in 2006 Form 10-K	$—	$—	$—	$—
Discontinued operations, previously reported in 2006 Form 10-K, subsequently reclassified to discontinued operations	1,447	1,651	1,287	1,081

Discontinued operations disclosed in Form 8-K	$1,447	$1,651	$1,287	$1,081

	For the Year Ended December 31, 2005
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenues (1)	$60,427	$71,501	$92,443	$94,813

Income from continuing operations (1)	$25,915	$25,474	$27,321	$40,412
Discontinued operations (1)	1,658	1,594	1,400	6,809

Net income	$27,573	$27,068	$28,721	$47,221

Earnings per share:
Basic:
Income from continuing operations	$0.31	$0.29	$0.27	$0.39
Discontinued operations	0.02	0.02	0.01	0.07

Net income	$0.33	$0.31	$0.28	$0.46

Diluted:
Income from continuing operations	$0.30	$0.28	$0.26	$0.39
Discontinued operations	0.02	$0.02	$0.02	$0.06

Net income	$0.32	$0.30	$0.28	$0.45

Dividends declared per share	$0.36	$0.36	$0.36	$0.36

(1)    The amounts presented for 2005 are not equal to the same amounts previously reported in the Form 10-K filed with the SEC on February 21, 2007 as a result of discontinued operations consisting of properties sold in the second quarter of 2007. The following is a reconciliation to the amounts previously reported in the Form 10-K:

	For the Three Months Ended
	March 31, 2005	June 30, 2005	September 30, 2005	December 31, 2005
	(in thousands, except per share amounts)
Revenues, previously reported in 2006 Form 10-K	$63,800	$74,952	$95,933	$98,303
Revenues, previously reported in 2006 Form 10-K, subsequently reclassified to discontinued operations	(3,373)	(3,451)	(3,490)	(3,490)

Total revenues disclosed in Form 8-K	$60,427	$71,501	$92,443	$94,813

Income from continuing operations, previously reported in 2006 Form 10-K	$27,612	$27,108	$28,719	$41,808
Income from continuing operations, previously reported in 2006 Form 10-K, subsequently reclassified to discontinued operations	(1,697)	(1,634)	(1,398)	(1,396)

Income from continuing operations disclosed in Form 8-K	$25,915	$25,474	$27,321	$40,412

Discontinued operations, previously reported in 2006 Form 10-K	$(39)	$(40)	$2	$5,413
Discontinued operations, previously reported in 2006 Form 10-K, subsequently reclassified to discontinued operations	1,697	1,634	1,398	1,396

Discontinued operations disclosed in Form 8-K	$1,658	$1,594	$1,400	$6,809

Note 18—Subsequent Events

On January 14, 2007, we and our wholly owned subsidiaries, 2124678 Ontario Inc. (the “Securities Purchaser”) and 2124680 Ontario Inc. (the “Asset Purchaser” and, together with the Securities Purchaser, the “Purchasers”), entered into a purchase agreement (the “Purchase Agreement”) with Sunrise REIT, Sunrise REIT Trust (“Sub Trust”) and Sunrise REIT GP Inc. (“Sunrise GP”), in its capacity as general partner of Sunrise Canadian UPREIT, LP (“UPREIT”). Pursuant to the terms and subject to the conditions set forth in the Purchase Agreement, we have agreed to cause the Purchasers to acquire all of Sunrise REIT’s assets and to assume all of Sunrise REIT’s liabilities (the “Transaction”) for approximately $1.8 billion based on the exchange rates at the time we entered into the Purchase Agreement.

At the effective time of the Transaction, the Securities Purchaser will purchase all of the interests and assume all of the liabilities of Sunrise REIT Canadian Holdings Inc. (“Canco”) and certain of Sunrise REIT’s intercompany notes held by Sub Trust, and the Asset Purchaser will acquire all of Sunrise REIT’s remaining assets and liabilities from Sunrise REIT, Sub Trust and UPREIT. If approved by Sunrise REIT’s unitholders, each unit of beneficial interest of Sunrise REIT outstanding immediately prior to the effective time will be redeemed at a redemption price of Cdn $15 in cash without any action on the part of the unitholders. The closing of the Transaction is scheduled to occur during the second quarter of 2007 and is subject to the satisfaction of customary closing conditions, including the approval of Sunrise REIT’s unitholders.

As a result of the Transaction, we will acquire a 100% interest in 18 senior living communities and a 75-85% interest in 56 additional senior living communities, with the minority interest in those 56 communities being owned by affiliates of Sunrise Senior Living, Inc. (“Sunrise”). Of the 74 communities, 63 are located in metropolitan areas of 17 U.S. states and 11 are located in the Canadian provinces of Ontario and British Columbia. In addition, we expect to acquire for a fixed price five communities in the U.S. and Canada that are currently under development. Upon closing, we expect to own in aggregate 527 assets in 43 U.S. states and two Canadian provinces.

On January 14, 2007, we also entered into a letter agreement (the “Letter Agreement”) with Sunrise. Sunrise and its affiliates manage Sunrise REIT’s senior living communities pursuant to various management and other agreements and have other contractual relationships with Sunrise REIT. The Letter Agreement provides for the modification of certain terms under the existing agreements between Sunrise REIT and its affiliates, on the one hand, and Sunrise and its affiliates, on the other hand (the “Existing Agreements”), to be reflected in definitive agreements between the parties, which modifications will be effective upon closing of the Transaction. Pursuant to the Letter Agreement, the Strategic Alliance Agreement dated as of December 23, 2004 between Sunrise and Sunrise REIT will be terminated effective upon the closing and replaced with a new agreement that will provide, among other things, a right of first offer to us to acquire properties developed by Sunrise or its affiliates in Canada and in certain locations of the United States, generally on the terms set forth in the existing Strategic Alliance Agreement, but subject to modification of those terms to address changes in circumstances and other matters. The Letter Agreement also (1) provides us assurances that Sunrise will cooperate with us in connection with our compliance with the REIT rules under the Internal Revenue Code of 1986, as amended (the “Code”), and in connection with our financial reporting obligations, (2) contains restrictions on our rights to transfer our interest in the acquired properties to transferees who compete with Sunrise or who do not meet certain requirements, (3) provides that Sunrise consents to the transactions contemplated by the Purchase Agreement and waives certain rights under the Existing Agreements, and (4) confirms our right of first offer to acquire certain properties and various factual matters. The Letter Agreement is binding upon closing of the Transaction, but is expected to be replaced by more definitive agreements as described above.

On February 14, 2007, Health Care Property Investors, Inc. (“HCPI”) submitted a proposal to acquire the assets of Sunrise REIT. HCPI has put forth an amended proposal and also proposed to enter into an agreement with Sunrise. In addition, in connection with our pending acquisition of Sunrise REIT and the competing offer from Health Care Property Investors, Inc., we are a party to proceedings in the Ontario Superior Court of Justice seeking legal interpretations of our rights under various agreements pertaining to the acquisition. Notices of application concerning the proceedings were filed on February 18, 2007 and February 21, 2007.

Note 19—Condensed Consolidating Information

We and certain of our direct and indirect wholly owned subsidiaries (the “Wholly Owned Subsidiary Guarantors”) have fully and unconditionally guaranteed, on a joint and several basis, the obligation to pay principal and interest with respect to the Senior Notes of the Issuers. Ventas Capital Corporation is a wholly owned direct subsidiary of Ventas Realty that was formed to facilitate the offering of the senior notes and has no assets or operations. In addition, Ventas Realty and the Wholly Owned Subsidiary Guarantors have fully and unconditionally guaranteed, on a joint and several basis, the obligation to pay principal and interest with respect to our Convertible Notes. ETOP, of which we own substantially all of the partnership units, and certain of its wholly owned subsidiaries (the “ETOP Subsidiary Guarantors” and collectively, with the Wholly Owned Subsidiary Guarantors, the “Guarantors”), have also provided a guarantee, on a joint and several basis, of the Senior Notes and the Convertible Notes. We have other subsidiaries (“Non-Guarantor Subsidiaries”) that are not included among the

Guarantors, and such subsidiaries are not obligated with respect to the Senior Notes or the Convertible Notes. Contractual and legal restrictions, including those contained in the instruments governing certain Non-Guarantor Subsidiaries’ outstanding indebtedness, may under certain circumstances restrict our ability to obtain cash from our Non-Guarantor Subsidiaries for the purpose of meeting our debt service obligations, including our guarantee of payment of principal and interest on the Senior Notes and our primary obligation to pay principal and interest on the Convertible Notes. Certain of our real estate assets are also subject to mortgages. The following summarizes our condensed consolidating information as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006:

CONDENSED CONSOLIDATING BALANCE SHEET

As of December 31, 2006

	Ventas, Inc.	ETOP and ETOP Subsidiary Guarantors	Wholly Owned Subsidiary Guarantors	Issuers	Non- Guarantor Subsidiaries	Consolidated Elimination	Consolidated
	(In thousands)
Assets
Net real estate investments	$11,444	$54,062	$1,467,440	$978,700	$572,254	$—	$3,083,900
Cash and cash equivalents	—	—	—	779	467	—	1,246
Escrow deposits and restricted cash	230	—	53,410	5,630	20,769	—	80,039
Deferred financing costs, net	1,106	—	—	17,279	30	—	18,415
Notes receivable-related parties	1,716	—	—	750	—	—	2,466
Equity in affiliates	515,852	79,705	115,903	727,119	15	(1,438,594)	—
Investment in affiliates	—	9,039	—	460,679	—	(469,718)	—
Other	—	652	26,148	28,264	12,670	—	67,734

Total assets	$530,348	$143,458	$1,662,901	$2,219,200	$606,205	$(1,908,312)	$3,253,800

Liabilities and stockholders’ equity
Liabilities:
Senior notes payable and other debt	$225,469	$413	$410,844	$1,369,633	$322,694	$—	$2,329,053
Intercompany	—	1,980	125,000	(132,500)	5,520	—	—
Deferred revenue	18	—	—	8,176	—	—	8,194
Accrued dividend	41,926	23	—	—	—	—	41,949
Accrued interest	—	103	1,758	16,230	1,838	—	19,929
Accounts payable and other accrued liabilities	1,472	103	52,296	43,642	16,499	393	114,405
Deferred income taxes	30,394	—	—	—	—	—	30,394

Total liabilities	299,279	2,622	589,898	1,305,181	346,551	393	2,543,924
Total stockholders’ equity	231,069	140,836	1,073,003	914,019	259,654	(1,908,705)	709,876

Total liabilities and stockholders’ equity	$530,348	$143,458	$1,662,901	$2,219,200	$606,205	$(1,908,312)	$3,253,800

CONDENSED CONSOLIDATING BALANCE SHEET

As of December 31, 2005

	Ventas, Inc.	ETOP and ETOP Subsidiary Guarantors	Wholly Owned Subsidiary Guarantors	Issuers	Non- Guarantor Subsidiaries	Consolidated Elimination	Consolidated
	(In thousands)
Assets
Net real estate investments	$12,117	$56,200	$905,513	$978,104	$574,540	$—	$2,526,474
Cash and cash equivalents	1	1	—	1,027	612	—	1,641
Escrow deposits and restricted cash	220	26	26,693	17,636	15,092	—	59,667
Deferred financing costs, net	—	—	—	17,581	—	—	17,581
Notes receivable-related parties	1,716	—	—	1,125	—	—	2,841
Equity in affiliates	514,844	80,390	88,850	724,038	15	(1,408,137)	—
Investment in affiliates	—	9,039	—	—	—	(9,039)	—
Other	—	509	13,113	10,023	7,269	—	30,914

Total assets	$528,898	$146,165	$1,034,169	$1,749,534	$597,528	$(1,417,176)	$2,639,118

Liabilities and stockholders’ equity
Liabilities:
Senior notes payable and other debt	$—	$424	$305,816	$1,180,239	$316,085	$—	$1,802,564
Intercompany	—	2,696	125,000	(132,500)	4,804	—	—
Deferred revenue	44	—	—	10,496	—	—	10,540
Accrued dividend	37,272	71	—	—	—	—	37,343
Accrued interest	—	3	1,442	11,190	1,783	—	14,418
Accounts payable and other accrued liabilities	2,346	103	23,734	36,855	13,109	393	76,540
Deferred income taxes	30,394	—	—	—	—	—	30,394

Total liabilities	70,056	3,297	455,992	1,106,280	335,781	393	1,971,799
Total stockholders’ equity	458,842	142,868	578,177	643,254	261,747	(1,417,569)	667,319

Total liabilities and stockholders’ equity	$528,898	$146,165	$1,034,169	$1,749,534	$597,528	$(1,417,176)	$2,639,118

CONDENSED CONSOLIDATING STATEMENT OF INCOME

For the year ended December 31, 2006

	Ventas, Inc.	ETOP and ETOP Subsidiary Guarantors	Wholly Owned Subsidiary Guarantors	Issuers	Non- Guarantor Subsidiaries	Consolidated Elimination	Consolidated
	(In thousands)
Revenues:
Rental income	$2,317	$5,722	$86,694	$254,529	$56,690	$—	$405,952
Interest income from loans receivable	—	—	—	7,014	—	—	7,014
Equity earnings (loss) in affiliates	128,902	(99)	4,179	—	—	(132,982)	—
Interest and other income	79	—	37	2,412	358	—	2,886

Total revenues	131,298	5,623	90,910	263,955	57,048	(132,982)	415,852
Expenses:
Interest	86	35	20,428	93,138	22,857	—	136,544
Depreciation and amortization	673	2,144	41,956	49,326	23,073	—	117,172
Property-level operating expenses	—	—	—	904	2,267	—	3,171
General, administrative and professional fees	878	402	5,393	16,029	3,434	—	26,136
Rent reset costs	—	—	—	7,361	—	—	7,361
Reversal of contingent liability	(1,769)	—	—	—	—	—	(1,769)
Loss on extinguishment of debt	—	—	—	1,273	—	—	1,273
Intercompany interest	—	(115)	—	(600)	715	—	—

Total expenses	(132)	2,466	67,777	167,431	52,346	—	289,888

Income from continuing operations	131,430	3,157	23,133	96,524	4,702	(132,982)	125,964
Discontinued operations	—	—	—	5,466	—	—	5,466

Net income	$131,430	$3,157	$23,133	$101,990	$4,702	$(132,982)	$131,430

CONDENSED CONSOLIDATING STATEMENT OF INCOME

For the year ended December 31, 2005

	Ventas, Inc.	ETOP and ETOP Subsidiary Guarantors	Wholly Owned Subsidiary Guarantors	Issuers	Non- Guarantor Subsidiaries	Consolidated Elimination	Consolidated
	(In thousands)
Revenues:
Rental income	$2,349	$5,683	$46,336	$220,879	$35,668	$—	$310,915
Interest income from loans receivable	—	—	977	4,024	—	—	5,001
Equity earnings (loss) in affiliates	130,026	(483)	9,218	—	—	(138,761)	—
Interest and other income	75	93	1,309	1,702	89	—	3,268

Total revenues	132,450	5,293	57,840	226,605	35,757	(138,761)	319,184
Expenses:
Interest	—	36	10,883	75,122	14,390	—	100,431
Depreciation and amortization	690	2,140	23,377	45,052	14,060	—	85,319
Property-level operating expenses	—	—	—	428	2,148	—	2,576
General, administrative and professional fees	1,177	609	3,755	16,661	2,873	—	25,075
Loss on extinguishment of debt	—	—	—	1,376	—	—	1,376
Net gain on swap breakage	—	—	—	(981)	—	—	(981)
Net proceeds from litigation settlement	—	—	—	(15,909)	—	—	(15,909)
Contribution to charitable foundation	—	—	—	2,000	—	—	2,000
Intercompany interest	—	(25)	—	(599)	624	—	—

Total expenses	1,867	2,760	38,015	123,150	34,095	—	199,887

Operating income	130,583	2,533	19,825	103,455	1,662	(138,761)	119,297
Net loss on real estate disposals	—	—	—	(175)	—	—	(175)

Income from continuing operations	130,583	2,533	19,825	103,280	1,662	(138,761)	119,122
Discontinued operations	—	5,441	—	6,020	—	—	11,461

Net income	$130,583	$7,974	$19,825	$109,300	$1,662	$(138,761)	$130,583

CONDENSED CONSOLIDATING STATEMENT OF INCOME

For the year ended December 31, 2004

	Ventas, Inc.	ETOP and ETOP Subsidiary Guarantors	Wholly Owned Subsidiary Guarantors	Issuers	Non- Guarantor Subsidiaries	Consolidated Elimination	Consolidated
	(In thousands)
Revenues:
Rental income	$2,271	$5,198	$212	$198,279	$12,773	$—	$218,733
Interest income from loans receivable	—	—	—	2,958	—	—	2,958
Equity earnings (loss) in affiliates	119,661	(376)	3,397	—	—	(122,682)	—
Interest and other income	161	72	—	711	43	—	987

Total revenues	122,093	4,894	3,609	201,948	12,816	(122,682)	222,678
Expenses:
Interest	—	139	—	56,098	5,742	—	61,979
Depreciation and amortization	694	1,960	82	39,917	3,678	—	46,331
Property-level operating expenses	—	—	—	142	1,195	—	1,337
General, administrative and professional fees	499	607	32	16,006	980	—	18,124
Loss on extinguishment of debt	—	—	—	1,370	—	—	1,370
Intercompany interest	—	(110)	—	(409)	519	—	—

Total expenses	1,193	2,596	114	113,124	12,114	—	129,141

Income from continuing operations	120,900	2,298	3,495	88,824	702	(122,682)	93,537
Discontinued operations	—	(47)	—	27,410	—	—	27,363

Net income	$120,900	$2,251	$3,495	$116,234	$702	$(122,682)	$120,900

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

For the year ended December 31, 2006

	Ventas, Inc.	ETOP and ETOP Subsidiary Guarantors	Wholly Owned Subsidiary Guarantors	Issuers	Non- Guarantor Subsidiaries	Consolidated Elimination	Consolidated
	(In thousands)
Net cash provided by operating activities	$608	$4,618	$50,924	$160,833	$21,884	$—	$238,867
Net cash used in investing activities	—	—	—	(481,640)	(334)	—	(481,974)
Cash flows from financing activities:
Net change in borrowings under unsecured revolving credit facility	—	—	—	57,000	—	—	57,000
Net change in borrowings under secured revolving credit facility	—	—	—	(89,200)	—	—	(89,200)
Proceeds from debt	225,469	—	—	221,462	2,074	—	449,005
Repayment of debt	—	(11)	(9,760)	—	(6,313)	—	(16,084)
Payment of deferred financing costs	—	—	—	(4,876)	—	—	(4,876)
Issuance of common stock	831	—	—	—	—	—	831
Proceeds from stock option exercises	6,634	—	—	—	—	—	6,634
Cash distribution (to) from affiliates	(73,232)	(4,321)	(41,164)	136,173	(17,456)	—	—
Cash distribution to stockholders	(160,311)	(287)	—	—	—	—	(160,598)

Net cash provided by (used in) financing activities	(609)	(4,619)	(50,924)	320,559	(21,695)	—	242,712

Net decrease in cash and cash equivalents	(1)	(1)	—	(248)	(145)	—	(395)
Cash and cash equivalents at beginning of year	1	1	—	1,027	612	—	1,641

Cash and cash equivalents at end of year	$—	$—	$—	$779	$467	$—	$1,246

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

For the year ended December 31, 2005

	Ventas, Inc.	ETOP and ETOP Subsidiary Guarantors	Wholly Owned Subsidiary Guarantors	Issuers	Non- Guarantor Subsidiaries	Consolidated Elimination	Consolidated
	(In thousands)
Net cash provided by operating activities	$1,563	$6,221	$25,596	$178,047	$12,337	$—	$223,764
Net cash (used in) provided by investing activities	(17,321)	10,228	—	(607,948)	—	—	(615,041)
Cash flows from financing activities:
Net change in borrowings under secured revolving credit facility	—	—	—	50,200	—	—	50,200
Proceeds from debt	—	—	—	600,000	—	—	600,000
Issuance of intercompany note	—	—	125,000	(125,000)	—	—	—
Repayment of debt	—	(9,242)	(2,101)	(217,173)	(3,472)	—	(231,988)
Payment of deferred financing costs	—	—	—	(9,279)	—	—	(9,279)
Issuance of common stock	101,964	—	—	—	—	—	101,964
Proceeds from stock option exercises	6,819	—	—	—	—	—	6,819
Payment of swap breakage fee	—	—	—	(2,320)	—	—	(2,320)
Cash distribution from (to) affiliates	32,574	(7,046)	(148,498)	132,648	(9,678)	—	—
Cash distribution to stockholders	(125,646)	(197)	—	—	—	—	(125,843)

Net cash provided by (used in) financing activities	15,711	(16,485)	(25,599)	429,076	(13,150)	—	389,553

Net decrease in cash and cash equivalents	(47)	(36)	(3)	(825)	(813)	—	(1,724)
Cash and cash equivalents at beginning of year	48	37	3	1,852	1,425	—	3,365

Cash and cash equivalents at end of year	$1	$1	$—	$1,027	$612	$—	$1,641

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

For the year ended December 31, 2004

	Ventas, Inc.	ETOP and ETOP Subsidiary Guarantors	Wholly Owned Subsidiary Guarantors	Issuers	Non-Guarantor Subsidiaries	Consolidated Elimination	Consolidated
	(In thousands)
Net cash provided by operating activities	$2,578	$2,472	$224	$133,896	$10,788	$—	$149,958
Net cash (used in) provided by investing activities	(121,141)	27,152	14	(205,589)	869	—	(298,695)
Cash flows from financing activities:
Net change in borrowings under secured revolving credit facility	—	—	—	39,000	—	—	39,000
Proceeds from debt	—	—	—	125,000	—	—	125,000
Repayment of debt	—	(3,669)	(2,812)	(59,100)	(1,430)	—	(67,011)
Payment of deferred financing costs	—	—	—	(5,350)	—	—	(5,350)
Issuance of common stock	64,206	—	—	—	—	—	64,206
Proceeds from stock option exercises	17,676	—	—	—	—	—	17,676
Issuance of intercompany note	—	7,500	—	(7,500)	—	—	—
Cash distribution from (to) affiliates	140,205	(33,418)	2,577	(100,556)	(8,808)	—	—
Cash distribution to stockholders	(103,523)	—	—	—	—	—	(103,523)

Net cash provided by (used in) financing activities	118,564	(29,587)	(235)	(8,506)	(10,238)	—	69,998

Net increase (decrease) in cash and cash equivalents	1	37	3	(80,199)	1,419	—	(78,739)
Cash and cash equivalents at beginning of year	47	—	—	82,051	6	—	82,104

Cash and cash equivalents at end of year	$48	$37	$3	$1,852	$1,425	$—	$3,365

Note 20—ETOP Condensed Consolidating Information

ETOP, of which we own substantially all of the partnership interests, and the ETOP Subsidiary Guarantors have provided full and unconditional guarantees, on a joint and several basis with us and certain of our direct and indirect wholly owned subsidiaries, of the obligation to pay principal and interest with respect to the Senior Notes and the Convertible Notes. See “Note 19—Condensed Consolidating Information.” Certain of ETOP’s other direct and indirect wholly owned subsidiaries (the “ETOP Non-Guarantor Subsidiaries”) that have not provided the Guarantee of the Senior Notes or the Convertible Notes are therefore not directly obligated with respect to the Senior Notes or the Convertible Notes.

Contractual and legal restrictions, including those contained in the instruments governing certain of the ETOP Non-Guarantor Subsidiaries’ outstanding indebtedness, may under certain circumstances restrict ETOP’s (and therefore our) ability to obtain cash from the ETOP Non-Guarantor Subsidiaries for the purpose of satisfying ETOP’s and our debt service obligations, including ETOP’s and our guarantee of payment of principal and interest on the Senior Notes and our primary obligation to pay principal and interest on the Convertible Notes. See “Note 8—Borrowing Arrangements.” Certain of the ETOP Subsidiary Guarantors’ properties are subject to mortgages.

For comparative purposes, the ETOP Condensed Consolidating Financial Statements for the periods prior to the ElderTrust merger are presented as “Predecessor Company” financial statements and are not included as part of our Condensed Consolidating Financial Statements for those periods.

CONDENSED CONSOLIDATING BALANCE SHEET

As of December 31, 2006

	ETOP and ETOP Subsidiary Guarantors	ETOP Non-Guarantor Subsidiaries	Consolidated Elimination	Consolidated
	(In thousands)
Assets
Net real estate investments	$54,062	$86,058	$—	$140,120
Cash and cash equivalents	—	336	—	336
Escrow deposits and restricted cash	—	6,543	—	6,543
Equity in affiliates	79,705	15	(79,720)	—
Investment in affiliates	9,039	—	—	9,039
Other	652	1,526	—	2,178

Total assets	$143,458	$94,478	$(79,720)	$158,216

Liabilities and stockholders’ equity
Liabilities:
Notes payable and other debt	$413	$65,386	$—	$65,799
Intercompany	(5,520)	5,520	—	—
Note payable to affiliate	7,500	—	—	7,500
Accrued dividend	23	—	—	23
Accrued interest	103	422	—	525
Accounts payable and other accrued liabilities	103	3,095	—	3,198

Total liabilities	2,622	74,423	—	77,045
Total stockholders’ equity	140,836	20,055	(79,720)	81,171

Total liabilities and stockholders’ equity	$143,458	$94,478	$(79,720)	$158,216

CONDENSED CONSOLIDATING BALANCE SHEET

As of December 31, 2005

	ETOP and ETOP Subsidiary Guarantors	ETOP Non-Guarantor Subsidiaries	Consolidated Elimination	Consolidated
	(In thousands)
Assets
Net real estate investments	$56,200	$88,992	$—	$145,192
Cash and cash equivalents	1	438	—	439
Escrow deposits and restricted cash	26	5,590	—	5,616
Equity in affiliates	80,390	15	(80,405)	—
Investment in affiliates	9,039	—	—	9,039
Other	509	1,366	—	1,875

Total assets	$146,165	$96,401	$(80,405)	$162,161

Liabilities and stockholders’ equity
Liabilities:
Notes payable and other debt	$424	$66,776	$—	$67,200
Intercompany	2,696	4,804	—	7,500
Note payable to affiliate	—	—	—	—
Accrued dividend	71	—	—	71
Accrued interest	3	431	—	434
Accounts payable and other accrued liabilities	103	3,017	—	3,120

Total liabilities	3,297	75,028	—	78,325
Total stockholders’ equity	142,868	21,373	(80,405)	83,836

Total liabilities and stockholders’ equity	$146,165	$96,401	$(80,405)	$162,161

CONDENSED CONSOLIDATING STATEMENT OF INCOME

For the year ended December 31, 2006

	ETOP and ETOP Subsidiary Guarantors	ETOP Non-Guarantor Subsidiaries	Consolidated Elimination	Consolidated
	(In thousands)
Revenues:
Rental income	$5,722	$10,787	$—	$16,509
Interest and other income	—	126	—	126
Equity loss in affiliates	(99)	—	99	—

Total revenues	5,623	10,913	99	16,635
Expenses:
Interest	35	5,060	—	5,095
Depreciation and amortization	2,144	3,194	—	5,338
Property-level operating expenses	—	1,448	—	1,448
General, administrative and professional fees	402	595	—	997
Intercompany interest	(115)	715	—	600

Total expenses	2,466	11,012	—	13,478

Net income (loss)	$3,157	$(99)	$99	$3,157

CONDENSED CONSOLIDATING STATEMENT OF INCOME

For the year ended December 31, 2005

	ETOP and ETOP Subsidiary Guarantors	ETOP Non-Guarantor Subsidiaries	Consolidated Elimination	Consolidated
	(In thousands)
Revenues:
Rental income	$5,683	$10,695	$—	$16,378
Interest and other income	93	56	—	149
Equity loss in affiliates	(483)	—	483	—

Total revenues	5,293	10,751	483	16,527
Expenses:
Interest	36	5,161	—	5,197
Depreciation and amortization	2,140	3,167	—	5,307
Property-level operating expenses	—	1,430	—	1,430
General, administrative and professional fees	609	851	—	1,460
Intercompany interest	(25)	625	—	600

Total expenses	2,760	11,234	—	13,994

Income (loss) from continuing operations	2,533	(483)	483	2,533
Discontinued operations	5,441	—	—	5,441

Net income (loss)	$7,974	$(483)	$483	$7,974

CONDENSED CONSOLIDATING STATEMENT OF INCOME

For the period from February 5, 2004 through December 31, 2004

	ETOP and ETOP Subsidiary Guarantors	ETOP Non-Guarantor Subsidiaries	Consolidated Elimination	Consolidated
	(In thousands)
Revenues:
Rental income	$5,198	$9,724	$—	$14,922
Interest and other income	72	43	—	115
Equity loss in affiliates	(376)	—	376	—

Total revenues	4,894	9,767	376	15,037
Expenses:
Interest	139	4,814	—	4,953
Depreciation	1,960	2,896	—	4,856
Property-level operating expenses	—	1,161	—	1,161
General, administrative and professional fees	607	753	—	1,360
Intercompany interest	(110)	519	—	409

Total expenses	2,596	10,143	—	12,739

Income (loss) from continuing operations	2,298	(376)	376	2,298
Discontinued operations	(47)	—	—	(47)

Net income (loss)	$2,251	$(376)	$376	$2,251

PREDECESSOR COMPANY CONDENSED CONSOLIDATING STATEMENT OF INCOME

For the period from January 1, 2004 through February 4, 2004

	ETOP and ETOP Subsidiary Guarantors	ETOP Non-Guarantor Subsidiaries	Consolidated Elimination	Consolidated
	(In thousands)
Revenues:
Rental income	$507	$1,005	$—	$1,512
Interest and other income	113	10	(63)	60
Equity earnings in affiliates	66	—	(66)	—

Total revenues	686	1,015	(129)	1,572
Expenses:
Interest	40	509	—	549
Depreciation	192	295	—	487
Property-level operating expenses	—	101	—	101
General, administrative and professional fees	182	18	—	200
Loss on extinguishment of debt	8	—	—	8
Intercompany interest	37	26	(63)	—
Loss on sale of fixed asset	10	—	—	10

Total expenses	469	949	(63)	1,355

Income from continuing operations	217	66	(66)	217
Discontinued operations	414	—	—	414

Net income	$631	$66	$(66)	$631

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

For the year ended December 31, 2006

	ETOP and ETOP Subsidiary Guarantors	ETOP Non-Guarantor Subsidiaries	Consolidated Elimination	Consolidated
	(In thousands)
Net cash provided by operating activities	$4,618	$2,873	$—	$7,491
Net cash used in investing activities	—	(259)	—	(259)
Net cash used in financing activities	(4,619)	(2,716)	—	(7,335)

Net decrease in cash and cash equivalents	(1)	(102)	—	(103)
Cash and cash equivalents at beginning of year	1	438	—	439

Cash and cash equivalents at end of year	$—	$336	$—	$336

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

For the year ended December 31, 2005

	ETOP and ETOP Subsidiary Guarantors	ETOP Non-Guarantor Subsidiaries	Consolidated Elimination	Consolidated
	(In thousands)
Net cash provided by operating activities	$6,221	$1,410	$—	$7,631
Net cash provided by (used in) investing activities	10,228	(25)	—	10,203
Net cash used in financing activities	(16,485)	(2,120)	—	(18,605)

Net decrease in cash and cash equivalents	(36)	(735)	—	(771)
Cash and cash equivalents at beginning of year	37	1,173	—	1,210

Cash and cash equivalents at end of year	$1	$438	$—	$439

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

For the period from February 5, 2004 through December 31, 2004

	ETOP and ETOP Subsidiary Guarantors	ETOP Non-Guarantor Subsidiaries	Consolidated Elimination	Consolidated
	(In thousands)
Net cash provided by operating activities	$2,472	$4,896	$—	$7,368
Net cash used in investing activities	27,152	(27,235)	—	(83)
Net cash used in financing activities	(29,587)	(4,508)	—	(34,095)

Net (decrease) increase in cash and cash equivalents	37	(26,847)	—	(26,810)
Cash and cash equivalents at beginning of year	—	28,020	—	28,020

Cash and cash equivalents at end of year	$37	$1,173	$—	$1,210

PREDECESSOR COMPANY CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

For the period from January 1, 2004 through February 4, 2004

	ETOP and ETOP Subsidiary Guarantors	ETOP Non-Guarantor Subsidiaries	Consolidated Elimination	Consolidated
	(In thousands)
Net cash provided by operating activities	$820	$260	$—	$1,080
Net cash provided by investing activities	2,806	—	—	2,806
Net cash used in financing activities	(1,323)	(212)	—	(1,535)

Net increase in cash and cash equivalents	2,303	48	—	2,351
Cash and cash equivalents at beginning of year	24,848	821	—	25,669

Cash and cash equivalents at end of year	$27,151	$869	$—	$28,020

VENTAS, INC.

SCHEDULE III

REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2006

(Dollars in Thousands)

	Location		Initial Cost to Company		Cost Capitalized Subsequent to Acquisition	Gross Amount Carried at Close of Period		Accumulated Depreciation	Date of Construction	Date Acquired	Life on Which Depreciation in Income Statement is Computed
Facility Name	City	State	Land	Buildings and Improve- ments		Land	Buildings and Improve- ments
BROOKDALE SENIORS HOUSING FACILITIES
The Springs of East Mesa	Mesa	AZ	$2,747	$24,938	$(20)	$2,747	$24,918	$1,905	1986	2005	35 years
Sterling House of Mesa	Mesa	AZ	655	7,004	(74)	655	6,930	504	1998	2005	35 years
Clare Bridge of Oro Valley	Oro Valley	AZ	666	6,174	30	666	6,204	474	1998	2005	35 years
Sterling House of Peoria	Peoria	AZ	598	4,876	100	598	4,976	399	1998	2005	35 years
Clare Bridge of Tempe	Tempe	AZ	611	4,069	204	611	4,273	371	1997	2005	35 years
Sterling House of East Speedway	Tucson	AZ	506	4,749	17	506	4,766	363	1998	2005	35 years
Woodside Terrace	Redwood City	CA	7,669	66,745	(54)	7,669	66,691	5,187	1988	2005	35 years
The Atrium	San Jose	CA	6,240	66,382	(53)	6,240	66,329	4,766	1987	2005	35 years
Brookdale Place	San Marcos	CA	4,288	36,233	(29)	4,288	36,204	2,851	1987	2005	35 years
Wynwood of Colorado Springs	Colorado Springs	CO	715	9,286	(262)	715	9,024	616	1997	2005	35 years
Wynwood of Pueblo	Pueblo	CO	840	9,411	(142)	840	9,269	664	1997	2005	35 years
The Gables at Farmington	Farmington	CT	3,995	36,339	(29)	3,995	36,310	2,773	1984	2005	35 years
Chatfield	West Hartford	CT	2,493	22,852	(19)	2,493	22,833	1,738	1989	2005	35 years
The Grand Court Ft. Myers	Ft. Myers	FL	1,065	9,586		1,065	9,586	911	1988	2004	35 years
The Grand Court Tavares	Tavares	FL	431	3,881		431	3,881	423	1985	2004	35 years
The Classic at West Palm Beach	West Palm Beach	FL	3,759	33,099	(27)	3,759	33,072	2,560	1990	2005	35 years
Sterling House of Pensacola	Pensacola	FL	632	6,092	3	632	6,095	460	1998	2005	35 years
Clare Bridge of Tallahassee	Tallahassee	FL	667	6,173	31	667	6,204	475	1998	2005	35 years
Clare Bridge of West Melbourne	West Melbourne	FL	586	5,485	20	586	5,505	419	2000	2005	35 years
Clare Bridge Cottage of Winter Haven	Winter Haven	FL	232	3,008	(85)	232	2,923	200	1997	2005	35 years
Sterling House of Winter Haven	Winter Haven	FL	438	5,553	(146)	438	5,407	372	1997	2005	35 years
Wynwood of Twin Falls	Twin Falls	ID	703	6,158	71	703	6,229	486	1997	2005	35 years
The Grand Court Belleville	Belleville	IL	370	3,333		370	3,333	314	1984	2004	35 years
Seasons at Glenview	Northbrook	IL	1,988	39,762		1,988	39,762	3,264	1999	2004	35 years
The Hallmark	Chicago	IL	11,057	107,603	(87)	11,057	107,516	7,993	1990	2005	35 years
The Kenwood of Lake View	Chicago	IL	3,072	26,690	(22)	3,072	26,668	2,076	1950	2005	35 years
The Heritage	Des Plaines	IL	6,872	60,214	(49)	6,872	60,165	4,666	1993	2005	35 years
Devonshire of Hoffman Estates	Hoffman Estates	IL	3,886	44,166	(35)	3,886	44,131	3,096	1987	2005	35 years
The Devonshire	Lisle	IL	7,953	70,457	(57)	7,953	70,400	5,435	1990	2005	35 years

VENTAS, INC.

SCHEDULE III

REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2006

(Dollars in Thousands)

	Location		Initial Cost to Company		Cost Capitalized Subsequent to Acquisition	Gross Amount Carried at Close of Period		Accumulated Depreciation	Date of Construction	Date Acquired	Life on Which Depreciation in Income Statement is Computed
Facility Name	City	State	Land	Buildings and Improve- ments		Land	Buildings and Improve- ments
Hawthorn Lakes	Vernon Hills	IL	4,439	35,073	(29)	4,439	35,044	2,841	1987	2005	35 years
The Willows	Vernon Hills	IL	1,147	10,049	(8)	1,147	10,041	779	1999	2005	35 years
Berkshire of Castleton	Indianapolis	IN	1,280	11,524	(9)	1,280	11,515	883	1986	2005	35 years
Sterling House of Evansville	Evansville	IN	357	3,767	(35)	357	3,732	273	1998	2005	35 years
Sterling House of Marion	Marion	IN	207	3,573	(174)	207	3,399	214	1998	2005	35 years
Sterling House of Portage	Portage	IN	128	3,652	(267)	128	3,385	190	1999	2005	35 years
Sterling House of Richmond	Richmond	IN	495	4,127	73	495	4,200	334	1998	2005	35 years
The Grand Court Overland Park	Overland Park	KS	2,297	20,676		2,297	20,676	1,782	1988	2004	35 years
Clare Bridge of Leawood	Leawood	KS	117	5,131	(443)	117	4,688	246	2000	2005	35 years
Clare Bridge Cottage of Topeka	Topeka	KS	369	6,831	(360)	369	6,471	400	2000	2005	35 years
River Bay Club	Quincy	MA	6,101	57,909	(47)	6,101	57,862	4,344	1986	2005	35 years
The Grand Court Adrian	Adrian	MI	601	5,411		601	5,411	560	1988	2004	35 years
The Grand Court Farmington Hills	Farmington Hills	MI	847	7,619		847	7,619	692	1989	2004	35 years
Wynwood of Northville	Northville	MI	407	6,073	(236)	407	5,837	382	1996	2005	35 years
Wynwood of Utica	Utica	MI	1,142	11,818	(85)	1,142	11,733	863	1996	2005	35 years
Edina Park Plaza	Edina	MN	3,621	33,168	(27)	3,621	33,141	2,524	1998	2005	35 years
Sterling House of Blaine	Blaine	MN	150	1,677	(25)	150	1,652	118	1997	2005	35 years
Clare Bridge of Eden Prairie	Eden Prairie	MN	301	6,233	(368)	301	5,865	353	1998	2005	35 years
Sterling House of Inver Grove Heights	Inver Grove Heights	MN	253	2,657	(23)	253	2,634	193	1997	2005	35 years
Clare Bridge of North Oaks	North Oaks	MN	1,057	8,303	213	1,057	8,516	693	1998	2005	35 years
Clare Bridge of Plymouth	Plymouth	MN	679	8,681	(234)	679	8,447	579	1998	2005	35 years
The Grand Court Kansas City I	Kansas City	MO	1,250	11,249		1,250	11,249	1,012	1989	2004	35 years
The Grand Court Albuquerque	Albuquerque	NM	1,382	12,440		1,382	12,440	1,248	1991	2004	35 years
Ponce de Leon	Santa Fe	NM	—	28,199	(21)	—	28,178	2,015	1986	2005	35 years
Clare Bridge of Cary	Cary	NC	724	6,471	59	724	6,530	506	1997	2005	35 years
Clare Bridge of Winston-Salem	Winston-Salem	NC	368	3,500	6	368	3,506	266	1997	2005	35 years
Brendenwood	Voorhees	NJ	3,158	29,933	(24)	3,158	29,909	2,247	1987	2005	35 years
Clare Bridge of Westampton	Westampton	NJ	881	4,746	418	881	5,164	490	1997	2005	35 years
The Grand Court Las Vegas	Las Vegas	NV	679	6,107		679	6,107	631	1987	2004	35 years
The Gables at Brighton	Rochester	NY	1,131	9,506	(8)	1,131	9,498	750	1988	2005	35 years
Villas of Sherman Brook	Clinton	NY	947	7,534	181	947	7,715	625	1991	2005	35 years

VENTAS, INC.

SCHEDULE III

REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2006

(Dollars in Thousands)

	Location		Initial Cost to Company		Cost Capitalized Subsequent to Acquisition	Gross Amount Carried at Close of Period		Accumulated Depreciation	Date of Construction	Date Acquired	Life on Which Depreciation in Income Statement is Computed
Facility Name	City	State	Land	Buildings and Improve- ments		Land	Buildings and Improve- ments
Wynwood of Kenmore	Kenmore	NY	1,487	15,182	(88)	1,487	15,094	1,115	1995	2005	35 years
Clare Bridge of Niskayuna	Niskayuna	NY	1,020	8,340	169	1,020	8,509	682	1997	2005	35 years
Wynwood of Niskayuna	Niskayuna	NY	1,884	16,116	234	1,884	16,350	1,288	1996	2005	35 years
Clare Bridge of Perinton	Pittsford	NY	611	4,069	204	611	4,273	371	1997	2005	35 years
Villas of Summerfield	Syracuse	NY	1,132	11,443	(55)	1,132	11,388	844	1991	2005	35 years
Clare Bridge of Williamsville	Williamsville	NY	839	3,844	473	839	4,317	439	1997	2005	35 years
The Grand Court Dayton	Dayton	OH	636	5,721		636	5,721	672	1987	2004	35 years
The Grand Court Findlay	Findlay	OH	385	3,464		385	3,464	355	1984	2004	35 years
The Grand Court Springfield	Springfield	OH	250	2,250		250	2,250	261	1986	2004	35 years
Sterling House of Alliance	Alliance	OH	392	6,288	(276)	392	6,012	386	1998	2005	35 years
Clare Bridge Cottage of Austintown	Austintown	OH	151	3,089	(180)	151	2,909	175	1999	2005	35 years
Sterling House of Beaver Creek	Beavercreek	OH	587	5,385	32	587	5,417	416	1998	2005	35 years
Sterling House of Westerville	Columbus	OH	267	3,603	(113)	267	3,490	235	1999	2005	35 years
Sterling House of Salem	Salem	OH	634	4,662	163	634	4,825	403	1998	2005	35 years
The Grand Court Lubbock	Lubbock	TX	720	6,479		720	6,479	588	1984	2004	35 years
The Grand Court Bristol	Bristol	VA	648	5,835		648	5,835	590	1985	2004	35 years
Park Place	Spokane	WA	1,622	12,905	(10)	1,622	12,895	1,042	1915	2005	35 years
Clare Bridge of Lynwood	Lynwood	WA	1,219	9,581	244	1,219	9,825	799	1999	2005	35 years
Clare Bridge of Puyallup	Puyallup	WA	1,055	8,305	211	1,055	8,516	692	1998	2005	35 years
Sterling House of Fond du Lac	Fond du Lac	WI	196	1,604	33	196	1,637	131	2000	2005	35 years
Sterling House of Kenosha	Kenosha	WI	551	5,436	(12)	551	5,424	406	2000	2005	35 years
Clare Bridge Cottage of La Crosse	La Crosse	WI	621	4,059	215	621	4,274	374	2004	2005	35 years
Sterling House of La Crosse	La Crosse	WI	644	5,836	43	644	5,879	453	1998	2005	35 years

TOTAL FOR BROOKDALE SENIORS HOUSING FACILITIES			129,800	1,257,451	(900)	129,800	1,256,551	97,511
NON-BROOKDALE SENIORS HOUSING FACILITIES
CaraVita Village	Montgomery	AL	779	8,507	55	779	8,562	455	1987	2005	35 years
Elmcroft of Halcyon	Montgomery	AL	220	5,476		220	5,476	26	1999	2006	35 years
West Shores	Hot Springs	AR	1,326	10,904		1,326	10,904	426	1988	2005	35 years
Outlook Pointe at Blytheville	Blytheville	AR	294	2,946		294	2,946	14	1997	2006	35 years

VENTAS, INC.

SCHEDULE III

REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2006

(Dollars in Thousands)

	Location		Initial Cost to Company		Cost Capitalized Subsequent to Acquisition	Gross Amount Carried at Close of Period		Accumulated Depreciation	Date of Construction	Date Acquired	Life on Which Depreciation in Income Statement is Computed
Facility Name	City	State	Land	Buildings and Improve- ments		Land	Buildings and Improve- ments
Outlook Pointe at Maumelle	Maumelle	AR	1,252	7,601		1,252	7,601	36	1997	2006	35 years
Outlook Pointe at Mountain Home	Mountain Home	AR	204	8,971		204	8,971	43	1997	2006	35 years
Outlook Pointe at Pocahontas	Pocahontas	AR	575	2,026		575	2,026	10	1997	2006	35 years
Outlook Pointe at Sherwood	Sherwood	AR	1,320	5,693		1,320	5,693	27	1997	2006	35 years
Cottonwood Village	Cottonwood	AZ	1,200	15,124		1,200	15,124	583	1986	2005	35 years
Fairwood Manor	Anaheim	CA	2,464	7,908		2,464	7,908	553	1977	2005	35 years
Summerville at Heritage Place	Tracy	CA	1,110	13,296		1,110	13,296	621	1986	2005	35 years
Barrington Court Alzheimer’s Residence	Danville	CA	360	4,640		360	4,640	107	1999	2006	35 years
Atherton Court Alzheimer’s Residence	Fremont	CA	251	4,449		251	4,449	109	1994	2006	35 years
Somer Park Residence for Memory Impairment	Roseville	CA	220	2,380		220	2,380	56	1996	2006	35 years
Villa Santa Barbara	Santa Barbara	CA	1,219	12,426		1,219	12,426	483	1977	2005	35 years
Las Villas Del Norte	Escondido	CA	2,791	32,632		2,791	32,632	155	1986	2006	35 years
Rancho Vista	Vista	CA	6,730	21,828		6,730	21,828	104	1982	2006	35 years
ActivCare at Point Loma	San Diego	CA	2,117	6,865		2,117	6,865	33	1999	2006	35 years
ActivCare at La Mesa	La Mesa	CA	2,431	6,101		2,431	6,101	29	1997	2006	35 years
Grossmont Gardens	La Mesa	CA	9,104	59,349		9,104	59,349	283	1964	2006	35 years
Mountview Retirement Residence	Montrose	CA	1,089	15,449		1,089	15,449	74	1974	2006	35 years
Las Villas Del Carlsbad	Carlsbad	CA	1,760	30,470		1,760	30,470	145	1987	2006	35 years
Summerville at South Windsor	South Windsor	CT	2,187	12,713	(31)	2,187	12,682	936	1999	2004	35 years
The Plaza at Bonita Springs	Bonita Springs	FL	1,540	10,783		1,540	10,783	720	1989	2005	35 years
The Plaza at Boynton Beach	Boynton Beach	FL	2,317	16,218		2,317	16,218	1,024	1999	2005	35 years
The Plaza at Deer Creek	Deerfield	FL	1,399	9,791		1,399	9,791	733	1999	2005	35 years
The Plaza at Jensen Beach	Jensen Beach	FL	1,831	12,821		1,831	12,821	851	1999	2005	35 years
Summerville at Lake Mary	Lake Mary	FL	700	6,300		700	6,300	170	2001	2006	35 years
Summerville at Golden Pond	Bradenton	FL	550	6,350		550	6,350	172	1985	2006	35 years
Highland Terrace	Inverness	FL	269	4,107		269	4,107	233	1997	2005	35 years
Elmcroft of Timberlin Parc	Jacksonville	FL	455	5,905		455	5,905	28	1998	2006	35 years
Winterville Retirement	Winterville	GA	243	7,418		243	7,418	402	1999	2005	35 years
Greenwood Gardens	Marietta	GA	706	3,132		706	3,132	194	1997	2005	35 years
Peachtree Estates	Dalton	GA	501	5,228		501	5,228	300	2000	2005	35 years

VENTAS, INC.

SCHEDULE III

REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2006

(Dollars in Thousands)

	Location		Initial Cost to Company		Cost Capitalized Subsequent to Acquisition	Gross Amount Carried at Close of Period		Accumulated Depreciation	Date of Construction	Date Acquired	Life on Which Depreciation in Income Statement is Computed
Facility Name	City	State	Land	Buildings and Improve- ments		Land	Buildings and Improve- ments
Tara Plantation	Cumming	GA	1,381	7,708		1,381	7,708	429	1998	2005	35 years
The Sanctuary at Northstar	Kennesaw	GA	906	5,614		906	5,614	297	2001	2005	35 years
The Harrison	Indianapolis	IN	1,200	5,740		1,200	5,740	248	1985	2005	35 years
Georgetowne Place	Fort Wayne	IN	1,315	18,185		1,315	18,185	663	1987	2005	35 years
Towne Centre	Merrillville	IN	1,291	27,709		1,291	27,709	1,149	1987	2006	35 years
Heritage Woods	Agawarn	MA	1,249	4,625		1,249	4,625	637	1997	2004	30 years
Heritage at North Andover	North Andover	MA	1,194	12,544		1,194	12,544	1,280	1994	2004	30 years
Heritage at Vernon Court	Newton	MA	1,793	9,678		1,793	9,678	977	1930	2004	30 years
Heritage at Cleveland Circle	Brookline	MA	1,468	11,418		1,468	11,418	1,146	1995	2004	30 years
Cabot Park Village	Newtonville	MA	1,772	14,854		1,772	14,854	1,566	1996	2004	30 years
The Village at Farm Pond	Framingham	MA	5,165	33,335	679	5,819	33,360	2,059	1999	2004	35 years
Whitehall Estate	Hyannis	MA	1,277	9,063		1,277	9,063	482	1999	2005	35 years
Brighton	Brighton	MI	520	11,680		520	11,680	631	1989	2005	35 years
Rose Arbor	Maple Grove	MN	1,140	12,421		1,140	12,421	409	2000	2006	35 years
Wildflower Lodge	Maple Grove	MN	504	5,035		504	5,035	166	1981	2006	35 years
Elmcroft of Little Avenue	Charlotte	NC	250	5,077		250	5,077	24	1997	2006	35 years
Outlook Pointe at North Ridge	Raleigh	NC	184	3,592		184	3,592	17	1984	2006	35 years
Crown Pointe	Omaha	NE	1,316	11,950		1,316	11,950	471	1985	2005	35 years
The Amberleigh	Amherst	NY	3,498	19,097		3,498	19,097	805	1988	2005	35 years
The Commons at Greenbriar	Boardman	OH	210	2,106		210	2,106	351	1987	2002	25 years
Summerville at Mentor	Mentor	OH	559	11,341	(29)	559	11,312	842	1999	2004	35 years
Outlook Pointe at Ontario	Mansfield	OH	523	7,968		523	7,968	38	1998	2006	35 years
Outlook Pointe at Medina	Medina	OH	661	9,788		661	9,788	47	1999	2006	35 years
Outlook Pointe at Washington Township	Miamisburg	OH	1,235	12,611		1,235	12,611	60	1998	2006	35 years
Outlook Pointe at Sagamore Hills	Sagamore Hills	OH	980	12,604		980	12,604	60	2000	2006	35 years
Outlook Pointe at Lima	Lima	OH	490	3,369		490	3,369	16	1998	2006	35 years
Outlook Pointe at Xenia	Xenia	OH	653	2,801		653	2,801	13	1999	2006	35 years
Berkshire Commons	Reading	PA	470	4,301		470	4,301	517	1997	2004	30 years
Lehigh	Macungie	PA	420	4,406		420	4,406	517	1997	2004	30 years
Sanatoga Court	Pottstown	PA	360	3,233		360	3,233	390	1997	2004	30 years
Highgate at Paoli Pointe	Paoli	PA	1,151	9,079		1,151	9,079	979	1997	2004	30 years

VENTAS, INC.

SCHEDULE III

REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2006

(Dollars in Thousands)

	Location		Initial Cost to Company		Cost Capitalized Subsequent to Acquisition	Gross Amount Carried at Close of Period		Accumulated Depreciation	Date of Construction	Date Acquired	Life on Which Depreciation in Income Statement is Computed
Facility Name	City	State	Land	Buildings and Improve- ments		Land	Buildings and Improve- ments
Mifflin Court	Shillington	PA	689	4,265		689	4,265	399	1997	2004	35 years
Outlook Pointe at Shippensburg	Shippensburg	PA	203	7,634		203	7,634	36	1999	2006	35 years
Outlook Pointe at Dillsburg	Dillsburg	PA	432	7,797		432	7,797	37	1998	2006	35 years
Outlook Pointe at Lebanon	Lebanon	PA	240	7,336		240	7,336	35	1999	2006	35 years
Outlook Pointe at Allison Park	Allison Park	PA	1,171	5,686		1,171	5,686	27	1986	2006	35 years
Outlook Pointe at Altoona	Duncansville	PA	331	4,729		331	4,729	23	1997	2006	35 years
Outlook Pointe at Berwick	Berwick	PA	111	6,741		111	6,741	32	1998	2006	35 years
Outlook Pointe at Chippewa	Beaver Falls	PA	1,394	8,586		1,394	8,586	41	1998	2006	35 years
Outlook Pointe at Lewisburg	Lewisburg	PA	232	5,666		232	5,666	27	1999	2006	35 years
Outlook Pointe at Lewistown	Lewistown	PA	190	5,170		190	5,170	25	1998	2006	35 years
Outlook Pointe at Loyalsock	Montoursville	PA	413	3,412		413	3,412	16	1999	2006	35 years
Outlook Pointe at Reading	Reading	PA	638	4,942		638	4,942	24	1998	2006	35 years
Outlook Pointe at Saxonburg	Saxonburg	PA	770	5,949		770	5,949	28	1994	2006	35 years
Outlook Pointe at South Beaver	Darlington	PA	627	3,220		627	3,220	15	1984	2006	35 years
Outlook Pointe at State College	State College	PA	320	7,407		320	7,407	35	1997	2006	35 years
The Inn at Seneca	Seneca	SC	365	2,768		365	2,768	164	1999	2005	35 years
Elmcroft of Florence	Florence	SC	108	7,620		108	7,620	36	1998	2006	35 years
Elmcroft of Hamilton Place	Chattanooga	TN	87	4,248		87	4,248	20	1998	2006	35 years
Elmcroft of Kingsport	Kingsport	TN	22	7,815		22	7,815	37	2000	2006	35 years
Elmcroft of Hendersonville	Hendersonville	TN	174	2,586		174	2,586	12	1999	2006	35 years
Elmcroft of West Knoxville	Knoxville	TN	439	10,697		439	10,697	51	2000	2006	35 years
Elmcroft of Lebanon	Lebanon	TN	180	7,086		180	7,086	34	2000	2006	35 years
Outlook Pointe at Chesterfield	Richmond	VA	829	6,534		829	6,534	31	1999	2006	35 years
Outlook Pointe at Martinsburg	Martinsburg	WV	248	8,320		248	8,320	40	1999	2006	35 years

TOTAL FOR NON-BROOKDALE SENIORS HOUSING FACILITIES			96,862	844,953	674	97,516	844,973	28,646
TOTAL FOR SENIORS HOUSING FACILITIES			226,662	2,102,404	(226)	227,316	2,101,524	126,157

VENTAS, INC.

SCHEDULE III

REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2006

(Dollars in Thousands)

	Location		Initial Cost to Company		Cost Capitalized Subsequent to Acquisition	Gross Amount Carried at Close of Period		Accumulated Depreciation	Date of Construction	Date Acquired	Life on Which Depreciation in Income Statement is Computed
Facility Name	City	State	Land	Buildings and Improve- ments		Land	Buildings and Improve- ments
KINDRED SKILLED NURSING FACILITIES
Rehabilitation & Healthcare Center of Huntsville	Huntsville	AL	534	4,216		534	4,216	2,636	1968	1991	25 years
Rehabilitation & Healthcare Center of Birmingham	Birmingham	AL	—	1,921		—	1,921	1,593	1971	1992	20 years
Rehabilitation & Healthcare Center of Mobile	Mobile	AL	5	2,981		5	2,981	1,551	1967	1992	29 years
Valley Healthcare & Rehabilitation Center	Tucson	AZ	383	1,954		383	1,954	1,107	1964	1993	28 years
Sonoran Rehabilitation & Care Center	Phoenix	AZ	781	2,755		781	2,755	1,429	1962	1992	29 years
Desert Life Rehabilitation & Care Center	Tucson	AZ	611	5,117		611	5,117	3,345	1979	1982	37 years
Villa Campana Health Center	Tucson	AZ	533	2,201		533	2,201	955	1983	1993	35 years
Kachina Point Health Care & Rehabilitation	Sedona	AZ	364	4,179		364	4,179	2,302	1983	1984	45 years
Nob Hill Healthcare Center	San Francisco	CA	1,902	7,531		1,902	7,531	3,868	1967	1993	28 years
Canyonwood Nursing & Rehabilitation Center	Redding	CA	401	3,784		401	3,784	1,512	1989	1989	45 years
Californian Care Center	Bakersfield	CA	1,439	5,609		1,439	5,609	2,156	1988	1992	40 years
Magnolia Gardens Care Center	Burlingame	CA	1,832	3,186		1,832	3,186	1,626	1955	1993	28.5 years
Lawton Healthcare Center	San Francisco	CA	943	514		943	514	360	1962	1996	20 years
Valley Gardens Healthcare & Rehabilitation	Stockton	CA	516	3,405		516	3,405	1,468	1988	1988	29 years
Alta Vista Healthcare Center	Riverside	CA	376	1,669		376	1,669	952	1966	1992	29 years
Maywood Acres Healthcare Center	Oxnard	CA	465	2,363		465	2,363	1,238	1964	1993	29 years
La Veta Healthcare Center	Orange	CA	47	1,459		47	1,459	778	1964	1992	28 years
Bay View Nursing & Rehabilitation Center	Alameda	CA	1,462	5,981		1,462	5,981	3,102	1967	1993	45 years
Village Square Nursing & Rehabilitation Center	San Marcos	CA	766	3,507		766	3,507	1,165	1989	1993	42 years
Cherry Hills Health Care Center	Englewood	CO	241	2,180		241	2,180	1,204	1960	1995	30 years
Aurora Care Center	Aurora	CO	197	2,328		197	2,328	1,156	1962	1995	30 years
Castle Garden Care Center	Northglenn	CO	501	8,294		501	8,294	3,973	1971	1993	29 years
Brighton Care Center	Brighton	CO	282	3,377		282	3,377	1,688	1969	1992	30 years
Andrew House Healthcare	New Britain	CT	247	1,963		247	1,963	943	1967	1992	29 years
Camelot Nursing & Rehabilitation Center	New London	CT	202	2,363		202	2,363	1,163	1969	1994	28 years
Windsor Rehabilitation & Healthcare Center	Windsor	CT	368	2,520		368	2,520	1,374	1965	1994	30 years
Nutmeg Pavilion Healthcare	New London	CT	401	2,777		401	2,777	1,535	1968	1992	29 years
Parkway Pavilion Healthcare	Enfield	CT	337	3,607		337	3,607	1,965	1968	1994	28 years
Courtland Gardens Health Center, Inc.	Stamford	CT	1,126	9,399		1,126	9,399	2,470	1956	1990	45 years
Savannah Rehabilitation & Nursing Center	Savannah	GA	213	2,772		213	2,772	1,397	1968	1993	28.5 years

VENTAS, INC.

SCHEDULE III

REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2006

(Dollars in Thousands)

	Location		Initial Cost to Company		Cost Capitalized Subsequent to Acquisition	Gross Amount Carried at Close of Period		Accumulated Depreciation	Date of Construction	Date Acquired	Life on Which Depreciation in Income Statement is Computed
Facility Name	City	State	Land	Buildings and Improve- ments		Land	Buildings and Improve- ments
Specialty Care of Marietta	Marietta	GA	241	2,782		241	2,782	1,507	1968	1993	28.5 years
Savannah Specialty Care Center	Savannah	GA	157	2,219		157	2,219	1,303	1972	1991	26 years
Lafayette Nursing & Rehabilitation Center	Fayetteville	GA	598	6,623		598	6,623	3,463	1989	1995	20 years
Tucker Nursing Center	Tucker	GA	512	8,153		512	8,153	2,078	1972	1997	45 years
Hillcrest Rehabilitation Care Center	Boise	ID	256	3,593		256	3,593	1,001	1977	1998	45 years
Cascade Care Center	Caldwell	ID	312	2,050		312	2,050	640	1974	1998	45 years
Emmett Rehabilitation and Healthcare	Emmett	ID	185	1,670		185	1,670	1,441	1960	1984	28 years
Lewiston Rehabilitation and Care Center	Lewiston	ID	133	3,982		133	3,982	2,321	1964	1984	29 years
Nampa Care Center	Nampa	ID	252	2,810		252	2,810	2,431	1950	1983	25 years
Weiser Rehabilitation and Care Center	Weiser	ID	157	1,760		157	1,760	1,679	1963	1983	25 years
Moscow Care Center	Moscow	ID	261	2,571		261	2,571	1,687	1955	1990	25 years
Mountain Valley Care and Rehabilitation	Kellogg	ID	68	1,281		68	1,281	1,150	1971	1984	25 years
Rolling Hills Health Care Center	New Albany	IN	81	1,894		81	1,894	1,036	1984	1993	25 years
Royal Oaks Healthcare & Rehabilitation Center	Terre Haute	IN	418	5,779		418	5,779	1,573	1995	1995	45 years
Southwood Health & Rehabilitation Center	Terre Haute	IN	90	2,868		90	2,868	1,517	1988	1993	25 years
Kindred Corydon	Corydon	IN	125	6,068		125	6,068	1,183	N/A	1998	45 years
Valley View Health Care Center	Elkhart	IN	87	2,665		87	2,665	1,440	1985	1993	25 years
Wildwood Healthcare Center	Indianapolis	IN	134	4,983		134	4,983	2,622	1988	1993	25 years
Meadowvale Health & Rehabilitation Center	Bluffton	IN	7	787		7	787	356	1962	1995	22 years
Columbia Healthcare Facility	Evansville	IN	416	6,317		416	6,317	2,677	1983	1993	35 years
Bremen Health Care Center	Bremen	IN	109	3,354		109	3,354	1,424	1982	1996	45 years
Windsor Estates Health & Rehabilitation Center	Kokomo	IN	256	6,625		256	6,625	2,642	1962	1995	35 years
Muncie Health Care & Rehabilitation	Muncie	IN	108	4,202		108	4,202	2,147	1980	1993	25 years
Parkwood Health Care Center	Lebanon	IN	121	4,512		121	4,512	2,337	1977	1993	25 years
Wedgewood Healthcare Center	Clarksville	IN	119	5,115		119	5,115	2,003	1985	1995	35 years
Westview Nursing & Rehabilitation Center	Bedford	IN	255	4,207		255	4,207	2,041	1970	1993	29 years
Columbus Health & Rehabilitation Center	Columbus	IN	345	6,817		345	6,817	4,170	1966	1991	25 years
Rosewood Health Care Center	Bowling Green	KY	248	5,371		248	5,371	2,921	1970	1990	30 years
Oakview Nursing & Rehabilitation Center	Calvert City	KY	124	2,882		124	2,882	1,565	1967	1990	30 years
Cedars of Lebanon Nursing Center	Lebanon	KY	40	1,253		40	1,253	679	1930	1990	30 years
Winchester Centre for Health & Rehabilitation	Winchester	KY	137	6,120		137	6,120	3,293	1967	1990	30 years

VENTAS, INC.

SCHEDULE III

REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2006

(Dollars in Thousands)

	Location		Initial Cost to Company		Cost Capitalized Subsequent to Acquisition	Gross Amount Carried at Close of Period		Accumulated Depreciation	Date of Construction	Date Acquired	Life on Which Depreciation in Income Statement is Computed
Facility Name	City	State	Land	Buildings and Improve- ments		Land	Buildings and Improve- ments
Riverside Manor Health Care	Calhoun	KY	103	2,119		103	2,119	1,165	1963	1990	30 years
Maple Manor Healthcare Center	Greenville	KY	59	3,187		59	3,187	1,746	1968	1990	30 years
Danville Centre for Health & Rehabilitation	Danville	KY	322	3,538		322	3,538	1,599	1962	1995	30 years
Northfield Centre for Health & Rehabilitation	Louisville	KY	285	1,555		285	1,555	948	1969	1985	30 years
Hillcrest Health Care Center	Owensboro	KY	544	2,619		544	2,619	2,530	1963	1982	22 years
Woodland Terrace Health Care Facility	Elizabethtown	KY	216	1,795		216	1,795	1,760	1969	1982	26 years
Harrodsburg Health Care Center	Harrodsburg	KY	137	1,830		137	1,830	1,213	1974	1985	35 years
Laurel Ridge Rehabilitation & Nursing Center	Jamaica Plain	MA	194	1,617		194	1,617	985	1968	1989	30 years
Blue Hills Alzheimer’s Care Center	Stoughton	MA	511	1,026		511	1,026	1,129	1965	1982	28 years
Brigham Manor Nursing & Rehabilitation Center	Newburyport	MA	126	1,708		126	1,708	1,217	1806	1982	27 years
Presentation Nursing & Rehabilitation Center	Brighton	MA	184	1,220		184	1,220	1,095	1968	1982	28 years
Country Manor Rehabilitation & Nursing Center	Newburyport	MA	199	3,004		199	3,004	2,097	1968	1982	27 years
Crawford Skilled Nursing & Rehabilitation Center	Fall River	MA	127	1,109		127	1,109	929	1968	1982	29 years
Hallmark Nursing & Rehabilitation Center	New Bedford	MA	202	2,694		202	2,694	1,953	1968	1982	26 years
Sachem Nursing & Rehabilitation Center	East Bridgewater	MA	529	1,238		529	1,238	1,295	1968	1982	27 years
Hammersmith House Nursing Care Center	Saugus	MA	112	1,919		112	1,919	1,294	1965	1982	28 years
Oakwood Rehabilitation & Nursing Center	Webster	MA	102	1,154		102	1,154	956	1967	1982	31 years
Timberlyn Heights Nursing & Alzheimer Center	Great Barrington	MA	120	1,305		120	1,305	1,057	1968	1982	29 years
Brittany Healthcare Center	Natick	MA	249	1,328		249	1,328	1,052	1996	1982	31 years
Bolton Manor Nursing Home	Marlborough	MA	222	2,431		222	2,431	1,668	1973	1984	34.5 years
Hillcrest Nursing Home	Fitchburg	MA	175	1,461		175	1,461	1,344	1957	1984	25 years
Country Gardens Skilled Nursing & Rehabilitation	Swansea	MA	415	2,675		415	2,675	1,860	1969	1984	27 years
Quincy Rehabilitation & Nursing Center	Quincy	MA	216	2,911		216	2,911	2,372	1965	1984	24 years
Newton and Wellesley Alzheimer Center	Wellesley	MA	297	3,250		297	3,250	2,081	1971	1984	30 years
Den-Mar Rehabilitation & Nursing Center	Rockport	MA	23	1,560		23	1,560	1,142	1963	1985	30 years
Eagle Pond Rehabilitation & Living Center	South Dennis	MA	296	6,896		296	6,896	2,840	1985	1987	50 years
Blueberry Hill Healthcare	Beverly	MA	129	4,290		129	4,290	2,633	1965	1968	40 years
Colony House Nursing & Rehabilitation Center	Abington	MA	132	999		132	999	955	1965	1969	40 years
Embassy House Skilled Nursing & Rehabilitation	Brockton	MA	166	1,004		166	1,004	882	1968	1969	40 years

VENTAS, INC.

SCHEDULE III

REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2006

(Dollars in Thousands)

	Location		Initial Cost to Company		Cost Capitalized Subsequent to Acquisition	Gross Amount Carried at Close of Period		Accumulated Depreciation	Date of Construction	Date Acquired	Life on Which Depreciation in Income Statement is Computed
Facility Name	City	State	Land	Buildings and Improve- ments		Land	Buildings and Improve- ments
Franklin Skilled Nursing & Rehabilitation Center	Franklin	MA	156	757		156	757	722	1967	1969	40 years
Great Barrington Rehabilitation & Nursing Center	Great Barrington	MA	60	1,142		60	1,142	1,031	1967	1969	40 years
River Terrace	Lancaster	MA	268	957		268	957	975	1969	1969	40 years
Walden Rehabilitation & Nursing Center	Concord	MA	181	1,347		181	1,347	1,259	1969	1968	40 years
Harrington House Nursing & Rehabilitation Center	Walpole	MA	4	4,444		4	4,444	1,582	1991	1991	45 years
Augusta Rehabilitation Center	Augusta	ME	152	1,074		152	1,074	788	1968	1985	30 years
Eastside Rehabilitation and Living Center	Bangor	ME	316	1,349		316	1,349	899	1967	1985	30 years
Winship Green Nursing Center	Bath	ME	110	1,455		110	1,455	926	1974	1985	35 years
Brewer Rehabilitation & Living Center	Brewer	ME	228	2,737		228	2,737	1,607	1974	1985	33 years
Kennebunk Nursing Center	Kennebunk	ME	99	1,898		99	1,898	1,100	1977	1985	35 years
Norway Rehabilitation & Living Center	Norway	ME	133	1,658		133	1,658	978	1972	1985	39 years
Shore Village Rehabilitation & Nursing Center	Rockland	ME	100	1,051		100	1,051	757	1968	1985	30 years
Westgate Manor	Bangor	ME	287	2,718		287	2,718	1,743	1969	1985	31 years
Brentwood Rehabilitation & Nursing. Center	Yarmouth	ME	181	2,789		181	2,789	1,702	1945	1985	45 years
Fieldcrest Manor Nursing Home	Waldoboro	ME	101	1,020		101	1,020	758	1963	1985	32 years
Park Place Health Care Center	Great Falls	MT	600	6,311		600	6,311	3,182	1963	1993	28 years
Parkview Acres Care & Rehabilitation Center	Dillon	MT	207	2,578		207	2,578	1,308	1965	1993	29 years
Pettigrew Rehabilitation & Healthcare Center	Durham	NC	101	2,889		101	2,889	1,532	1969	1993	28 years
LaSalle Healthcare Center	Durham	NC	140	3,238		140	3,238	1,582	1969	1993	29 years
Sunnybrook & Healthcare Rehabilitation Spec	Raleigh	NC	187	3,409		187	3,409	2,096	1971	1991	25 years
Blue Ridge Rehabilitation & Healthcare Center	Asheville	NC	250	3,819		250	3,819	1,822	1977	1991	32 years
Raleigh Rehabilitation & Healthcare Center	Raleigh	NC	316	5,470		316	5,470	3,347	1969	1991	25 years
Rose Manor Health Care Center	Durham	NC	201	3,527		201	3,527	2,076	1972	1991	26 years
Cypress Pointe Rehabilitation & Healthcare Center	Wilmington	NC	233	3,710		233	3,710	2,022	1966	1993	28.5 years
Winston-Salem Rehabilitation & Healthcare Center	Winston-Salem	NC	305	5,142		305	5,142	3,127	1968	1991	25 years
Silas Creek Manor	Winston-Salem	NC	211	1,893		211	1,893	970	1966	1993	28.5 years
Lincoln Nursing Center	Lincoln	NC	39	3,309		39	3,309	1,962	1976	1986	35 years
Guardian Care of Roanoke Rapids	Roanoke Rapids	NC	339	4,132		339	4,132	2,470	1967	1991	25 years
Guardian Care of Henderson	Henderson	NC	206	1,997		206	1,997	1,015	1957	1993	29 years
Rehabilitation & Nursing Center of Monroe	Monroe	NC	185	2,654		185	2,654	1,481	1963	1993	28 years
Guardian Care of Kinston	Kinston	NC	186	3,038		186	3,038	1,498	1961	1993	29 years

VENTAS, INC.

SCHEDULE III

REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2006

(Dollars in Thousands)

	Location		Initial Cost to Company		Cost Capitalized Subsequent to Acquisition	Gross Amount Carried at Close of Period		Accumulated Depreciation	Date of Construction	Date Acquired	Life on Which Depreciation in Income Statement is Computed
Facility Name	City	State	Land	Buildings and Improve- ments		Land	Buildings and Improve- ments
Guardian Care of Zebulon	Zebulon	NC	179	1,933		179	1,933	983	1973	1993	29 years
Guardian Care of Rocky Mount	Rocky Mount	NC	240	1,733		240	1,733	1,155	1975	1997	25 years
Rehabilitation & Health Center of Gastonia	Gastonia	NC	158	2,359		158	2,359	1,271	1968	1992	29 years
Guardian Care of Elizabeth City	Elizabeth City	NC	71	561		71	561	630	1977	1982	20 years
Chapel Hill Rehabilitation & Healthcare Center	Chapel Hill	NC	347	3,029		347	3,029	1,626	1984	1993	28 years
Homestead Health Care & Rehabilitation Center	Lincoln	NE	277	1,528	1,178	277	2,706	1,979	1961	1994	45 years
Dover Rehabilitation & Living Center	Dover	NH	355	3,797		355	3,797	2,552	1969	1990	25 years
Greenbriar Terrace Healthcare	Nashua	NH	776	6,011		776	6,011	3,710	1963	1990	25 years
Hanover Terrace Healthcare	Hanover	NH	326	1,825		326	1,825	913	1969	1993	29 years
Las Vegas Healthcare & Rehabilitation Center	Las Vegas	NV	454	1,018		454	1,018	414	1940	1992	30 years
Torrey Pines Care Center	Las Vegas	NV	256	1,324		256	1,324	719	1971	1992	29 years
Franklin Woods Health Care Center	Columbus	OH	190	4,712		190	4,712	1,883	1986	1992	38 years
Chillicothe Nursing & Rehabilitation Center	Chillecothe	OH	128	3,481		128	3,481	2,160	1976	1985	34 years
Pickerington Nursing & Rehabilitation Center	Pickerington	OH	312	4,382		312	4,382	1,754	1984	1992	37 years
Logan Health Care Center	Logan	OH	169	3,750		169	3,750	1,926	1979	1991	30 years
Winchester Place Nursing & Rehabilitation Center	Canal Winchester	OH	454	7,149		454	7,149	4,310	1974	1993	28 years
Minerva Park Nursing & Rehabilitation Center	Columbus	OH	210	3,684		210	3,684	1,032	1973	1997	45 years
West Lafayette Rehabilitation & Nursing Center	West Lafayette	OH	185	3,278		185	3,278	1,232	1972	1996	45 years
Cambridge Health & Rehabilitation Center	Cambridge	OH	108	2,642		108	2,642	1,442	1975	1993	25 years
Coshocton Health & Rehabilitation Center	Coshocton	OH	203	1,979		203	1,979	1,074	1974	1993	25 years
Bridgepark Center for Rehabilitation & Nursing Service	Akron	OH	341	5,491		341	5,491	2,874	1970	1993	28 years
Lebanon Country Manor	Lebanon	OH	105	3,617		105	3,617	1,781	1984	1986	43 years
Sunnyside Care Center	Salem	OR	1,519	2,688		1,519	2,688	1,292	1981	1991	30 years
Medford Rehabilitation & Healthcare Center	Medford	OR	362	4,610		362	4,610	2,356	N/A	1991	34 years
Wyomissing Nursing & Rehabilitation Center	Reading	PA	61	5,095		61	5,095	1,324	1966	1993	45 years
Health Havens Nursing & Rehabilitation Center	E. Providence	RI	174	2,643		174	2,643	707	1962	1990	45 years
Oak Hill Nursing & Rehabilitation Center	Pawtucket	RI	91	6,724		91	6,724	1,769	1966	1990	45 years
Madison Healthcare & Rehabilitation Center	Madison	TN	168	1,445		168	1,445	772	1968	1992	29 years
Cordova Rehabilitation & Nursing Center	Cordova	TN	322	8,830		322	8,830	4,741	1979	1986	39 years

VENTAS, INC.

SCHEDULE III

REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2006

(Dollars in Thousands)

	Location		Initial Cost to Company		Cost Capitalized Subsequent to Acquisition	Gross Amount Carried at Close of Period		Accumulated Depreciation	Date of Construction	Date Acquired	Life on Which Depreciation in Income Statement is Computed
Facility Name	City	State	Land	Buildings and Improve- ments		Land	Buildings and Improve- ments
Primacy Healthcare & Rehabilitation Center	Memphis	TN	1,222	8,344		1,222	8,344	3,713	1980	1990	37 years
Masters Health Care Center	Algood	TN	524	4,370		524	4,370	2,336	1981	1987	38 years
Wasatch Care Center	Ogden	UT	374	596		374	596	522	1964	1990	25 years
Crosslands Rehabilitation & Health Care Center	Sandy	UT	334	4,300		334	4,300	1,622	1987	1992	40 years
St. George Care and Rehabilitation Center	St. George	UT	420	4,465		420	4,465	2,182	1976	1993	29 years
Federal Heights Rehabilitation & Nursing Center	Salt Lake City	UT	201	2,322		201	2,322	1,214	1962	1992	29 years
Wasatch Valley Rehabilitation	Salt Lake City	UT	389	3,545		389	3,545	1,774	1962	1995	29 years
Nansemond Pointe Rehabilitation & Healthcare Center	Suffolk	VA	534	6,990		534	6,990	3,364	1963	1991	32 years
Harbour Pointe Med. & Rehabilitation Center	Norfolk	VA	427	4,441		427	4,441	2,292	1969	1993	28 years
River Pointe Rehabilitation & Healthcare Center	Virginia Beach	VA	770	4,440		770	4,440	2,816	1953	1991	25 years
Bay Pointe Medical & Rehabilitation Centre	Virginia Beach	VA	805	2,886		425	2,886	1,424	1971	1993	29 years
Birchwood Terrace Healthcare	Burlington	VT	15	4,656		15	4,656	2,975	1965	1990	27 years
Arden Rehabilitation & Healthcare Center	Seattle	WA	1,111	4,013		1,111	4,013	2,023	1950	1993	28.5 years
Northwest Continuum Care Center	Longview	WA	145	2,563		145	2,563	1,334	1955	1992	29 years
Bellingham Health Care & Rehabilitation Service	Bellingham	WA	442	3,823		442	3,823	1,940	1972	1993	28.5 years
Rainier Vista Care Center	Puyallup	WA	520	4,780		520	4,780	1,836	1986	1991	40 years
Lakewood Healthcare Center	Lakewood	WA	504	3,511		504	3,511	1,439	1989	1989	45 years
Vancouver Healthcare & Rehabilitation Center	Vancouver	WA	449	2,964		449	2,964	1,576	1970	1993	28 years
Heritage Health & Rehabilitation Center	Vancouver	WA	76	835		76	835	406	1955	1992	29 years
Edmonds Rehabilitation & Healthcare Center	Edmonds	WA	355	3,032		355	3,032	1,846	1961	1991	25 years
Queen Anne Healthcare	Seattle	WA	570	2,750		570	2,750	1,463	1970	1993	29 years
San Luis Medical & Rehabilitation Center	Greenbay	WI	259	5,299		259	5,299	2,942	N/A	1996	25 years
Eastview Medical & Rehabilitation Center	Antigo	WI	200	4,047		200	4,047	2,418	1962	1991	28 years
Colonial Manor Medical & Rehabilitation Center	Wausau	WI	169	3,370		169	3,370	1,657	1964	1995	30 years
Colony Oaks Care Center	Appleton	WI	353	3,571		353	3,571	1,979	1967	1993	29 years
North Ridge Medical & Rehabilitation Center	Manitowoc	WI	206	3,785		206	3,785	1,988	1964	1992	29 years
Vallhaven Care Center	Neenah	WI	337	5,125		337	5,125	2,729	1966	1993	28 years

VENTAS, INC.

SCHEDULE III

REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2006

(Dollars in Thousands)

	Location		Initial Cost to Company		Cost Capitalized Subsequent to Acquisition	Gross Amount Carried at Close of Period		Accumulated Depreciation	Date of Construction	Date Acquired	Life on Which Depreciation in Income Statement is Computed
Facility Name	City	State	Land	Buildings and Improve- ments		Land	Buildings and Improve- ments
Kennedy Park Medical & Rehabilitation Center	Schofield	WI	301	3,596		301	3,596	3,061	1966	1982	29 years
Mt. Carmel Medical & Rehabilitation Center	Burlington	WI	274	7,205		274	7,205	3,333	1971	1991	30 years
Mt. Carmel Medical & Rehabilitation Center	Milwaukee	WI	2,678	25,867		2,678	25,867	14,554	1958	1991	30 years
Sheridan Medical Complex	Kenosha	WI	282	4,910		282	4,910	2,978	1964	1991	25 years
Woodstock Health & Rehabilitation Center	Kenosha	WI	562	7,424		562	7,424	4,677	1970	1991	25 years
Mountain Towers Healthcare & Rehabilitation	Cheyenne	WY	342	3,814		342	3,814	1,843	1964	1992	29 years
South Central Wyoming Healthcare & Rehabilitation	Rawlins	WY	151	1,738		151	1,738	872	1955	1993	29 years
Wind River Healthcare & Rehabilitation Center	Riverton	WY	179	1,559		179	1,559	775	1967	1992	29 years
Sage View Care Center	Rock Springs	WY	287	2,392		287	2,392	1,218	1964	1993	30 years

TOTAL KINDRED SKILLED NURSING FACILITIES			61,609	638,825	1,178	61,229	640,003	339,954
NON-KINDRED SKILLED NURSING FACILITIES
McCreary Health & Rehabilitation Center	Pine Knot	KY	73	2,443		73	2,443	12	1990	2006	35 years
New Colonial Health & Rehabilitation Center	Bardstown	KY	38	2,829		38	2,829	13	1968	2006	35 years
New Glasgow Health & Rehabilitation Center	Glasgow	KY	21	2,997		21	2,997	14	1968	2006	35 years
New Green Valley Health & Rehabilitation Center	Carrollton	KY	29	2,325		29	2,325	11	1978	2006	35 years
New Hart County Health Center	Horse Cave	KY	68	6,059		68	6,059	29	1993	2006	35 years
New Heritage Hall Health & Rehabilitation Center	Lawrenceburg	KY	38	3,920		38	3,920	19	1973	2006	35 years
New Jackson Manor	Annville	KY	131	4,442		131	4,442	21	1989	2006	35 years
New Jefferson Manor	Louisville	KY	2,169	4,075		2,169	4,075	19	1982	2006	35 years
New Jefferson Place	Louisville	KY	1,307	9,175		1,307	9,175	44	1991	2006	35 years
New Meadowview Health and Rehabilitation Center	Louisville	KY	317	4,666		317	4,666	22	1973	2006	35 years
New Monroe Health and Rehabilitation Center	Tompkinsville	KY	32	8,756		32	8,756	42	1969	2006	35 years
New North Hardin Health and Rehabilitation Center	Radcliff	KY	218	11,944		218	11,944	57	1986	2006	35 years
New Professional Care Health and Rehabilitation Center	Hartford	KY	22	7,905		22	7,905	38	1967	2006	35 years
New Rockford Manor Health and Rehabilitation Center	Louisville	KY	364	9,568		364	9,568	46	1975	2006	35 years
New Summerfield Health and Rehabilitation Center	Louisville	KY	1,089	10,756		1,089	10,756	51	1979	2006	35 years
New Tanbark Health and Rehabilitation Center	Lexington	KY	868	6,061		868	6,061	29	1989	2006	35 years

VENTAS, INC.

SCHEDULE III

REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2006

(Dollars in Thousands)

	Location		Initial Cost to Company		Cost Capitalized Subsequent to Acquisition	Gross Amount Carried at Close of Period		Accumulated Depreciation	Date of Construction	Date Acquired	Life on Which Depreciation in Income Statement is Computed
Facility Name	City	State	Land	Buildings and Improve- ments		Land	Buildings and Improve- ments
Summit Manor Health and Rehabilitation Center	Columbia	KY	38	12,510		38	12,510	60	1965	2006	35 years
Millenium Health & Rehabilitation Center at South River	Edgewater	MD	580	7,120		580	7,120	1,187	1980	2002	25 years
Regency Nursing and Rehabilitation	Forestville	MD	640	10,560		640	10,560	2,200	1966	2002	25 years
St. Agnes Nursing and Rehabilitation	Ellicott City	MD	830	11,370		830	11,370	1,895	1985	2002	25 years
Woodside Convalescent Center	Rochester	MN	639	3,440	56	639	3,496	3,085	N/A	1982	28 years
Lopatcong Center	Phillipsburg	NJ	1,490	12,336		1,490	12,336	1,423	1982	2004	30 years
Chardon Quality Care Center	Chardon	OH	210	6,614		210	6,614	1,102	1987	2002	25 years
Greenbriar Quality Care	Boardman	OH	380	8,958		380	8,958	1,493	1991	2002	25 years
Regency Manor	Columbus	OH	607	16,424		607	16,424	1,600	1883	2004	35 years
Burlington House	Cincinnati	OH	918	5,087		918	5,087	485	1989	2004	35 years
Marietta Convalescent Center	Marietta	OH	158	3,266	75	158	3,341	1,780	N/A	1993	25 years
Wayne Center	Wayne	PA	662	6,872		662	6,872	767	1875	2004	30 years
Belvedere Nursing & Rehabilitation	Chester	PA	822	7,202		822	7,202	824	1899	2004	30 years
Chapel Manor	Philadelphia	PA	1,596	13,982		1,596	13,982	1,599	1948	2004	30 years
Pennsburg Manor	Pennsburg	PA	1,091	7,871		1,091	7,871	937	1982	2004	30 years
Balanced Care at Bloomsburg	Bloomsburg	PA	621	1,371		621	1,371	7	1997	2006	35 years

TOTAL NON-KINDRED SKILLED NURSING FACILITIES			18,066	232,904	131	18,066	233,035	20,911
TOTAL FOR SKILLED NURSING FACILITIES			79,675	871,729	1,309	79,295	873,038	360,865
KINDRED HOSPITALS
Kindred Hospital—Phoenix	Phoenix	AZ	226	3,359		226	3,359	1,819	N/A	1992	30 years
Kindred Hospital—Tucson	Tuscon	AZ	130	3,091		130	3,091	2,062	N/A	1994	25 years
Kindred Hospital—Ontario	Ontario	CA	523	2,988		523	2,988	1,847	N/A	1994	25 years
Kindred Hospital—San Leandro	San Leandro	CA	2,735	5,870		2,735	5,870	5,094	N/A	1993	25 years
Kindred Hospital—Orange County	Westminster	CA	728	7,384		728	7,384	5,219	N/A	1993	20 years
THC—Orange County	Orange County	CA	3,144	2,611		3,144	2,611	699	1990	1995	40 years
Kindred Hospital—San Diego	San Diego	CA	670	11,764		670	11,764	7,111	N/A	1994	25 years

VENTAS, INC.

SCHEDULE III

REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2006

(Dollars in Thousands)

	Location		Initial Cost to Company		Cost Capitalized Subsequent to Acquisition	Gross Amount Carried at Close of Period		Accumulated Depreciation	Date of Construction	Date Acquired	Life on Which Depreciation in Income Statement is Computed
Facility Name	City	State	Land	Buildings and Improve- ments		Land	Buildings and Improve- ments
Kindred Hospital—Denver	Denver	CO	896	6,367		896	6,367	4,551	N/A	1994	20 years
Kindred Hospital—Coral Gables	Coral Gables	FL	1,071	5,348		1,071	5,348	3,498	N/A	1992	30 years
Kindred Hospital—St. Petersburg	St. Petersburg	FL	1,418	17,525	7	1,418	17,532	9,198	1968	1997	40 years
Kindred Hospital—Ft. Lauderdale	Ft. Lauderdale	FL	1,758	14,080		1,758	14,080	9,088	N/A	1989	30 years
Kindred Hospital—North Florida	Green Cove Spr.	FL	145	4,613		145	4,613	2,722	N/A	1994	20 years
Kindred Hospital—Central Tampa	Tampa	FL	2,732	7,676		2,732	7,676	2,819	1970	1993	40 years
Kindred Hospital—Hollywood	Hollywood	FL	605	5,229		605	5,229	3,028	1937	1995	20 years
Kindred Hospital—Sycamore	Sycamore	IL	77	8,549		77	8,549	4,747	N/A	1993	20 years
Kindred Hospital—Chicago North	Chicago	IL	1,583	19,980		1,583	19,980	11,909	N/A	1995	25 years
Kindred Hospital—Lake Shore	Chicago	IL	1,513	9,525		1,513	9,525	8,703	1995	1976	20 years
Kindred Hospital—Northlake	Northlake	IL	850	6,498		850	6,498	3,878	N/A	1991	30 years
Kindred Hospital—Indianapolis	Indianapolis	IN	985	3,801		985	3,801	2,317	N/A	1993	30 years
Kindred Hospital—Louisville	Louisville	KY	3,041	12,330		3,041	12,279	7,907	N/A	1995	20 years
Kindred Hospital—New Orleans	New Orleans	LA	648	4,971		648	4,971	3,153	1968	1978	20 years
Kindred Hospital—Boston Northshore	Peabody	MA	543	7,568		543	7,568	3,025	1974	1993	40 years
Kindred Hospital—Boston	Boston	MA	1,551	9,796		1,551	9,796	6,845	N/A	1994	25 years
Kindred Hospital—Detroit	Detroit	MI	355	3,544		355	3,544	2,593	N/A	1991	20 years
Kindred Hospital—Kansas City	Kansas City	MO	277	2,914		277	2,914	1,877	N/A	1992	30 years
Kindred Hospital—St. Louis	St. Louis	MO	1,126	2,087		1,126	2,087	1,388	N/A	1991	40 years
Kindred Hospital—Greensboro	Greensboro	NC	1,010	7,586		1,010	7,586	4,945	N/A	1994	20 years
Kindred Hospital—Albuquerque	Albuquerque	NM	11	4,253		11	4,253	1,491	1985	1993	40 years
THC—Las Vegas Hospital	Las Vegas	NV	1,110	2,177		1,110	2,177	730	1980	1994	40 years
Kindred Hospital—Oklahoma City	Oklahoma City	OK	293	5,607		293	5,607	2,882	N/A	1993	30 years
Kindred Hospital—Philadelphia	Philadelphia	PA	135	5,223		135	5,223	1,872	N/A	1995	35 years
Kindred Hospital—Pittsburgh	Oakdale	PA	662	12,854		662	12,854	5,558	N/A	1996	40 years
Kindred Hospital—Chattanooga	Chattanooga	TN	757	4,415		757	4,415	2,804	N/A	1993	22 years
Kindred Hospital—San Antonio	San Antonio	TX	249	11,413		249	11,413	5,455	N/A	1993	30 years
Kindred Hospital—Ft. Worth Southwest	Ft. Worth	TX	2,342	7,458		2,342	7,458	6,144	1987	1986	20 years
Kindred Hospital—Houston Northwest	Houston	TX	1,699	6,788		1,699	6,788	2,953	1986	1985	40 years
Kindred Hospital—Mansfield	Mansfield	TX	267	2,462		267	2,462	1,323	N/A	1990	40 years
Kindred Hospital—Ft. Worth West	Ft. Worth	TX	648	10,608		648	10,608	5,731	N/A	1994	34 years
Kindred Hospital—Houston	Houston	TX	33	7,062		33	7,062	4,224	N/A	1994	20 years

TOTAL FOR KINDRED HOSPITALS			38,546	277,374	7	38,546	277,330	163,209

VENTAS, INC.

SCHEDULE III

REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2006

(Dollars in Thousands)

	Location		Initial Cost to Company		Cost Capitalized Subsequent to Acquisition	Gross Amount Carried at Close of Period		Accumulated Depreciation	Date of Construction	Date Acquired	Life on Which Depreciation in Income Statement is Computed
Facility Name	City	State	Land	Buildings and Improve- ments		Land	Buildings and Improve- ments
NON-KINDRED HOSPITALS
Samaritan Hospital	Lexington	KY	2,263	17,154		2,263	17,154	2,513	1954	2005	35 years
Gateway Rehabilitation Hospital at Florence	Florence	KY	3,600	4,924		3,600	4,924	23	2001	2006	35 years
Greenbriar Hospital	Boardman	OH	90	3,332		90	3,332	555	1991	2002	25 years
Highlands Regional Rehabilitation Hospital	El Paso	TX	1,900	23,616		1,900	23,616	112	1999	2006	35 years

TOTAL FOR NON-KINDRED HOSPITALS			7,853	49,026	—	7,853	49,026	3,203
TOTAL FOR HOSPITALS			46,399	326,400	7	46,399	326,356	166,412
PERSONAL CARE FACILITIES
ResCare—Tangram —8 sites	San Marcos	TX	616	6,512	4	616	6,521	2,688	N/A	1998	20 years

TOTAL FOR PERSONAL CARE FACILITIES			616	6,512	4	616	6,521	2,688
MEDICAL OFFICE BUILDINGS
JFK Medical Plaza	Lake Worth	FL	453	1,711		453	1,711	118	1999	2004	35 years
Palms West Building 6	Loxahatchee	FL	964	2,679		964	2,679	185	2000	2004	35 years
Regency Medical Office Park Phase II	Melbourne	FL	769	3,810	18	769	3,828	245	1998	2004	35 years
Regency Medical Office Park Phase I	Melbourne	FL	590	3,156	14	590	3,170	203	1995	2004	35 years
Samaritan Medical Office Building	Lexington	KY	300	1,656		300	1,656	95	1998	2005	35 years
Lacey Branch Office Building	Forked River	NJ	63	621		63	621	70	1996	2004	30 years
Professional Office Building I	Upland	PA	—	6,243	114	—	6,357	699	1978	2004	30 years
DCMH Medical Office Building	Drexel Hill	PA	—	10,379	257	—	10,636	1,167	1984	2004	30 years
Abilene Medical Commons I	Abilene	TX	178	1,600	12	179	1,611	111	2000	2004	35 years
Bayshore Surgery Center	Pasadena	TX	761	9,079	123	765	9,198	507	2001	2005	35 years
Bayshore Rehabilitation Center	Pasadena	TX	94	1,122	6	95	1,127	62	1988	2005	35 years

TOTAL FOR MEDICAL OFFICE BUILDINGS			4,172	42,056	544	4,178	42,594	3,462
TOTAL FOR ALL PROPERTIES			$357,524	$3,349,101	$1,638	$357,804	$3,350,033	$659,584

VENTAS, INC.

SCHEDULE III

REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2006

(Dollars in Thousands)

	For the Years Ended December 31,
	2006	2005	2004
Reconciliation of real estate:
Carrying cost:
Balance at beginning of period	$3,027,896	$1,512,211	$1,090,181
Additions during period:
Acquisitions	679,941	1,521,123	427,332
Dispositions:
Sale of facilities	—	(5,438)	(5,302)

Balance at end of period	$3,707,837	$3,027,896	$1,512,211

Accumulated depreciation:
Balance at beginning of period	$541,346	$454,110	$408,891
Additions during period:
Depreciation expense	118,238	87,559	48,849
Dispositions:
Sale of facilities	—	(323)	(3,630)

Balance at end of period	$659,584	$541,346	$454,110